COMPLETE APPRAISAL OF
                                 REAL PROPERTY
                           -------------------------

                                Brookdale Center
                          N/E/C of Routes 100 and 152
                                Brooklyn Center
                           Hennepin County, Minnesota





                              IN A SUMMARY REPORT

                             As of January 1, 1996



                  Equitable Real Estate Shopping Centers L.P.
                      3 World Financial Center, 29th Floor
                           New York, New York  10013


                           Cushman & Wakefield, Inc.
                               Advisory Services
                         51 West 52nd Street, 9th Floor
                              New York, NY  10019





March 4, 1996



Equitable Real Estate Shopping Centers L.P.
3 World Financial Center, 29th Floor
New York, New York  10013

Re: Complete Appraisal of Real Property
    Brookdale Center
    N/E/C of Routes 100 and 152
    Brooklyn Center
    Hennepin County, Minnesota

Gentlemen:

In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the referenced real property.

As specified in the Letter of Engagement, the value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

This report was prepared for Equitable Real Estate Shopping Center L.P. ("Client") and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

The property was inspected by and the report was prepared by Brian J. Booth. Richard W. Latella, MAI has reviewed and approved the report.

This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2- 2)b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the
intended use stated below.   The appraiser is not responsible for unauthorized
use of this report. We  are  providing this report as an update to our last
analysis which  was  prepared as of January 1, 1995.   As  such,  we  have
primarily reported only changes to the property and its environs over the past year.

As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of January 1, 1996, was:


                   TWENTY FIVE MILLION DOLLARS
                           $25,000,000


This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.

Respectfully submitted,

Cushman & Wakefield, Inc.



Brian J. Booth
Retail Valuation Group


Richard W. Latella, MAI
Senior Director
Retail Valuation Group
Certified General Real Estate Appraiser License No. 20026517


BJB:RWL:emf
C&W File No. 96-9039




                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS
                    -------------------------------------------



Property Name:                     Brookdale Center

Location:                          N/E/C of Routes 100 and 152
                                   Brooklyn Center
                                   Hennepin County, Minnesota



Assessor's Parcel Numbers:         A   complete  listing  of  the
                                   various   parcel  numbers   is
                                   contained in the Real Property
                                   Taxes  and Assessments section
                                   of this report.

Interest Appraised:                Leased Fee Estate

Date of Value:                     January 1, 1996


Date of Inspection:                January 19, 1996

Ownership:                         Equitable Real Estate Shopping
                                   Center, L.P.

Land Area:
        Owned by Partnership:      58.02+/- Acres
        Owned by Anchors:          30.00+/- Acres
        Total:                     88.02+/- Acres

Zoning:                            C2, Commercial District

Highest and Best Use
        If Vacant:
                                   Retail use built to its maximum
                                   feasible FAR

        As Improved:
                                   Continued retail use as a
                                   super-regional shopping
                                   center.

Improvements
        Type:
                                   Single   story  super-regional
                                   mall with two-level department
                                   stores.

Year Built
Original Construction              1962
3rd Dept. Store (Dayton's)
and Mall Shop Expansion            1966
4th  Dept. Store (Carson Pirie
Scott)                             1967
Retenanting   &   Refurbishing     1970
Retenanting   &   Refurbishing     1983
Kohl's                             1988
Carson Throat Take Back            1994
Carson's to Mervyn's               1995


Type of Construction:              Steel frame   and  masonry  exterior
                                   facility.

GLA Summary *
        Owned GLA
        Mall Shops                      194,756 SF
        Kiosks                            5,166 SF
        Total Owned Mall GLA            199,922 SF

        Non-Owned Anchor Store Space
            Sears                       180,669 SF

            Dayton's                    195,368 SF

            Mervyn's                    140,336 SF

            JC Penney **                140,320 SF

            Kohl's **                   75,000 SF

            Anchor Owned TBA Stores     40,604 SF

            Midas Muffler ***           8,254 SF

        Total  Anchor  Area             780,551 SF


Total Occupancy Area                    980,473 SF

*       Primary space  only (excludes  secondary   storage space).
**      The land under the JC Penney and Kohl's is  owned by the
        partnership and leased to anchors.
***     Outparcel


Operating Data and Forecasts
        Current Vacant Space            46,154 square feet

        Current Occupancy Level         77% based on mall GLA; 93.7% overall.

        Forecasted Stabilized Occupancy
        (Mall Shops):                   94% (exclusive of downtime provisions)

        Forecasted Date of Stabilized
        Occupancy:                      January 1, 2000

        1996 Operating Expenses:
              (Budget):                 $5,656,300
              (Appraisers' Forecast):   $5,333,399

Value Indicators
        Cost Approach:                  N/A

        Sales Comparison Approach:      $24,800,000 - $28,800,000

        Income Approach
               Discounted Cash Flow:    $25,000,000

Investment Assumptions
        Rental Growth Rate:             1996-1998       Flat
                                        1999            +1.5%
                                        2000            +2.0%
                                        2001-2005       +2.5%
Expense Growth Rate (General):          1996-2005       +3.5%
Tax Growth Rate:                        1996-2005       +4.0%
Sales Growth Rate:                      1996            -2.0%
                                        1997            Flat
                                        1998            +1.0%
                                        1999            +2.0%
Other Income                            2000-2005       +2.5%
Tenant Improvement Allowance
        Raw Space:                      $40.00/SF
        Currently Vacant
            (Second Generation Space):  $15.00/SF
        Future Turnover Space:          $10.00/SF
        Renewing Tenants:               $ 1.00/SF
Vacancy between Tenants:                6 months
Renewal Probability:                    70%
Terminal Overall Rate:                  11.25%
Cost of Sale at Reversion:              2.0%
Discount Rate:                          13.50%

Value Conclusion:                       $25,000,000

Exposure Time Implicit in Value
Conclusion:                             Not more than 12 months

Resulting Indicators
        Going-In Overall Rate:          17.61%
        Price Per Square Foot of
        Owned GLA:                      $125.05


Special Assumptions
1.   Throughout  this  analysis  we have  relied  on  information provided by
     ownership and management which we assume  to  be accurate.   We  have been
     provided with summary  information only  for  new  leases in the form of a
     rent roll  or  lease abstracts.   We  have not been provided  with  actual
     lease documents.    Negotiations  are  currently   underway   with
     additional mall tenants that will enhance the mall's overall appeal and merchandising strategy. In addition, we are advised that a few
     existing tenants will be leaving the mall as   a   result   of   parent
     company   bankruptcies   and remerchandising  efforts.  All tenant
     specific  assumptions are identified within the body of this report.

2. Our cash flow analysis and valuation has recognized that all signed as well as any pending leases with a high probability of being consummated are implemented according to the terms presented to us by General Growth Management. Such leases are identified within the body of this report. Special Assumptions (cont'd.)

3.   Dayton   Hudson's  operating  covenant  expires   in   1996. Management
     has been negotiating with Dayton's to extend the agreement. We have made a financial contingency in our cash flow assumptions as compensation to Dayton's to induce them to extend the agreement. Should Dayton's vacate the mall, it would have a severe impact on the property.

4. During 1990, the Americans With Disabilities Act (ADA) was passed by Congress. This is Civil Rights legislation which, among other things,
     provides for equal  access  to  public placed   for  disabled  persons. It
     applied  to  existing structures  as  of January 1992 and new construction
     as  of January   1993.   Virtually  all  landlords  of   commercial
     facilities and tenants engaged in business that serve the public have compliance obligations under this law. While we are not experts in this field, our understanding of the law is that it is broad-based, and most existing commercial facilities are not in full compliance because
     they  were designed  and  built  prior to enactment  of  the  law.   We
     noticed no additional "readily achievable barrier removal" problems but we recommend a compliance study be performed by qualified personnel to
     determine  the  extent   of   non- compliance and cost to cure.

     We understand that, for an existing structure like the subject, compliance can be accomplished in stages as all or portions of the
     building are periodically renovated.   The maximum  required  cost
     associated with compliance-related changes is 20 percent of total renovation cost. A prudent owner would likely include compliance-related charges in periodic future common area and tenant
     area  retrofit.   We consider   this  in  our  future  projections   of
     capital expenditures and retrofit allowance costs to the landlord.

     At this time, most buyers do not appear to be reflecting future ADA compliance costs for existing structures in their overall rate or price
     per square foot decisions.   This  is recent legislation and many market
     participants are not yet fully aware of its consequences. We believe that over the next one to two years, it will become more of a value consideration. It is important to realize that ADA is a Civil Rights law, not a building code. Its intent is to allow disabled persons to participate fully in society and not intended to cause undue hardship for tenants or building owners.

5. We note that the asbestos has been identified in the property and ownership has initiated a program of removal as will be discussed in further detail herein.

6. The forecasts of income, expenses and absorption of vacant space are not predictions of the future. Rather, they are our best estimates of
     current market thinking  on  future income,  expenses  and  demand.   We
     make no warranty or representation that these forecasts will materialize.

7. Please refer to the complete list of assumptions and limiting conditions included at the end of this report. TABLE OF CONTENTS

                                                                     Page

PHOTOGRAPHS OF SUBJECT PROPERTY                                         1

INTRODUCTION                                                            4
  Identification of Property                                            4
  Property Ownership and Recent History                                 4
  Purpose and Function of the Appraisal                                 5
  Extent of the Appraisal Process                                       5
  Date of Value and Property Inspection                                 5
  Property Rights Appraised                                             5
  Definitions  of Value, Interest Appraised, and Other  Pertinent
  Terms                                                                 6
  Legal Description                                                     7

REGIONAL ANALYSIS                                                       8

NEIGHBORHOOD ANALYSIS                                                   15

RETAIL MARKET ANALYSIS                                                  16

THE SUBJECT PROPERTY                                                    28

REAL PROPERTY TAXES AND ASSESSMENTS                                     30

ZONING                                                                  31

HIGHEST AND BEST USE                                                    32

VALUATION PROCESS                                                       33

SALES COMPARISON APPROACH                                               34

INCOME APPROACH                                                         51

RECONCILIATION AND FINAL VALUE ESTIMATE                                 87

ASSUMPTIONS AND LIMITING CONDITIONS                                     89

CERTIFICATION OF APPRAISAL                                              91

ADDENDA                                                                 92



                  PHOTOGRAPH SHOWING VIEW OF CENTRAL MALL AREA

      PHOTOGRAPH LOOKING AT THE NEW SEARS ENTRANCE FACING THE CENTRAL MALL

              PHOTOGRAPH SHOWING VIEW OF THE ENTRANCE TO DAYTON'S

                 PHOTOGRAPH LOOKING AT THE MERVYN'S THROAT AREA

                     PHOTOGRAPH OF A TYPICAL IN-LINE TENANT



                                  INTRODUCTION
                                ---------------

Identification of Property

Brookdale  Center  is a single level super-regional  shopping mall  located  in
the northwest quadrant of the Minneapolis  MSA. It   contains  980,473  square
feet and is anchored by five department stores. Brookdale was originally constructed in 1962 and included Sears and JC Penney with Dayton's being
added  in 1966.   In  1967,  Donaldson's  (then  Carson  Pirie  Scott,  now
Mervyn's) was constructed as Brookdale became the nation's first enclosed four anchor mall. The fifth anchor was added as an outparcel in 1988. Main Street department stores (a division of Federated) built a 75,000 square
foot  free-standing  unit  on leased  land.   Later that year, Federated sold
its  Main  Street division to Kohl's who continues to operate the store today.

Brookdale   Center  is  located  immediately  east   of   the intersection  of
County Road 10 and Brooklyn Boulevard (Route 152), adjacent to State Highway 100 and approximately five miles northwest of the Minneapolis Central Business District. The area surrounding Brookdale is characterized by
intensive   retail development,  making  Brookdale  a  strong  retail  draw  in the northwest quadrant of the MSA.

Brookdale's  market  continues to experience  average  growth with the three
fastest growing suburbs in the Twin Cities in  its target  market   (Coon
Rapids, Maple Grove, and  Plymouth).   The center's  dated appearance has made
it increasingly difficult to compete with its three principle competitors, namely Ridgedale, Rosedale, and Northtown, all of which have undergone major renovations and/or expansions. Based on mall shop GLA, Brookdale Mall is currently about 77 percent occupied with continuing plans for remerchandising and remodeling efforts.

Property Ownership and Recent History

Fee title to the subject is held by Equitable Real Estate Shopping Centers, L.P. The partnership has owned the mall since acquiring it from the Equitable Life Insurance Company in October, 1986.

Carson's, Sears and Dayton's all own their own buildings and pads. JC Penney and Kohl's are both ground tenants. JC Penney's ground lease is for a 50 year term that expires on January 31, 2015. They pay a base rent of $20,930 per year. Kohl's operates under a lease which expires January 31, 2010. They pay a base rent of $175,000 per year. Both of the ground tenants also have percentage rent clauses. The operating covenant for Dayton's expires in 1996, while Carson's and Sears run until 1999. Dayton Hudson has acquired
the  Carson Pirie  Scott  store.   It  was converted to a Mervyn's store during
the spring of 1995.

We are also advised that ownership has been marketing the property for some time. We are not aware of any serious offers to purchase the property at this writing.

Purpose and Function of the Appraisal

The purpose of this limited appraisal report is to estimate the market value of the leased fee estate in the property, as of January 1, 1996. Our analysis reflects conditions prevailing as of that date. Our last appraisal was completed on January 1, 1995 and we have focused on changes to the property and market conditions since that time. The function of this appraisal is to provide an independent valuation analysis to our client, which will be used to monitor ownership's investment in the property.

Extent of the Appraisal Process

In the process of preparing this appraisal, we:

        - Inspected the exterior of the building and the site improvements and a representative sample of tenant spaces with Ronald Thomas, the mall manager.

        - Interviewed representatives of the property management company, General Growth Management.

        - Reviewed leasing policy, concessions, tenant build-out allowances and history of recent rental rates and occupancy with the mall manager.

        - Reviewed a detailed history of income and expense and a budget forecast for 1996 including the budget for planned capital expenditures and repairs.

        - Conducted market research of occupancies, asking rents, concessions and operating expenses at competing retail properties including interviews with on-site managers and a review of our own data base from previous appraisal files.

        - Prepared a detailed discounted cash flow analysis for the purpose of discounting a forecasted net income stream to a present value.

        - Conducted market inquiries into recent sales of similar regional malls to ascertain sales price per square foot, net income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.
        - Prepared a Sales Comparison and Income Approach to value, and reconciled to a final conclusion of value.


Date of Value and Property Inspection

On January 22, 1996 Brian J. Booth inspected the subject property and its environs. Richard W. Latella, MAI did not inspect the property but provided significant assistance in the preparation of the report and the cash flows and has reviewed and approved the report.

Property Rights Appraised
Leased fee estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is
not affected by undue stimulus.   Implicit  in this  definition is the
consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

        1.  Buyer  and seller are typically motivated;

        2. Both parties are well informed or well advised, and acting in what they consider their best interests;

        3.  A reasonable time is allowed for exposure in the open market;

        4. Payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

        5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.


Exposure Time

Under Paragraph 3 of the definition of market value, the values estimate presumes that "a reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the
effective  date  of  the appraisal.   Exposure  time is presumed  to precede
the effective date of the appraisal.

Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, are as follows:

    Leased Fee Estate

    An  ownership interest held by a landlord with the rights of  use  and
    occupancy conveyed by lease to others.   The rights  of  the  lessor (the
    leased fee owner) and the leased fee are specified by contract terms contained within the lease.

    Market Rent

    The rental income that a property would most probably command on the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

    Definitions of other terms taken from various other sources are as follows:

    Market Value As Is on Appraisal Date

    Value of the property appraised in the condition observed upon  inspection
    and as it physically and legally  exists without   hypothetical conditions,
    assumptions,    or qualifications on the effective date of appraisal.

Legal Description
    A legal description is retained in our files.



                        MAP OF GREATER MINNEAPOLIS AREA



                               REGIONAL ANALYSIS
                              -------------------

Introduction

The regional analysis section evaluates general demographic and economic trends in the property's county and MSA to determine the outlook for the overall market and industries based upon comparison of projected population and employment trends with actual historical data.

The subject property is located in Brooklyn Center within the metropolitan area of Minneapolis, Minnesota. It is approximately 5 miles north of the Minneapolis Central Business District.

Geographic Boundaries

Minnesota lies near the geographic center of North America and is the northern-most state in the continental United States. Minneapolis and St. Paul, the state's capital, comprise the nucleus of the seven-county Twin
Cities metropolitan area.   The Twin  Cities  metropolitan area extends  east
to  the  Wisconsin border  and  includes  the following seven  counties:
Hennepin, Ramsey,  Dakota, Anoka, Scott, Washington, and Carver.  The  Twin
Cities  are  one  of  the  primary  financial,  commercial,   and industrial
centers for the Upper Midwest and have one of the finest educational and instructional systems in the country.

Transportation

Minneapolis is advantageously located in southeast Minnesota at the head of the Mississippi River and within close proximity to major interstate routes, shipping passages and railroad service. Minneapolis is strategically located to serve a large midwest market with Omaha located 378 miles to the south, Chicago 410 miles southeast; Milwaukee 337 miles southeast and Kansas City 443 miles south. The Greater Minneapolis-St. Paul area's location and wide variety of transportation options has enabled it to be an important transportation hub of the midwest.

The Minneapolis-St. Paul metropolitan area is accessible by several major expressways and interstate highways. Interstate 94 and Interstate 35 are the two primary interstate highways serving the metropolitan area. Interstate 94 travels east-west from the Wisconsin border, through the downtown area and
continues  west towards  St.  Cloud.   Interstate 35 runs  west  and
north-south providing access from Duluth to Fairbult. In addition, the three belt-line freeways, Interstate 494, Interstate 694 and Interstate 394 facilitate travel in and around the first and second ring suburbs.
Interstate   35  East  runs   north-south   providing transportation from
Burnsville to Duluth. Minnesota has 127,500 miles of street and highway, ranking it fifth in the nation in miles of roadways.

Within the metropolitan area, commuter transportation is facilitated by the Metropolitan Transit Commission (MTC), a public agency which owns and operates the second largest bus system in the United States. The MTC annually serves over 70 million passengers in Minneapolis, St. Paul, and the
surrounding suburbs.   Five  additional private operators provide  bus  route
service to the metropolitan area.

Due to its strategic location at the head of the Mississippi River, the Twin Cities are the home of six barge lines and are served by over 72 barge carriers. The ports of Minneapolis and St. Paul handle more than eleven million tons of waterborne commodities for domestic and foreign markets each
year.  The Twin Cities   comprise   the   nation's  seventh   largest wholesale
distribution center and the third largest trucking distribution center, with over 150 first class carriers.

The  Minneapolis-St. Paul metropolitan area is served by  six railroad
companies,  with  the  three  dominant   lines   being Burlington    Northern,
Inc.,   Chicago    and    Northwestern Transportation Company, and Soo Line
Railroad (CP  Rail  System). The  six  truck  line  railroads have over 5,400
miles  of  rail trackage.   Railroads within the area provide  service  which
is integrated with the national U.S. railway system, as well as the Canadian national railway system. Passenger service is provided by Amtrak.

The Minneapolis-St. Paul International Airport is the major airline gateway for the Twin Cities and the Upper Midwest.

Population

The   Twin   Cities  Metropolitan  Area,   located   in   the southeastern
quadrant of Minnesota, is home to over half  of  the state's   population. For
perspective,   the   Twin   Cities Metropolitan  Area,  as defined by Sales &
Marketing Management, includes eleven counties in Minnesota and two counties in Wisconsin.

The regional planning organization, the Metropolitan Council, has prepared population estimates and projections for the area. The historical and projected population growth trends for the seven primary counties in the Twin Cities metropolitan area are summarized in the following table.



                         Twin Cities Metropolitan Area
                   Population Statistics - 1980 Through 2000



                                           Average                     Average
                                          Annual %                    Annual %
                            Estimated       Change     Projected        Change
County            1980           1994    1980-1994          2000     1994-2000
Hennepin       941,411      1,052,800        0.75%     1,109,820         1.06%
Anoka          195,998        273,600        2.25%       285,190         0.83%
Carver          37,046         57,500        2.97%        62,920         1.82%
Dakota         194,279        310,600        3.18%       346,130         2.19%
Ramsey         459,784        482,700        0.32%       504,110         0.87%
Scott           43,784         68,800        3.06%        77,410         2.39%
Washington     113,571        177,300        3.01%       180,180         0.32%

Total        1,985,873      2,423,300        1.34%     2,565,760         1.15%

Source: U.S. Census and estimates of the Metropolitan Council


The population of the metropolitan area increased by a simple average annual rate of 1.3 percent between 1980 and 1994. Dakota, Scott and Carver Counties, which geographically comprise the southern half of the metropolitan area, continue to lead the other counties in rate of population growth through 1994. Population rate of growth in these counties will continue to lead the metro area through the year 2000.

Currently, the population of the Twin Cities MSA comprises nearly 60 percent of the total for the State of Minnesota.

According to the Metropolitan Council, the metropolitan area is the 12th fastest growing metro area in terms of population among the largest 25 in the United States. However this rate of growth is expected to decrease slightly between 1994 and the year 2000, when population in the metropolitan area is projected to reach 2,566,000. As shown on the following table, the population in the area is also moving from the city toward the suburbs, as has been common among the nation's metropolitan areas.



                                    TABLE B

                         Population Census and Forecast
                         Twin Cities Metropolitan Area
                   (as a percentage of the total population)


County          1980            1994            2000*           2010*
Hennepin:        47%             43%              43%             42%
Anoka            10%             11%              11%             11%
Carver            2%              2%               2%              3%
Dakota           10%             13%              13%             14%
Ramsey           23%             20%              20%             19%
Scott             2%             30%               3%              3%
Washington        6%              7%               7%              8%

Source: U.S. Census and Metropolitan Council


The preceding table shows a gradual shift of population outward from the city toward the suburbs. The trend is projected to continue, although at a
more moderate  rate.   The  collar counties of Anoka, Carver, Dakota, Scott and
Washington increased their share of the regional population from 30 percent in 1980 to 36 percent in 1994. Their share of the population is expected to increase to 39 percent by the year 2010.

The population shift from the city to suburban areas, is common among most major cities located throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

Economic Base

The Twin Cities economy, like most major metropolitan areas, began as a manufacturing center. However, today the Twin Cities' economic base is less dependent on the manufacturing sector, and is distributed among many industry groups. Table C summarizes the diversity of employment for the eleven county Twin Cities metropolitan area as of 1995.



                                    TABLE C
                   Nonagricultural Wage and Salary Employment
                   Eleven County Area:  1994 Annual Averages

Industry Group       1993     % of Total           1994     % Change 1993-94

Manufacturing     270,200          18.0%        265,500                +1.8%
Construction       51,800           3.4%         49,000                +5.7%
TCU*               82,800           5.5%         78,500                +4.5%
Trade             356,800          23.7%        343,400                +3.9%
FIRE              111,000           7.4%        107,100                +3.6%
Services          423,100          28.2%        405,600                +4.3%
Government        207,900          13.8%        201,200                +3.3%
   Total        1,502,800           100%      1,450,300                +3.6%

*  Transportation, Communications & Utilities
Source:  WEFA


Manufacturing employment in the Twin Cities has experienced a decline, reducing
its share of the market from 23 percent in 1980 to   18   percent  in  1994.
The  greatest  improvements   were predictably in the services and trade
industries which, combined, employed 51.9 percent of the labor market in 1994.

Manufacturing had been the Twin Cities' major employer up  to the  early
1980's,  when employment in  the  trade  and  service industries   matched that
of  manufacturing,  and  subsequently surpassed  it.   The  Twin  Cities'
service  industries  produced substantial  growth in employment from 1980 to
1994.   Employment growth  during  this  time period generated 184,150  new service jobs. The most recent addition to the Twin Cities service sector is the 4.2 million square foot Mall of America located in Bloomington, Minnesota.

This $625 million retail/entertainment complex has created 11,000 new permanent jobs and has substantially boosted the tourism and service industries. According to reports published in the Twin Cities Star Tribune,
35.0 to 40.0 million visits were made to the Mall of America during its first year of operation. During the forecast period from 1994 to 2000, the service industry in the Twin Cities is expected to continue to lead other employment sectors.

The financial service sector is one of the growth prospects in Minneapolis. After suffering financial difficulties during the early 1980's, Norwest
Corporation, for example, one  of  the region's   largest   banking companies,
has   broadened   and strengthened its portfolio.  Norwest is now one of the strongest banking corporations in the Midwest, continuing to expand through the purchase of regional banks.

With over 1,300 technology intensive firms, this metropolitan area has one of the largest concentrations of high technology businesses in the nation. It is
the nation's largest producer of main   frame  computers  and  related
equipment.   Despite   the prominence of this sector, high tech industries in
Minnesota,  in general, have suffered in recent years.

The computer has not been solely responsible for job losses in the manufacturing industries, defense related manufacturing has also had an effect on the local economy. While Minnesota's expenditures have historically ranked high for defense related manufacturing, and research and development, governmental cuts have had an impact on this area of the local economy.

In the Twin Cities area, health services are projected to add nearly 2,000 jobs annually through 1996, while companies that provide services to other businesses will add another 3,000 new jobs each year to the local employment base. The Twin Cities will remain a center for professional sports, the arts and other forms of recreation and cultural activities, providing new jobs in these fields. A number of Native American tribal casinos have been constructed in both the metropolitan area and statewide since 1989. Employment in this part of the entertainment industry has expanded
rapidly since 1989, and is expected to be a continued   source  of  new
employment  opportunities   in   the foreseeable future.

Seventeen  Fortune 500 industrial firms are headquartered  in the  metropolitan
area in 1994.  Some of  the  nation's  largest service   firms   and   private
firms  are   also   located   in Minneapolis/St. Paul.  The presence of these
firms is generally indicative of the strength of the local support network and outlook for the business client.

Unemployment

The region's unemployment rate, according to the Metropolitan Council,  has
historically outperformed the state  and  national rates   For 1995, the
region's unemployment rate was reported at 2.7 percent, well below the U.S. average rate of 5.5 percent. The selected average annual unemployment rates for the seven- county metropolitan area are summarized below in Table D.



                                    TABLE D

                   Selected Average Annual Unemployment Rate
                   Seven County Twin Cities Metropolitan Area

                Year                    TCMA                    U.S.
                1982                    4.2%                    6.4%
                1986                    3.4%                    7.2%
                1988                    4.1%                    8.1%
                1989                    4.1%                    5.4%
                1990                    4.0%                    5.5%
                1991                    4.4%                    6.7%
                1992                    4.4%                    7.4%
                1993                    4.2%                    6.8%
                1994                    3.3%                    5.6%
                1995                    2.7%                    5.5%

Source:   Minnesota Dept. of Economic Security


Income

Greater Minneapolis-St. Paul's residents are slightly more affluent than those of the Minnesota. The MSA's 1994 median household Effective Buying Income (EBI) of $44,377 ranked 29th among the nation's largest 316 metropolitan statistical areas, according to Sales and Marketing Management's 1995 Survey of Buying Power. The median EBI for the top 316
MSAs in  1994  was $39,443.   For the State of Minnesota, the comparable number
was $38,076.

The distribution of incomes over the last four years in the Minneapolis-St. Paul metropolitan area is illustrated on the following page.


                Minneapolis-St.Paul MSA Median Household Income
                                   1989-1994


Year            $10,000 to      $20,000 to      $35,000 to      $50,000 and
                   $19,999         $34,999         $46,999             Over
1989                 17.1%           25.5%           21.3%            24.3%
1990                 16.4%           24.6%           21.4%            26.5%
1991                 13.4%           24.2%           23.1%            31.0%
1992                 12.7%           22.7%           22.5%            34.2%
1993                 12.0%           20.9%           21.8%            37.9%
1994                 11.0%           19.4%           20.6%            42.3%

Source: Sales and Marketing Management's Survey of Buying Power, 1990-1995


As can be seen from the chart above, the number of households with an EBI over $50,000 per year has increased since 1989 while the number of households with EBIs between $10,000 and $20,000 has decreased during the same time period. This growth trend is forecasted to continue.

According to Equifax National Decision Systems (ENDS), the MSA is decidedly more affluent than the state as a whole as is shown below. All data is through 1995

                                       Minneapolis MSA      State of Minnesota
      Average Hosehold Income                  $55,212                 $46,744
      Median Household Income                  $43,571                 $35,657
      Per Capita Income                        $21,834                 $18,579



Culture and Education

Minnesota has developed excellent primary and secondary educational systems which rank among the nation's highest in percent of graduating high school seniors. Minnesota also has consistently been in the top ten
states in percent of  population with  college  degrees.   There  are
twenty-five  colleges   and universities in the Twin Cities Metropolitan Area,
including the University of Minnesota with about 45,000 full time students. About 39 percent of the Minnesota tax dollar is spent on educational support.

Cultural facilities include several dozen theaters, the famous Tyrone Gutherie Theater, a science museum, two art museums, the well known Minnesota Symphony Orchestra and the Ordway Music Theater.

Conclusion
The Minneapolis-St. Paul metropolitan area remains a vital place of business. The outlook for the Minneapolis-St. Paul metropolitan area is generally positive. While population has increased over the past decade, the projection figures reflect additional gains over the next five years at reasonably good levels. In addition, continued gains in median household income and a diversified economy support the relative stability of the area. Disposal personal income has grown by 4.9 annually since 1985 which has been
in excess of the inflation rate.   Overall, employment levels have been
improving and the area enjoys a low cost of living. The diversified employment base has enabled the greater Minneapolis-St. Paul area to remain competitive on a national level.

As  we foresee a modest short term economic growth condition, it   is   our
opinion that the long-term prospect for net appreciation in commercial and residential real estate values remains good. Minneapolis-St. Paul should be able to sustain and continue growth in the future while remaining desirable to the major industries and maintaining a strong labor force.



                             NEIGHBORHOOD ANALYSIS
                           ------------------------


Brookdale   Center  is  located  immediately  east   of   the intersection  of
County Road 10 and Brooklyn Boulevard (Route 152), adjacent to State Highway 100, and about five miles northwest of the Minneapolis Central Business District. There is intensive retail development along County Road 10, Brooklyn Boulevard, Xerxes Avenue, and Shingle Creek Parkway, which are the major streets in this area. The surrounding neighborhood is predominantly
single-family  residential  in  character.    The primary  growth period of
this area occurred prior to  1970.   On balance,  Brooklyn  Center  is  a
mature, relatively attractive community. While many of its residents are employed in downtown Minneapolis and its environs, Brooklyn Center is an employment center in its own right.

Brookdale  Center  is bounded by State  Highway  100  to  the southeast,   a
four-lane,  limited  access  thoroughfare   with interchanges  at  County Road
10 and Brooklyn Boulevard.   Beyond State Highway 100, there lies a residential
area. Directly north of the subject, across County Road 10, are commercial properties including bank branch offices, a seven-story multi-tenant office building, and automobile dealerships.

Directly west, across Xerxes Avenue, are several community and neighborhood centers including Brookdale Square, Brookview Plaza and Brookdale Court. There are also numerous free-standing "big box" retailers in the neighborhood. New construction includes Circuit City which took over the former Children's Place and Office Depot which opened in December 1994.

Access to Brooklyn Center is excellent. It is adjacent to Highway 100, a limited access freeway with interchanges at Brooklyn Boulevard and Route
10. Highway 100 connects with Interstate 94/694 one mile northeast, a major east/west route. Brooklyn Boulevard is a major four-lane thoroughfare located only one-fourth mile west of Brooklyn Center. Xerxes Avenue is a four-lane street that serves as a perimeter roadway for the mall as well as providing secondary access for the commercial properties along the east side of Brooklyn Boulevard. Route 10 (also known as Bass Lake Road and 57th
Avenue) is a four-lane,  east/west thoroughfare.   There are two access
driveways each from Xerxes Avenue and Route 10; those on Xerxes are stop sign-controlled; those on Route 10 are traffic-signal controlled.

We are advised that negative press as of late citing changing demographics, deterioration of the immediate area and safety issues has impacted consumer's perception of the subject and its environs. Nonetheless, our observations indicate that there has been some new construction and investment in the market. We are advised that residential values have been relatively stable. Our demographic survey shows that the primary market area for the subject is expected to see moderate population, household and income
growth.   As such, we remain cautiously optimistic  about the outlook for the immediate area.



                                        RETAIL MARKET ANALYSIS
                                      -------------------------

Trade Area Analysis
Overview

A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the anchor tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

In order to define and analyze the market potential for the Brookdale Center, it is important to first establish the boundaries of the trade area from
which the subject will draw its customers.   In  some  cases, defining  the
trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject. The subject's potential
trade area partially  overlaps  with  other retail   facilities   along  major
retail  thoroughfares.    The subject's  potential  trade  area  partially
overlaps with its principal competitors, Rosedale, Ridgedale, and Northtown. The subject's capture rate of area expenditure potential is also influenced to a lesser extent by other regional and super- regional centers in the Minneapolis MSA such as Mall of America.

Finally,  there are several large strip centers  anchored  by discount
department and specialty stores in the  market.   While some  cross-shopping
does occur, these stores act more as a draw to the area, creating an image for the area as a prime destination shopping district and generating more retail traffic than would exist in their absence. Nonetheless, we do recognize and mention these centers to the extent that they provide a complete understanding of the area's retail structure.

Scope of Trade Area

Traditionally,  a  retail  center's  sales  are   principally generated  from
within its primary trade area, which is typically within reasonably close geographic proximity to the center itself. Generally, between 55 and 65 percent of a center's sales are generated within its primary trade area. The secondary trade area generally refers to more outlying areas which provide less frequent customers to the center. Residents within the secondary trade area would be more likely to shop closer to home due to time and travel constraints. Typically, an additional 20 to 25 percent of a center's sales will be generated from within the secondary area. The tertiary or peripheral trade area refers to more distant areas from which occasional customers to
the  mall reside.   These  residents  may be  drawn  to  the  center  by  a
particular service or store which is not found locally. Industry experience shows that between 10 and 15 percent of a center's sales are derived from customers residing outside of the trade area. This potential is commonly referred to as inflow.

In areas that are benefited by an excellent interstate highway system such as the Minneapolis MSA, the percentage of sales generated by inflow patrons can often run upwards to 25 percent or higher.

Once the trade area is defined, the area's demographics and economic profile can be analyzed. This will provide key insight into the area's dynamics as
it relates to  the  subject.   The sources  of  economic  and demographic data
for  the  trade  are analysis  are  as  follows:   Equifax National  Decision
Systems (ENDS), Sales and Marketing Management's Survey of Buying Power 1985-1994, The Urban Land Institute's Dollars and Cents of Shopping
Centers  (1995),  CACI,  The  Sourcebook   of   County Demographics,  and The
Census of Retail Trade -  1992.   We  have also  been  provided with a specific
retail study of the mall's trade area and remerchandising recommendations by General Growth Research, which has relied upon shopper surveys and department store receipts in determining the extent of the mall's draw.

Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given as to the subject's position.

Existing Competition

By  virtue of its location, Brookdale Center has historically served  the near
- - northwest suburbs of Minneapolis. The growth of development has been, and continues to be in a northwesterly direction emanating from the Central Business District.

The expansion of the suburban malls to the north, northwest and west have been in direct response to the nature of population migration patterns. The subject's principal competitors are seen in the Northtown Mall at Highway 10 and University Avenue; the Ridgedale Shopping Center at Highway 12 and Plymouth Road in Minnetonka and Rosedale Shopping Center at Highway 36 and Fairview in Roseville. These three centers have been identified through customer surveys as well as management personnel as being the most directly
competitive.  Ridgedale was cited in the  1994 Customer   Intercept   Study  as
being   Brookdale's   strongest competitor.   The  study  shows  they  capture
27   percent   of Brookdale's customers and 8 percent of their dollars.

Table 1, shown below, identifies the various regional centers found within the general area that compete most directly with the subject.


                                    Table 1
                Principal Competitive Regional Shopping Centers


                                                                      Distance
     Property       Developer/  Location   Year      GLA    Anchors     From
                       Owner               Built   (sq.ft.)            Subject

  Northtown Mall      Angeles    Blaine,    1972   800,000   Carson     8-10
   Highway 10 &        Corp.       MN                     Pirie Scott   miles
University Avenue                                    0       Kohl's     north
                                                          Montgomery   15+/-min.
                                                        Ward Woolworth

Ridgedale Shopping   Ridgedale  Minnetonka, 1975  1,042,100 Carson     10 miles
     Center           Joint         MN                    Pirie Scott southwest
  Highway 12 &       Venture                               Dayton's    15+min.
 Plymouth Road                                            JC Penney
                                                            Sears

Rosedale Shopping  Equitable  Roseville,    1969  1,400,000 Carson     10 miles
      Center         Real        MN                       Pirie Scott    east
   Highway 36 &     Estate                                 Dayton's    15+/-min.
     Fairview     Investment                              JC Penney
                   Managers                               Montgomery
                                                             Ward


The chart above summarizes the subject's three principal competitors. In addition to the above, we should discuss the threat of new competition. Both Rouse and General Growth (formerly Homart) have announced potential sites in Maple Grove for a regional center within 7 to 10 miles from Brookdale Center. Homart's parcel is part of a 2,000+/- acre master plan development at the northwest quadrant of Interstate 94 and Route 169. The Rouse parcel is a 100 acre site at the intersection of Interstate 94 and the planned highway
610. This site is owned by the Osseo Area school district and is adjacent from two existing schools. Obviously, either one of these sites would have to overcome a number of hurdles in order to proceed.

Speculation has it that a number of department stores could serve as anchors including JC Penney, Sears, Montgomery Ward, Macy's, Nordstrom and Dayton's. Should Dayton's decide to locate at the Homart site, it would likely close the Brookdale store due to the distance (7 miles) from the center.

At this early juncture, it is difficult to assess the impact of either project. Should one be approved, it will likely be three to five years
before it comes on  line.   It  is  clear, however, that the subject will need
to be renovated at some point in order to maintain its current market position.

Trade Area Definition

Brookdale is located in Brooklyn Center in the central portion of the Minneapolis MSA approximately 5 miles northwest of the Minneapolis Central Business District. This location makes it one of the more accessible retail locations within the Minneapolis MSA. The advantage of interstate proximity has the effect of expanding the mall's trade area by virtue of reducing travel time for residents in more distant locations.

As  discussed  in  the  previous section,  the  location  and accessibility of
competing centers also has direct bearing on the formation   and  make-up  of a
mall's  trade  area.   Principal competition  is seen in Northtown, Ridgedale
Center and  Rosedale Center.   The  renovation  of  the  latter  center  has
strongly positioned it in its market and has drawn a larger percentage of the subject's shoppers over the past year. Ridgedale is most closely aligned with the subject from a merchandising standpoint and Northtown has probably slipped in its competitive standing over the past year.

The downtown Central Business District is probably less of a factor than it was, although it has been, and will always continue to be, more of a force in serving the downtown Central Business District's workforce.

The Mall of America, to some extent, impacts Brookdale Center by drawing certain weekend shoppers away from the subject. While we expect that there will continue to be some shakeout at the subject, particularly as tenants close marginally profitable stores and consolidate, we feel that the long term outlook is positive for the subject. Most of its patrons come to the mall for its convenience, as evidenced by the size and depth of its primary market. The convenience factor was cited in the 1994 Intercept Study as
being important to the typical  shopper.   We don't expect that significant
changes will occur in terms of the shopping patterns of these groups. Finally, we believe that it is important to note that key community centers and free-standing "category killers" represent a strong force in the market's
competitive   environment.    However,   their   primary   stores (groceries,
drugs,  home  improvement  and   discounters)   are different  from those which
comprise Brookdale Center. Certainly there is a place for both in most retail environments, including the Shingle Creek Road and general Brookdale Center area. Collectively, they balance out the retail infill and act as a
traffic  generator  that  increases  the  area's  status   as   a destination
retail hub.

To   summarize,  the  foundation  of  our  analysis  in   the delineation  of
trade area of Brookdale Center may be  summarized as follows:

    1. Highway accessibility including area traffic patterns, geographical constraints and nodes of residential development.

    2. The position and nature of the area retail structure including the location of destination retail centers and the strength and composition of the retail infill.

    3. The size, anchor tenancy and merchandising composition of the mall tenants, both as existing and as proposed.

Ownership  has  provided us with a survey by  General  Growth Research which
has identified shopping patterns based upon origin by  zip  codes.   We have
analyzed this data and find it to be reasonable based upon our examination of the area's retail structure. The report cites that the primary trade area contains 80 percent of the mall's shoppers.

The zip codes and corresponding communities that form the basis for this analysis are provided on the following page. Throughout the text, we will
discuss the components of the  trade area   (primary  and  secondary)  along
with  their   individual characteristics.  Often we will refer to the total trade area  by the collective term "trade area".

In  essence,  the total trade area encompasses the  following communities:


                                Brookdale Center
                              -------------------
              Primary                                   Secondary
            ----------                                ------------
     Zip Code           Community              Zip Code            Community

      55429*           Minneapolis               55449            Minneapolis
      55443*           Minneapolis               55418            Minneapolis
      55430*           Minneapolis               55448            Minneapolis
      55369*              Osseo                  55434            Minneapolis
      55428*           Minneapolis               55413            Minneapolis
      55412*           Minneapolis
      55422            Minneapolis
      55444*           Minneapolis
      55411            Minneapolis
      55445            Minneapolis
      55316             Champlin
      55442            Minneapolis
      55311               Osseo
      55374*             Rogers
      55432            Minneapolis
      55303            Minneapolis
      55433            Minneapolis
      55427            Minneapolis
      55330             Elk River
      55421            Minneapolis
      55441            Minneapolis
      55327              Dayton

* Most effective markets

Source: General Growth Research


             TABLE ILLUSTRATING DEMOGRAPHIC STATISTICS IN BROOKDALE MALL'S TRADE AREA, MINNEAPOLIS MSA AND STATE OF MINNESOTA

Population

Once the market area has been established, the focus of our analysis centers on the trade area's population. ENDS provides historic, current and forecasted population estimates for the total trade area. Patterns of development density and migration are reflected in the current levels of population estimates. The report provided on the facing page utilizes the statistics on the basis of the total trade area (primary and secondary) citing the communities as segregated by zip code which are identified in the Addenda. In the Addenda, we have provided detailed profiles of both the primary and secondary components.

Between 1980 and 1995, ENDS reports that the population within the total trade area increased by 112,764 residents to 589,608 reflecting a 23.65
percent increase or 1.43 percent  per annum.   Through 2000, the trade area is
expected to continue to increase to 619,379 residents which is equal to an additional 5.05 percent increase or 0.99 percent per annum.

Further analysis shows that the primary trade area contains a range of relatively slow growth immediately around the mall as well as communities to the south and southeast, to areas of moderate and high growth in the
north  and  west.   Population patterns  show  these  specific  areas  which
ownership   should aggressively  target  in  its  promotion  of  the   mall.
Both historical and projected population growth in both components of the trade area coincide with past and projected growth for the MSA of 1.43 percent and 1.04 percent per annum for the respective periods of 1980 through 1995 and 1995 through 2000.

Provided on the following page is a graphic representation of the population change forecasted for the trade area. Note that communities forecasted to have the most significant growth are found to the north and west.

Households

A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus, the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center.

National trends indicate that the number of households are increasing at a faster rate than the growth of the population. Several noticeable changes in the way households are being formed have caused the acceleration in this growth, specifically:

    - The population in general is living longer on average. This results in an increase of single and two person households.
    - The divorce rate increased dramatically during the 1980s, again resulting in an increase in single person households.
    - Many individuals have postponed marriage, thus also resulting in more single person households.

According to ENDS, the total trade area gained 57,402 households between 1980 and 1995, an increase of 34.68 percent or 1.98 per annum. Between 1995 and 2000 the area is expected to grow, but at a slower pace of
1.51 percent per year. We see that the secondary area is growing slightly faster than the primary market area. Consistent with the national trend, the trade area is experiencing household growth at rates in excess of population
changes   primarily   due   to  the  factors   mentioned   above.
Correspondingly,  a  greater number of  smaller  households  with fewer
children generally indicates more disposable  income.   In 1980,  there  were
2.88 persons per household in the total trade area and by 1995, it is estimated to have decreased to 2.64.

         MAP ILLUSTRATING PROJECTED POPULATION GROWTH FROM 1995 - 2000
                        IN BROOKDALE CENTER'S TRADE AREA

Trade Area Income

One of the most significant statistics for retailers is the trade area's income potential. Income levels, either on a per capita, per family, or household basis, indicate the economic level of the residents of the market
area and form an important component  of  this  total  analysis.   More
directly,   average household income, when combined with the number of households, is a major determinant of an area's retail sales potential. The trade area income figures support the profile of a broad-based middle income
market.   According to  ENDS,  average  household income within the primary trade area is approximately $52,716.

A comparison to the Minneapolis MSA is shown below:

                      Average Household Income Comparison

                                Primary         Total         Minneapolis
                                  Area          Area             MSA

Average Hosehold Income         $52,716       $51,753          $55,212

Median Household Income         $43,712       $43,294          $43,571

Per Capita Income               $20,063       $19,787          $21,834

Source:  Equifax Marketing Decision Systems


The subject's trade area is shown to be slightly less affluent than the MSA as a whole. However, areas directly to the west and the northwest of the subject are shown to be affluent suburbs of the MSA. Provided on the
following page is a graphic presentation   of  the  average  household  income
distribution throughout the trade area. As can be seen, the subject is adjacent to some of the higher income areas.

Retail Sales

Another significant statistic for retailers is the total retail sales expended in a given area. According to Sales and Marketing Management, retail sales in the Minneapolis MSA have grown at a compound annual rate of
5.7 percent between 1985  and 1994.   This was greater than the State of
Minnesota's  composite growth over the same period of 5.0 percent.


                                  Retail Sales

                         State of            Minnesota/           Hennepin
   Year                 Minnesota             St. Paul             County
                                                MSA
   1985                $27,241,195          $16,187,101          $8,255,326
   1986                $28,044,123          $16,837,510          $8,689,408
   1987                $28,903,224          $17,640,652          $9,184,604
   1988                $31,320,221          $19,092,209          $9,739,271
   1989                $32,208,001          $19,998,198          $9,784,828
   1990                $33,314,988          $20,446,928         $10,005,141
   1991                $35,159,987          $21,358,004         $10,349,106
   1992                $35,685,984          $21,919,344         $10,332,167
   1993                $39,582,998          $24,336,416         $11,555,647
   1994                $42,137,001          $26,742,318         $12,945,510

Compound Annual           +5.0%                +5.7%               +5.1%
Growth 1985-94

Source:  Sales & Marketing Management Survey of Buying Power (1986-1995).

                 MAP ILLUSTRATING 1995 AVERAGE HOUSEHOLD INCOME
                        IN BROOKDALE CENTER'S TRADE AREA

As can be seen, retail sales in Hennepin County have grown at rates below the MSA and consistent with State levels with a compound annual change of 5.1 percent since 1985.

While retail sales trends within the MSA and region lend insight into the underlying economic aspects of the market, it is the subject's sales history and potential that is most germane to our analysis.

Management  has  provided us with historical  sales  for  the subject.   The
sales trends for the specialty stores in the mall are shown in the following table.


                                Brookdale Center
                              Retail Sales Trends
                                Specialty Stores

                                                  Comparison
   Year             Sales     Reporting GLA*     Unit Rate (SF)     Change *
                 (Millions)
   1986           $  44.1          171,600          $257.00              -
   1987           $  46.1          177,240          $260.10          + 1.2%
   1988           $  49.1          184,400          $266.30          + 2.4%
   1989           $  54.3          191,200          $284.00          + 6.6%
   1990           $  55.1          193,130          $285.30          +   .5%
   1991           $  53.1          187,900          $282.60          -   .9%
   1992           $  50.3          190,260          $280.04          -   .9%
   1993           $  41.7          152,340          $273.73          -  2.2%
   1994           $ 38.03          143,028          $265.91          -  2.9%
   1995           $ 35.96          142,584          $252.20          -  5.2%

 Compound Annual                                                     - 1.83%
  Change 1986-95

* Change reported is for unit rate performance.

Source: General Growth Company

The data above shows that mall shop sales have continued to fall since 1990. December 1995 sales for tenants open for the past thirteen months were
$35,959,700, equivalent to $252.00  per square  foot.   This  was down nearly
11.6 percent in terms of aggregate dollars and 5.2 percent on a reporting unit rate basis. The decline was largely contributed to the renovation that was in process within the Mervyn's Throat area as well as a change in consumer perception of the mall related to safety issues and loitering teenagers.

By  comparison, the Urban  Land Institute's Dollars and Cents of  Shopping
Centers (1995) reports national and regional  sales averages   for   regional
and  super-regional  shopping   malls. Nationally, average sales at
super-regional centers were reported at  $203.09 per square foot in 1994, down
1.4 percent from 1993. For regional malls, average sales are reported to be $176.16, virtually even from 1993. A comparison of national and regional figures is shown on the following chart.


                        Regional/Super-Regional Centers

      Area            Average         Median          Lower          Upper
                                      Decile         Decile
  United States       $176.16/       $163.54/       $125.88/       $285.40/
                      $203.09        $198.93        $140.46        $305.23

   East               $204.96/       $183.05/       $126.07/       $323.74/
                      $220.64        $183.81        $130.46        $379.81

   West               $188.63/       $167.46/       $124.00/       $264.89/
                      $190.51        $187.64        $143.01        $258.68

  South               $156.27/       $154.18/       $129.63/       $195.24/
                      $210.30        $207.99        $145.75        $293.70

 Midwest              $178.99/       $179.24/       $125.50/       $290.57/
                      $195.03        $192.42        $148.18        $261.09

Source:   Urban Land Institute Dollars and Cents of Shopping Centers (1995)


As a regional mall in the midwest, the subject's 1995 sales performance of $252 per square foot can be compared to its peers as shown below.

                                Average              Subject

   United States                $203.09                $252

     Midwest                    $195.03                $252


As can be seen, the subject is outperforming both its national peer group and regional centers on average in terms of sales productivity.

Department Store Sales

The Urban Land Institute also tracks sales for owned and non- owned department stores. ULI reports that median sales per square foot for non-owned department stores (national chains) is $186 with the top 10 percent hitting the $315 mark. Owned stores report a median of $128 per square foot with the top 10 percent at $217.

General Growth reports that overall department store sales at Brookdale Center for 1994 were approximately $142,328,700 (store by store comparisons for all department stores were not available at this writing). This suggests a .87 percent increase over $141,100,000 in 1993. On a per square foot basis, the department store average was $194.52 per square foot in 1994 and $191.74 in 1993.

We have been provided with 1994 sales information for Kohl's and JC Penney. The mall manager, has estimated the sales for the remaining majors.


                            1994 Anchor Store Sales


   Store        Area(SF)       Sales         Unit Rate        Change from 1993
 JC Penney      140,320     $28,073,400       $200.07               -3.10%

  Kohl's         75,000     $17,355,300       $231.40               +9.60%

 Dayton's       195,368     $45,000,000*      $230.33                 Flat

  Sears         180,669     $35,200,000*      $194.83               + .57%

Carson/Mervyn's 140,336     $16,700,000       $119.00               +1.18%

  Total         731,709    $142,328,700       $194.52               + .87%


Approximate amount - non-reporting store

Sales  for  the  department stores were mixed  in  1994.   JC Penney's  sales
down 3.1 percent to $28,073,400 or approximately $200 per square foot. Kohl's saw the most dramatic increase with a sales jump of nearly 10 percent. At $231 per square foot, they were the most productive store last year on a unit rate basis.

General Growth Management has supplied estimates only for Dayton's, Sears, and Carson's. At $45.0 million, Dayton's is clearly the highest grossing anchor at the mall. Sales in 1994 were estimated to be flat. Sears and
Carson's  saw  modest increases   of   .57  percent  and  1.18  percent,
respectively. Overall,   the   department  store  sales   were   estimated   at
$142,328,700, up .87 percent over 1993.

November  1995  sales have been provided for  JC  Penney  and Kohl's.   For
year-to-date 1995, Kohl's sales were tracking approximately 5 percent above 1994, and sales at JC Penney were down 5 percent from the same period the prior year. According to the mall manager, Ron Thomas, sales at Sears and Dayton's have remained consistent with 1994 sales. The new Mervyn's store has reportedly had a slow start at the mall. The manager believes sales at Mervyn's are below the former Carson Pirie Scott store.

Summary

Within   the   shopping  center  industry,  a  trend   toward specialization
has evolved so as to maximize sales per square foot by deliberately meeting customer preferences rather than being all things to all people. This market segmentation is implemented through the merchandising of the anchor stores and the tenant mix of the mall stores. The subject property reflects this trend toward market segmentation. A review of the existing as well as the proposed tenant mix shows that it has clearly positioned itself at the broad middle of the market.

Conclusion

We have analyzed the retail trade history and profile of the Minneapolis MSA and in order to make reasonable assumptions as to the continued performance of the subject's trade area.

A metropolitan and locational overview was presented which highlighted important points about the study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a zip code based analysis that was established based upon a thorough study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts Brookdale Center. Next we discussed the subject's retail sales history along with its forecasted performance over the near term. The given data is useful in giving quantitative dimensions of the total trade area, while our comments serve to
provide qualitative insight into this market.   A compilation of this data
provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key conclusions.

    - The subject is benefited by its location in one of the Country's largest metropolitan areas. Within this component of the MSA, the subject is the dominant destination retail center for a primary trade area of nearly 480,000. It is also well positioned to serve the population base which is expected to see continued increases.

    -   The MSA has excellent inter and intra-regional accessibility.
        The subject is benefited by excellent regional accessibility being located approximately one mile from Interstate 94/694.

    - The subject offers a diverse merchandising mix with a modest allocation of regional and national tenants. These merchants have the benefit of stronger advertising budgets and are more familiar to shoppers which typically results in higher sales levels. Furthermore, the existing anchor mix has been proven to work in the Minneapolis marketplace by virtue of their duplication found in many area malls.

    - Brookdale is attracting an older, middle to lower income shopper. These customers reflect national trends of making fewer shopping trips and spending less time at the mall per trip.

    - While the basic demographics appear to be healthy, the subject's physical plant is somewhat dated and in need of upgrading. There also exists a level of uncertainty with respect to the long term effect of the two proposed malls in Maple Grove and the expansions/renovations at other area malls. To the extent that Brookdale continues its efforts of remerchandising and renovation, we expect that it will remain one of the area's competitive centers.

    - Concerns at the mall include high occupancy costs, increasing vacancy and declining sales. In addition, through its first six months of operations, the new Mervyn's department store has not had the positive material difference on the mall that was expected.


In conclusion, 1995 was a troublesome year for retail in general with Brookdale Center being particularly affected. Management needs to make some hard decisions about its future merchandising philosoply. Quite obviously, the prospect of new competition is of concern. Efforts need to be made to get Dayton's to extend its operating covenant. In addition, Sears and Mervyn's operating agreements expire in 1999 so efforts to extend them should begin shortly.


                              THE SUBJECT PROPERTY
                            ------------------------

The Brookdale Center Mall contains a gross occupancy area  of 939,4869  square
feet  including five  anchor  tenants.   Anchor tenants  comprise a total of
731,709 square feet. All own their own buildings while two (JC Penney and Kohl's) lease the land. There is one outparcel tenant (Midas Muffler) which totals 8,254 square feet. A current leasing plan is provided on the facing page.

Since our previous report, the major changes in the mall have mainly involved the remodeling of the Sears department store. At the beginning of 1995,
Sears completed the remodeling  of  its entry.   Previously, access to the
store was gained  through  the west mall portion of the center.  After the
remodel, the entry to Sears  now  faces  the  central  mall  area.   This
change   has diminished  foot  traffic through the  west  mall  area  and  has initially had a negative impact on the mall in this area. Tenants formerly located within the west mall such as Burger King, Kay Bee Toys,
and Baskin & Robins, vacated their spaces  in 1995.   In order to stop this
trend, management needs to find a destination type tenant for the west mall which would increase foot traffic. We are not aware of any interested tenants at this writing.

Other changes center around new tenant lease transactions, existing lease renewals, and tenants who have been terminated. As a result, some remodeling and renovation of tenant stores has occurred. Further discussion of these activities is included in the Income Approach of this report.

During 1996 no major structural changes have been approved. It is noted that the center has several structural problem such as roof repair, asbestos removal, and the replacement of the main chiller that will have to be considered.

Ownership has made some modest efforts to upgrade the mall and improve its appearance. During 1996 a number of capital projects are proposed but as of this writing, none are approved. Some of the larger projects are summarized in the following table.


                                 Capital Items

    Category                       Description                       Budget

 ACM Abatement             Retail Merchandising Units             $  144,000
   Structure          Remove baffless and repaint ceiling         $  110,000
                                  Bump backs                      $   25,000
    Roof        Reroof areas according to IRCA recommendations    $  212,000
 Parking Lot          Chip/seal and replacement according
                              to Zimmer Consultant                $  175,000
                                Lighting Upgrade                  $  600,000
                                    Lot Signs                     $   45,000
                                   Landscaping                    $   20,000
  Systems                     Chiller replacement                 $  325,000
 Energy Conservation      Interior Lighting Retrofit              $   90,000
  Leasing                Five specialty leasing units             $   75,000
 Amenities             New planters, benches, ash/trash           $   75,000
   Code           Upgrades to electrical and physical plant       $   50,000

 Total Capital Items                                              $1,946,000
   Items


          FLOOR PLAN FOR BROOKDALE CENTER, BROOKLYN CENTER, MINNESOTA

We  would  also  note that structurally and mechanically  the improvements
appear to be in average condition.   However,  this type  of analysis is beyond
our expertise and is best made  by  a professional engineer.

Occupancy at Brookdale Center is currently 76 percent.   This represents a four
percent decline from a year ago. The majority of this space is within the previously discussed West Mall area. In the spring of 1995 Carson's was
converted  to  a  Mervyn's department  store.   Management  was  optimistic
about Mervyn's having a positive impact on the mall. However, through its first six months of operations, the new store has not had the positive material difference that was expected.




                           REAL PROPERTY TAXES AND ASSESSMENTS

The subject property is assessed by Hennepin County for the 1995 calendar year. The assessed values and tax liabilities for the property are shown below.

                                  Tax Schedule


                                                      1995            1995
                                                    Assessed           Tax
Parcel No.                 Description               Value         Liabilities

02-118-21-32-0008           Main Mall             $49,019,700      $3,027,011

02-118-21-31-0055           Main Mall             $ 2,124,600      $  143,443
                             Parking

02-118-21-23-0021           Main Mall             $     3,000      $      193
                             Parking

02-118-21-31-0056            Kohl's               $ 2,753,800      $  185,923
                          (land only)

02-118-21-32-0009          JC Penney              $   737,100      $   47,456
                          (land only)

02-118-21-32-0010          JC Penney              $   147,800      $    9,515
                          (land only)

Total                                                              $3,413,541



Taxes in 1995 were reported to be approximately 8 percent lower than 1994. Of the $3,413,541 in tax liability in 1995, the majority or approximately $3.56 million is allocated to the mall and Kohl's.

We are advised by management that negotiations with taxing authorities and a restructuring of assessments of Hennepin County should result in a reduction
in tax liability for 1996 of nearly 30  percent.   They  have  budgeted
$2,471,000  for  the  coming calendar  year.   In  view of the property's
declining financial condition and the fact that tenants are not able to support tax obligations in excess of $15.00 per square foot, we believe that it is a reasonable assumption that tax relief will be granted. Thus, we have reflected the budgeted amount of $2,471,000 in our first year expense projection.


                                     ZONING
                                    --------

The subject site is zoned C2, Commercial District by the City of Brooklyn Center. According to the ordinance, this district is designed to provide for a large concentration of comparison shopping, office, and service needs for persons residing in a densely settled suburban area. This district will allow for an intense use of land to service regional needs and will be located adjacent to high volume major thoroughfares.

We are not experts in the interpretation of complex zoning ordinances but the property appears to be a generally conforming use based on our review of public information. The determination of compliance is beyond the scope of
a real estate  appraisal. However,   the   City  of  Brooklyn  Center  has
permitted   the construction of the subject to its present configuration.

We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist. HIGHEST AND BEST USE


                              HIGHEST AND BEST USE
                            ------------------------

According to the Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the American Institute of Real Estate Appraisers, the highest and best use is defined as:

    The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

We  evaluated  the  site's  highest  and  best  use  both  as currently
improved and as if vacant in our original report.   In both cases, the highest
and best use must meet the aforementioned criteria.   After considering all the
uses which are physically possible, legally permissible, financially feasible and maximally productive, it is our opinion that a concentrated retail use built to its maximum feasible FAR is the highest and best use of the mall site as vacant. Similarly, we have considered the same criteria with regard to
the highest and best use of the  site  as improved.   After  considering all
pertinent data, it is our conclusion that the highest and best use of the site as improved is for its continued retail/ commercial use. We believe that such a use will yield to ownership the greatest return over the longest period of time.


                               VALUATION PROCESS
                             ---------------------

Appraisers  typically use three approaches  in  valuing  real property:   The
Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not
emphasized  cost  analysis  in purchasing  investment  grade  properties.   The
estimation   of obsolescence for functional and economic conditions  as  well as depreciation on improvements makes this approach difficult at best. Furthermore, the Cost Approach fails to consider the value of department store commitments to regional shopping centers and the difficulty of site assemblage for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to
the mall.   This  approach has a direct application  to  the  subject property.
Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

By definition, the subject property is considered an income/ investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the
purchaser on  investment capital.   Therefore,  the  analysis of income
capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.


                           SALES COMPARISON APPROACH
                         -----------------------------

Methodology

The Sales Comparison Approach provides an estimate of market value by comparing recent sales of similar properties in the surrounding or competing
area to the subject property.   Inherent in  this  approach is the principle of
substitution, which holds that, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arms-length transactions between willing and knowledgeable buyers and sellers, market value and price trends can
be identified.   Comparability  in physical,   locational,  and  economic
characteristics   is   an important criterion when comparing sales to the
subject property. The basic steps involved in the application of this approach are as follows:

    1. Research recent, relevant property sales and current offerings throughout the competitive marketplace;

    2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, change in economic conditions which may have occurred since date of sale, and other physical, functional, or locational factors;

    3. Reduce the sale prices to a common unit of comparison, such as price per square foot of gross leasable area sold;

    4. Make appropriate adjustments between the comparable properties and the property appraised;

    5. Identify sales which include favorable financing and calculate the cash equivalent price; and

    6.  Interpret the adjusted sales data and draw a logical value conclusion.


The most widely-used, market-oriented units of comparison for properties such
as the subject are the sale price per square foot of   gross  leasable  area
(GLA)  purchased,  and  the   overall capitalization rate extracted from the
sale.  This latter measure will  be  addressed  in the Income Approach  which
follows  this methodology.   An  analysis of the inherent sales  multiple  also
lends additional support to this methodology.

Market Overview

The typical purchaser of properties of the subject's caliber includes both foreign and domestic insurance companies, large retail developers, pension
funds, and  real  estate  investment trusts  (REIT's).   The large capital
requirements  necessary  to participate  in  this  market  and  the  expertise
demanded   to successfully operate an investment of this type, both  limit  the number  of active participants and, at the same time, expand  the geographic
boundaries  of  the  marketplace  to   include   the international  arena. Due
to the relatively small number of market participants and the moderate amount of quality product available in the current marketplace, strong demand exists for the nation's quality retail developments.

Most institutional grade retail properties are existing, seasoned centers with good inflation protection. These centers offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. They tend to be characterized as having three to five
department store  anchors, most of which are dominant in the  market.   Mall
shop  sales are at least $300 per square foot and the trade  area offers  good
growth potential in terms of population  and  income levels.   Equally
important are centers which offer  good  upside potential  after  face-lifting,
renovations, or expansion.   With new  construction  down  substantially,
owners  have  accelerated their    renovation   and   remerchandising programs.
Little competition from over-building is likely in most mature markets within which these centers are located. Environmental concerns and "no-growth" mentalities in communities continue to be serious impediments to new retail developments.

Over  the  past 18 months we have seen real estate investment return to favor
as an important part of many of the institutional investors'   diversified
portfolios.   Banks  are   aggressively competing for business trying to regain
market share they lost to Wall Street and the more secure life insurance companies have reentered the market. The re-emergence of real estate investment trusts (REITs) has helped to provide liquidity within the real
estate   market,   pushing  demand  for  well-tenanted,   quality property,
particularly regional malls. Currently, REITs are one of the most active segments of the industry and are particularly attractive to institutional investors due to their liquidity.

The market for dominant Class A institutional quality malls is tight, as characterized by the limited amount of good quality product available. It is the overwhelming consensus that Class A property would trade in the 7.0 to
8.0 percent  capitalization rate  range.   Conversely, there are many second
tier and lower quality malls offered on the market at this time. With limited demand from a much thinner market, cap rates for this class of malls
are  felt  to be in the much broader 8.5 to  15.0  percent range.   Reportedly,
there are 50+/- malls on the market currently. Pessimism about the long term viability of many of these lower quality malls has been fueled by the recent
turmoil in the retail industry.   It  is  felt that the subject fits into  this
latter category.

    - When analyzing an investment opportunity, some of the more important "hot buttons" as measured by the recurrence of the responses include:

          1. Occupancy Costs - This " health ratio " measure is of fundamental concern today. Investors like to see ratios under 13.0 percent and become quite concerned when they exceed 15.0 percent. This appears to be by far the most important issue to an investor today. Investors are looking for long term growth in the cash flow and want to realize this growth through real rent increases. High occupancy costs limit the amount of upside through lease rollovers.

          2. Market Dominance - The mall should truly be the dominant mall in the market, affording it a strong barrier to entry. Some respondents feel this is more important than the size of the trade area itself.

          3. Strong Anchor Alignment - Having at least three department stores, two of which are dominant in that market. The importance of the traditional department store as an anchor tenant has returned to favor after several years of weak performance and confusion as to the direction of the industry. As a general rule, most institutional investors would not be attracted to a two-anchor mall.

          4. Dense Marketplace - Several of the institutional investors favor markets of 300,000 to 500,000 people or greater within a 5 to 7 mile radius. Population growth in the trade area is also very important. One advisor likes to see growth 50.0 percent better than the U.S. average. Another investor cited that they will look at trade areas of 200,000+/- but that if there is no population growth forecasted in the market, a 50+/- basis point adjustment to the cap rate at the minimum is warranted.

          5. Income Levels - Household incomes of $50,000+ which tends to be limited in many cases to top 50 MSA locations.

          6. Good Access - Interstate access with good visibility and a location within or proximate to the growth path of the community.

          7. Tenant Mix - A complimentary tenant mix is important. Mall shop ratios of 35+/- percent of total GLA are considered average with 75 to 80 percent allocated to national tenants. Mall shop sales of at least $250 per square foot with a demonstrated positive trend in sales is also considered to be important.

          8. Physical Condition - Malls that have good sight lines, an updated interior appearance and a physical plant in good shape are looked upon more favorably. While several developers are interested in turn-around situations, the risk associated with large capital infusions can add at least 200 to 300 basis points onto a cap rate.

          9. Environmental Issues - The impact of environmental problems cannot be understated. There are several investors who won't even look at a deal if there are any potential environmental issues no matter how seemingly insignificant.

          10. Operating Covenants - Some buyers indicated that they would not be interested in buying a mall if the operating covenants were to expire over the initial holding period. Others weigh each situation on its own merit. If it is a dominant center with little likelihood of someone coming into the market with a new mall, they are not as concerned about the prospects of loosing a department store. If there is a chance of loosing an anchor, the cost of keeping them must be weighed against the benefit. In many of their malls they are finding that traditional department stores are not always the optimum tenant but that a category killer or other big box use would be a more logical choice.

In the following section we will discuss trends which have become apparent over the past several years involving sales of regional malls.

Regional Mall Property Sales

Evidence has shown that mall property sales which include anchor stores have lowered the square foot unit prices for some comparables, and have
affected investor  perceptions.   In  our discussions  with major shopping
center owners and investors, we learned that capitalization rates and underwriting criteria have become more sensitive to the contemporary issues affecting department store anchors. Traditionally, department stores have been an integral component of a successful shopping center and, therefore, of similar investment quality if they were performing satisfactorily.

During the 1980's a number of acquisitions, hostile take- overs and restructuring occurred in the department store industry which changed the
playing  field forever.   Weighted  down  by intolerable debt, combined with a
slumping economy and a shift in shopping patterns, the end of the decade was marked by a number of bankruptcy filings unsurpassed in the industry's history. Evidence of further weakening continued into 1991-1992 with filings by such major firms as Carter Hawley Hale, P.A. Bergner & Company, and Macy's. In early 1994, Woodward & Lothrop announced their bankruptcy involving two department store divisions that dominate the Philadelphia and Washington D.C. markets. Recently, most of the stores were acquired by the May Department Stores Company effectively ending the existence of the 134 year old Wanamaker name, the nation's oldest department store company.
More  recently, however, department stores have been reporting  a return   to
profitability resulting from increased operating economies and higher sales volumes. Sears, once marked by many for extinction, has more recently won the praise of analysts. Federated Department Stores has also been acclaimed as a text book example on how to successfully emerge from bankruptcy. They have merged with Macy's and more recently acquired the Broadway chain to form on of the nation's largest department store companies.

With all this in mind, investors are looking more closely at the strength of the anchors when evaluating an acquisition. Most of our survey respondents were of the opinion that they were indifferent to acquiring a center that included the anchors versus stores that were independently owned if they
were  good performers.   However,  where  an  acquisition  includes   anchor
stores, the resulting cash flow is typically segregated with the income attributed to anchors (base plus percentage rent) analyzed at a higher cap rate then that produced by the mall shops.

However,  more  recent  data  suggests  that  investors   are becoming more
troubled by the creditworthiness of the mall shops. With   an   increase   in
bankruptcies,   store   closures   and consolidations,  we  see investors
looking more closely at the strength and vulnerabilities of the in-line shops. As a result, there has been a marked trend of increasing capitalization rates.

                     TABLE SHOWING 1995 REGIONAL MALL SALES

                     TABLE SHOWING 1994 REGIONAL MALL SALES

Cushman & Wakefield has extensively tracked regional mall transaction activity for several years. In this analysis we will show sales trends since 1991. Summary charts for the older sales (1991-1993) are provided in the Addenda. The more recent sales (1994/1995) are provided herein. These sales are inclusive of good quality Class A or B+/- properties that are dominant
in their market.   Also  included  are weaker properties  in  second  tier
cities that have a narrower investment appeal. As such, the mall sales (1991-95) presented in this analysis show a wide variety of prices on a per unit basis, ranging from $59 per square foot up to $556 per square foot of total GLA purchased. When expressed on the basis of mall shop GLA acquired, the range is more broadly seen to be $93 to $647 per square foot. Alternatively, the overall capitalization rates that can be extracted from each transaction range from 5.60 percent to rates in excess of 11.0 percent. One obvious explanation for the wide unit variation is the inclusion or exclusion of anchor store square footage which has the tendency to distort unit prices for some comparables. Other sales include only mall shop area where small space tenants have higher rents and higher retail sales per
square  foot.   A shopping  center sale without anchors, therefore, gains  all the benefits of anchor/small space synergy without the purchase of the anchor square footage. This drives up unit prices to over $250 per square foot, with most sales over $300 per square foot of salable area. A brief discussion of historical trends in mall transactions follows.

    - The fourteen sales included for 1991 show an average price per square foot sold of $282. On the basis of mall shop GLA sold, these sales present a mean of $357. Sales multiples range from .74 to 1.53 with a mean of 1.17. Capitalization rates range from 5.60 to 7.82 percent with an overall mean of 6.44 percent. The mean terminal capitalization rate is approximately 100 basis points higher, or 7.33 percent. Yield rates range between 10.75 and 13.00 percent, with a mean of 11.52 percent for those sales reporting IRR expectancies.

    - In 1992, the eleven transactions display prices ranging from $136 to $511 per square foot of GLA sold, with a mean of $259 per square foot. For mall shop area sold, the 1992 sales suggest a mean price of $320 per square foot. Sales multiples range from .87 to 1.60 with a mean of
        1.07. Capitalization rates range between 6.00 and 7.97 percent with the mean cap rate calculated at 7.31 percent for 1992. For sales reporting a going-out cap rate, the mean is shown to be 7.75 percent. Yield rates again range from 10.75 to around 12.00 percent with a mean of
        11.56 percent.

    - For 1993, a total of sixteen transactions have been tracked. These sales show an overall average sale price of $242 per square foot based upon total GLA sold and $363 per square foot based solely upon mall GLA sold. Sales multiples range from .65 to 1.82 and average 1.15. Capitalization rates continued to rise in 1993, showing a range between
        7.00 and 10.10 percent.  The overall mean has been calculated to be
        7.92 percent. For sales reporting estimated terminal cap rates, the mean is also equal to 7.92 percent. Yield rates for 1993 sales range from 10.75 to 12.50 percent with a mean of 11.53 percent for those sales reporting IRR expectancies. On balance, the year was notable for the number of dominant Class A malls which transferred.

    - Sales data for 1994 shows fourteen confirmed transactions with an average unit price per square foot of $197 per square foot of total GLA sold and $288 per square foot of mall shop GLA. Sales multiples range from .57 to 1.43 and average .96. The mean going-in capitalization rate is shown to be 8.37 percent. The residual capitalization rates average 8.13 percent. Yield rates range from 10.70 to 11.50 percent and average 11.17 percent. During 1994 many of the closed transactions involved second and third tier malls. This accounted for the significant drop in unit rates and corresponding increase in cap rates. Probably the most significant sale involved the Riverchase Galleria, a 1.2 million square foot center in Hoover, Alabama. LaSalle Partners purchased the mall of behalf of the Pennsylvania Public School Employment Retirement System for $175.0 million. The reported cap rate was approximately 7.4 percent.

    - Cushman & Wakefield has researched 14 mall transactions which have occurred during 1995. The chart in the Addenda summarizes the pertinent facts regarding each sale. With the exception of Sale No. 95-1 (Natick Mall) and 95-2 (Smith Haven Mall), by and large the quality of malls which have sold are lower than what has been shown for prior years. For example, the average transaction price has been slipping. In 1993, the peak year, the average deal was nearly $133.8 million. Currently, it is shown to be $90.7 million which is even skewed upward by Sale Nos. 95-1 and 95-2. The average price per square foot of total GLA is calculated to be $152 per square foot. The range in values of mall GLA sold are $93 to $607 with an average of $275 per square foot. Characteristics of these lesser quality malls would be higher initial capitalization rates. The range for these transactions is 7.47 to 11.1 percent with a mean of 9.14 percent, the highest average over the past five years. Most market participants feel that continued turmoil in the retail industry will force cap rates to move higher.

While these unit prices implicitly contain both the physical and economic factors affecting the real estate, the statistics do not explicitly convey
many of the details surrounding a specific property.   Thus,  this  single
index to the valuation of the subject property has limited direct application. The price per square foot of mall shop GLA acquired yields one
common form  of comparison.   However,  this can be distorted  if  anchor
and/or other major tenants generate a significant amount of income. The following chart summarizes the range and mean for this unit of comparison by year of sale.

        Transaction             Unit Rate             Mean          Sales
           Year                   Range *                         Multiple

           1991                $203 - $556            $357          1.17

           1992                $226 - $511            $320          1.07

           1993                $173 - $647            $363          1.15

           1994                $129 - $502            $288           .96

           1995                $ 93 - $607            $264           .98

* Includes all sales by each respective year.


As discussed, one of the factors which may influence the unit rate is whether or not anchor stores are included in the total GLA which is transferred. Thus, a further refinement can be made between those malls which have transferred with anchor space and those which have included only mall GLA. Chart A, shown below makes this distinction.


                                    CHART A
                              Regional Mall Sales
                         Involving Mall Shop Space Only


      1991                1992                1993                1994

Sale  Unit   NOI    Sale  Unit   NOI    Sale  Unit   NOI    Sale  Unit   NOI
No.   Rate  Per SF   No.  Rate  Per SF   No.  Rate  Per SF   No.  Rate  Per SF

91-1  $257  $15.93  92-2  $348  $25.27  93-1* $355  $23.42  94-1  $136  $11.70
91-2  $232  $17.65  92-9  $511  $33.96  93-4  $471  $32.95  94-3  $324  $22.61
91-5  $203  $15.89  92-11 $283  $19.79  93-5  $396  $28.88  94-12 $136  $14.00
91-6  $399  $24.23                      93-7  $265  $20.55  94-14 $241  $18.16
91-7  $395  $24.28                      93-14 $268  $19.18
91-8  $320  $19.51
91-10 $556  $32.22

Mean  $337  $21.39  Mean  $381  $26.34  Mean  $351  $25.00  Mean  $209  $16.62

*  Sale included peripheral GLA.


From the above we see that the mean unit rate for sales involving mall shop GLA only has ranged from approximately $209 to $381 per square foot. We recognized that these averages may be skewed somewhat by the size of the sample. To date, there have been no 1995 transactions involving only mall shop GLA.

Alternately, where anchor store GLA has been included in the sale, the unit rate is shown to range widely from $53 to $410 per square foot of salable area, indicating a mean of $227 per square foot in 1991, $213 per square foot in 1992, $196 per square foot in 1993, $193 per square foot in 1994 and $145 per square foot in 1995. Chart B following depicts this data.


                                    CHART B
                              Regional Mall Sales
                      Involving Mall Shops and Anchor GLA

        1991                         1992                       1993

Sale    Unit      NOI       Sale     Unit     NOI       Sale    Unit     NOI
No.     Rate    Per SF      No.      Rate    Per SF     No.     Rate    Per SF
91-3    $156    $11.30      92-1     $258    $20.42     93-2    $225    $17.15
91-4    $228    $16.50      92-3     $197    $14.17     93-3    $135    $11.14
91-9    $193    $12.33      92-4     $385    $29.43     93-6    $224    $16.39
91-11   $234    $13.36      92-5     $182    $14.22     93-7    $ 73    $ 7.32
91-12   $287    $17.83      92-6     $203    $16.19     93-9    $279    $20.66
91-13   $242    $13.56      92-7     $181    $13.60     93-10   $ 97    $ 9.13
91-14   $248    $14.87      92-8     $136    $ 8.18     93-11   $289    $24.64
                            92-10    $161    $12.07     93-12   $194    $13.77
                                                        93-13   $108    $ 9.75
                                                        93-14   $322    $24.10
                                                        93-15   $214    $16.57

Mean    $227    $14.25      Mean     $213    $16.01     Mean    $196    $15.51




                                    CHART  B
                              Regional Mall Sales
                      Involving Mall Shops and Anchor GLA


                1994                                        1995

      Sale      Unit       NOI                     Sale     Unit      NOI
      No.       Rate      Per SF                   No.      Rate     Per SF
                 SF
      94-2      $296      $23.12                   95-1     $410     $32.95
      94-4      $133      $11.69                   95-2     $272     $20.28
      94-5      $248      $18.57                   95-3     $ 91     $ 8.64
      94-6      $112      $ 9.89                   95-4     $105     $ 9.43
      94-7      $166      $13.86                   95-5     $ 95     $ 8.80
      94-8      $ 83      $ 7.63                   95-6     $ 53     $ 5.89
      94-9      $ 95      $ 8.57                   95-7     $ 79     $ 8.42
      94-10     $155      $13.92                   95-8     $ 72     $ 7.16
      94-11     $262      $20.17                   95-9     $ 96     $ 9.14
      94-13     $378      $28.74                   95-10    $212     $17.63
                                                   95-11    $ 56     $ 5.34
                                                   95-12    $ 59     $ 5.87
                                                   95-13    $143     $11.11
                                                   95-14    $287     $22.24

      Mean      $193      $15.62                   Mean     $145     $12.35

* Sale included peripheral GLA.


Analysis of Sales

Within Chart B, we have presented a summary of recent transactions (1991-1995) involving regional and super-regional- sized retail shopping malls from which price trends may be identified for the extraction of
value  parameters.    These transactions have been segregated by year of
acquisition so as to lend additional perspective on our analysis. Comparability in both physical and economic characteristics are the most important criteria for analyzing sales in relation to the subject property. However, it is also important to recognize the fact that regional shopping malls are distinct entities by virtue of age and design, visibility and accessibility, the market segmentation created by anchor stores and tenant mix, the size and purchasing power of the particular trade area, and
competency of management.   Thus, the  "Sales Comparison Approach", when
applied to a property such as the subject can, at best, only outline the parameters in which the typical investor operates. The majority of these sales transferred either on an all cash (100 percent equity) basis or its
equivalent   utilizing   market-based   financing.    Where necessary,  we have
adjusted the purchase price to its cash equivalent basis for the purpose of comparison.

As  suggested,  sales  which include anchors  typically  have lower  square
foot unit prices.  In our discussions  with  major shopping   center   owners
and  investors,   we   learned   that capitalization rates and underwriting
criteria have become more sensitive to the contemporary issues dealing with the department store anchors. As such, investors are looking more closely than
ever   at  the  strength  of  the  anchors  when  evaluating   an acquisition.

As   the  reader  shall  see,  we  have  attempted  to   make comparisons  of
the transactions to the subject primarily  along economic  lines.   For  the
most part, the transactions have involved dominant or strong Class A centers in top 50 MSA locations which generally have solid, expanding trade areas and good income profiles. Some of the other transactions are in decidedly inferior second tier locations with limited growth potential and near term vacancy problems. These sales tend to reflect lower unit rates and higher capitalization rates.

Value "As Is"

Because the subject is theoretically only selling mall shop GLA and no owned department stores, we will look at the recent sales involving both types in Chart A more closely. As a basis for comparison, we will analyze
the subject based upon projected NOI.   The  first year NOI has been projected
to  be  $22.02  per square  foot (CY 1996), based upon 199,922+/- square feet
of owned GLA.   Derivation of the subject's projected net operating income is presented in the "Income Approach" section of this report as calculated by the Pro-Ject model. With projected NOI of $22.02 per square foot, the subject falls within the range exhibited by the comparable sales.

Since the income that an asset will produce has direct bearing on the price that a purchaser is willing to pay, it is obvious that a unit price which falls toward the middle of the range indicated by the comparables would be applicable to the subject. The subject's anticipated net income can be initially compared to the composite mean of the annual transactions
in order  to  place  the subject in a frame of reference.   This  is shown on
the following chart.

        Sales           Mean            Subject         Subject
        Year            NOI             Forecast        Ratio
        1991            $21.39          $22.02          103%
        1992            $26.34          $22.02           84%
        1993            $25.00          $22.02           88%
        1994            $16.62          $22.02          132%


With first year NOI forecasted at approximately 84 to 132 percent of the mean of these sales in each year, the unit price which the subject property would command should be expected to fall within a relative range.

Net Income Multiplier Method

Many of the comparables were bought on expected income, not gross leasable area, making unit prices a somewhat subjective reflection of investment
behavior regarding regional  malls.   In order  to  quantify the appropriate
adjustments to the indicated per square foot unit values, we have compared the subject's first year pro forma net operating income to the pro forma income of the individual sale properties. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the
property's income characteristics.   Thus,  we have  identified a relationship
between the net operating income and the sales price of the property. Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rent levels, operating characteristics, and building quality.

Provided below, we have extracted the net income multiplier from each of the improved sales. We have included only the recent sales data (1993-1994). The equation for the net income multiplier (NIM), which is the inverse of the equation for the capitalization rate (OAR), is calculated as follows:

         NIM   =                  Sales Price
                                  ------------
                                  Net Operating Income



                       Net Income Multiplier Calculation

        Sale No.         NOI/SF           Price/SF        Net Income
                                                          Multiplier
        93-  1           $23.42           $355              13.38
        93-  4           $32.95           $471              14.29
        93-  5           $28.88           $396              13.71
        93-  7           $20.55           $265               9.90
        93-  14          $19.18           $268              13.36
        94-  1           $11.70           $136              11.62
        94-  3           $22.61           $324              14.32
        94-  12          $14.00           $136               9.72
        94-  14          $18.16           $241              13.28

        Mean             $21.38           $288              12.62


Valuation of the subject property utilizing the net income multipliers (NIM) from the comparable properties accounts for the disparity of the net operating incomes ($NOI's) per square foot between the comparables and the subject. Within this technique, each of the adjusted NIM's are multiplied by the $NOI per square foot of the subject, which produces an adjusted value indication for the subject. The net operating income per square foot for the subject property is calculated as the first year of the holding period, as detailed in the "Income Approach" section of this report.



                           Adjusted Unit Rate Summary

           Sale           Net Income          Subject         Indicated
           No.            Multiplier          NOI/SF          Price $/SF

           93- 1          13.38               $22.02          $294.63
           93- 2          14.29               $22.02          $314.67
           93- 3          13.71               $22.02          $301.89
           93- 4           9.90               $22.02          $218.00
           93- 5          13.36               $22.02          $294.19
           94- 6          11.62               $22.02          $255.87
           94- 7          14.32               $22.02          $315.33
           94- 8           9.72               $22.02          $214.03
           94- 9          13.28               $22.02          $292.43

           Mean           12.62               $22.02          $277.89


From  the process above, we see that the indicated net income multipliers range
from 9.72 to 14.32 with a mean of  12.62.   The adjusted unit rates range from
$218.00 to $315.33 per square foot of owned GLA with a mean of $277.89 per square foot.

We further recognize that the sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics by themselves, however, do not explicitly convey many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

We   recognize  that  most  of  these  transactions  involved dominant,  Class
A malls with good income growth potential. Arguably, this income potential is reflected in the higher unit rates these properties tend to achieve. Over the holding period, we forecast that net income growth will slightly lag inflation. Finally, the subject's net income figure of $22.29 per square foot does not recognize the substantial capital expenditures that
we  forecast  are  necessary for the long term viability  of  the mall.   On
balance, we would characterize the subject as less desirable than these sales which would warrant a unit rate below the adjusted mean and near the low end of the range.

Considering the above average characteristics of the subject relative to the above, we believe that a unit rate range of $220 to $230 per square foot is appropriate. Applying this unit rate range to 199,922+/- square feet of owned GLA results in a value of approximately $44.0 million to $46.0 million for the subject as shown on the following page.

              199,922 SF          199,922 SF
         x          $220     x          $230
             -----------         -----------
             $43,982,840         $45,982,060

   Rounded Value Estimate - Market Sales Unit Rate Comparison
                   $44,000,000 to $46,000,000


Sales Multiple Method

Arguably,  it  is  the mall shop GLA sold and  its  intrinsic economic  profile
that is of principal concern in the  investment decision  process.   A  myriad
of factors  influence  this  rate, perhaps   none  of  which  is  more
important  than  the   sales performance   of   the  mall  shop  tenants.
Accordingly,   the abstraction  of  a  sales  multiple from each  transaction lends additional perspective to this analysis.

The  sales  multiple  measure is often  used  as  a  relative indicator of the
reasonableness of the acquisition price.   As  a rule of thumb, investors will
look at a sales multiple of 1.0  as a  benchmark, and will look to keep it
within a range of  .75  to 1.25   times  mall  shop  sales  performance  unless
there   are compelling reasons why a particular property should deviate.

The  sales multiple is defined as the sales price per  square foot  of mall GLA
divided by average mall shop sales per  square foot.   As  this  reasonableness
test is predicated upon the economics of the mall shops, technically, any income (and hence value) attributed to anchors that are acquired with the mall as tenants should be segregated from the transaction. As an income (or
sales)  multiple  has  an  inverse  relationship   with   a capitalization
rate, it is consistent that, if a relatively low capitalization rate is selected for a property, it follows that a correspondingly above-average sales
(or  income)  multiple  be applied.   In  most instances, we are not privy to
the anchor's contributions to net income. As such, the sales multiples reported may be slightly distorted to the extent that the imputed value of the anchor's contribution to the purchase price has not been segregated.



                             Sales Multiple Summary

                Sale               Going-In                 Sales
                No.                  OAR                    Multiple

                93-1                7.47%                   0.92
                93-4                7.00%                   1.16
                93-5                7.29%                   1.16
                93-7               10.10%                   0.65
                93-14               7.48%                   0.99
                94-1                8.60%                   0.68
                94-3                8.81%                   0.81
                94-12              10.29%                   0.72
                94-14               7.53%                   0.93

                Mean                8.29%                   0.89


The sales that are being compared to the subject show sales multiples that range from 0.65 to 1.16 with a mean of about 0.89. As is evidenced, the more productive malls with higher sales volumes on a per square foot basis tend to have higher sales multiples.

Based   upon   forecasted  1996  performance,  as   well   as anticipated
changes to the market area, the subject is projected to produce comparable sales of $250 per square foot for all reporting tenants. This is a 1% reduction from 1995 sales.

In  the case of the subject, the overall capitalization  rate being   utilized
for  this  analysis  is   considered   to   be substantially  higher than the
mean exhibited by the comparable sales. As such, we would be inclined to utilize a multiple below the mean indicated by the sales. As such, we will utilize a lower sales multiple to apply to just the mall shop space. Applying a ratio of say, 0.75 to 0.80 to the forecasted sales of $250 per square foot, the following range in value is indicated.

  Unit Sales Volume (Mall Shops)              $250             $250
  Sales Multiple                           x  0.75          x  0.80
                                           -------          -------
  Adjusted Unit Rate                       $187.50          $200.00


  Mall Shop GLA                         x  199,922       x  199,922
                                           -------          -------
  Value Indication                     $37,485,375      $39,984,400


The analysis shows an adjusted value range of approximately $37.5 to $40.0 million. Inherent in this exercise are mall shop sales which are projections based on our investigation into the market which might not fully measure investor's expectations. It is clearly difficult to project with any certainty what the mall shops might achieve in the future, particularly as the lease-up is achieved and the property brought to stabilization. While we may minimize the weight we place on this analysis, it does, nonetheless, offer a reasonableness check against the other methodologies. We have also considered in this analysis the fact that the owned anchors are forecasted to contribute approximately $364,579 in revenues in 1996 (base rent obligations and overage). If we were to capitalize this revenue separately at a 10.5 percent rate, the resultant effect on value is approximately $3.5 million.

Arguably, department stores have qualities that add certain increments of risk over and above regional malls, wherein risk is mitigated by the diversity
of the store types.  A recent  Cushman &   Wakefield  survey  of  free-standing
retail building sales consisting of net leased discount department stores, membership warehouse clubs, and home improvement centers, displayed a range in overall capitalization rates between 8.8 and 10.9 percent with a mean of approximately 9.6 percent. All of the sales occurred with credit worthy
national tenants in place.   The  buildings ranged  from  86,479 to 170,000
square feet and were  located  in high volume destination retail areas.

Trends  indicate  that  investors  have  shown  a  shift   in preference  to
initial return and, as will  be  discussed  in  a subsequent  section,  overall
capitalization  rates  have   been showing  increases over the past several
years.   Moreover,  when the  acquisition  of a shopping mall includes  anchor department stores, investors will typically segregate income attributable to the anchors and analyze these revenues with higher capitalization rates than those revenues produced by the mall shops.

Therefore, based upon the preceding discussion, it is our opinion that overall capitalization rates for department stores are reasonably reflected
by a range of 9.5 to 11.0 percent.   We have  chosen  the  lower end of the
range due to  the  locational attributes of the subject's trade area and
characteristics of the subject   property  including  a  lease  with
contractual   rent increases.

Therefore, adding the anchor income's implied contribution to value of $3.5 million, the resultant range is shown to be approximately $41 to $43.5 million. Giving consideration to all of the above, the following value range is warranted for the subject property based upon the sales multiple analysis.

             Estimated Value - Sales Multiple Method
              Rounded to $41,000,000 to $43,500,000


Conclusion "As Is"

We have considered all of the above relative to the physical and economic characteristics of the subject. It is difficult to relate the subject to comparables that are in such widely divergent markets with different cash
flow characteristics.   The subject  does  best  fit the profile of an  older
mall that is merchandised reasonably well to meet the needs of its trade area. We do note that the subject's upside potential appears modest as the lease-up of the vacant space and the repositioning of tenants continues. Much of the vacancy is attributed to the space within the Mervyn's throat area. As will be seen in the Income Approach, NOI in the first full year of investment, 1996, is approximately 6 percent below 1997 levels. Furthermore, NOI is projected to increase by an additional 6 percent in 1998.

We recognize that an investor may view the subject's position as being vulnerable to new competition. The subject is located in an area that has
declined somewhat in recent years in terms of demographics.   While  its
principal trade area cites continued population, household and income growth, the positive changes are occurring in the more outlying communities where new competition is proposed. Furthermore, the physical condition of the mall is nearing the stage when some significant capital expenditures are needed to
maintain its market share at the  minimum.   Finally, Dayton's operating
covenant expires in 1996 and there will likely be some expenditure on the ownership's part in order to induce them to stay. Not far beyond this date is the expiration of both Sears and Mervyn's in 1999.

After considering all of the available market data in conjunction with the characteristics of the subject property, the indices of investment that generated our value ranges are as follows:


Unit Price Per Square Foot

Salable SF:                               199,922+/-

Price Per SF of Salable Area:             $220 to $230

Indicated Value Range:                    $44,000,000 to $46,000,000

Sales Multiple Analysis
Indicated Value Range                     $41,000,000 to $43,500,000


The parameters above show a value range of approximately $41.0 to $46.0 million for the subject with $41.0 to $45.0 million being a more defined conclusion.

This range does not account for the expenditures that are forecasted to be necessary to maintain the forecasted net income over the life of the investment holding period. These expenses are discussed in more detail in the
Income Approach  section  of this   report  but  included  here  would  be
various   physical improvement projects as well as asbestos removal.

As the lease-up is forecasted to continue over the next four years, a prospective buyer would incur leasing commissions and tenant improvement allowances. Finally, we have also accounted for costs with respect to extending Dayton's operating covenant, a mall-wide renovation in 1997, as well as considerable capital improvements over the next three years. It is our opinion that a prudent buyer would take these expenses into consideration when viewing the property in its full context. We have calculated the present value
(1996) of these expenditures to be  approximately $16.2  million.   By
deducting this amount  from  the  estimates above,   a range in value between
$24,800,000 and $28,800,000 is indicated for the subject property by the Sales Comparison Approach, as of January 1, 1996.


                                INCOME APPROACH
                               -----------------

Introduction

The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present
value indication using the capitalization   process.    There   are   various
methods   of capitalization that are based on inherent assumptions  concerning the quality, durability and pattern of the income projection.

Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most accurate.

Discounted Cash Flow Analysis (DCF) is a method of estimating the   present
worth  of  future  cash  flow   expectancies   by individually  discounting
each  anticipated  collection  at   an appropriate  discount rate.  The
indicated market value  by  this approach  is  the  accumulation of the present
worth  of  future projected   years'   net   income  (before   income   taxes
and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income. This is the more appropriate method to use in this assignment, given the step up in lease rates and the long term tenure of retail tenants.

A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the subject, operations are not
forecasted  to achieve  stabilization  for  several  years.   Thus,  the direct
capitalization  method  has  been  omitted  from  the   valuation process.

Discounted Cash Flow Analysis

The Discounted Cash Flow (DCF) produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted to a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar
properties.    Second,   the  projected  expenses   incurred   in generating
these  gross  revenues are  deducted.   Finally,  the residual  net  income  is
discounted into a  capital  sum  at  an appropriate  rate  which  is  then
indicative  of  the   subject property's current value in the marketplace.

In this Income Approach to the valuation of Brookdale Center, we have utilized a 10 year holding period for the investment with the cash flow analysis commencing on January 1, 1996. Although an asset such as the subject has a much longer useful life, an investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10-year holding period
for  this investment is long enough to model the  asset's performance   and
benefit  from  its  continued   lease-up   and remerchandising,  but  short
enough to reasonably estimate the expected income and expenses of the real estate.

          TABLE SHOWING PROJECTED ANNUAL CASH FLOW FOR BROOKDALE MALL
                               FROM 1996 TO 2006

The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it
is to  be truly  market-oriented.   These current computational  parameters are
dependent upon market conditions in the area of the subject property as well as the market parameters for this type of real estate which we view as being national in scale.

By forecasting the anticipated income stream and discounting future value at reversion to current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject. In this regard we see Brookdale Center as a long term investment opportunity for a competent owner/developer.

An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT Plus+ computer model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period.

A general outline summary of the major steps involved may be listed as follows:

    1. Analysis of the income stream: establishment of an economic (market) rent for the tenant space; projection of future revenues annually based upon the existing and pending leases, probable renewals at market rentals, and expected vacancy experience;

    2. An estimate of reasonable period of time to achieve stabilized occupancy of the existing property and make all necessary improvements for marketability;

    3. Analysis of projected escalation recovery income based upon an analysis of the property's history as well as the experiences of reasonably similar properties;

    4. A derivation of the most probable net operating income and pre-tax cash flow (net operating income) less reserves, tenant improvements, and any extraordinary expenses (such as asbestos removal) to be generated by the property by subtracting all property expenses from the effective gross income;

    5. Estimation of a reversionary sales price based upon a capitalization of the net operating income (before reserves, tenant improvements and leasing commissions or other capital items).


Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

The total potential gross revenues generated by the subject property are composed of a number of distinct elements; a minimum rent determined by lease agreement, an additional overage rent based upon a percentage of retail sales, a reimbursement of certain expenses incurred in the ownership and operation of the real estate, and other miscellaneous revenues.

The   minimum   base   rent  represents  a   legal   contract establishing a
return to the investors in the real estate, while the passing of certain expenses onto the tenants serves to maintain this return in an era of continually rising costs of operation. The additional rent based upon a percentage of retail sales experienced at the subject property serves to preserve the purchasing power of the residual income to an equity investor
over  time.   Finally, miscellaneous and temporary tenant  income adds  an additional important source of revenue in the complete operation of the subject property. In the initial year of the investment, 1996, it is projected that the subject property will generate approximately $9,948,767 in potential gross revenues, equivalent to $49.76 per square foot of total appraised (owned) GLA of 199,922 square feet. Mall GLA as used herein refers to the total of in-line shops area and kiosks. These forecasted revenues may be allocated to the following components:


                                Brookdale Center
                                Revenue Summary
                        Initial Year ofInvestment - 1996

        Revenue                 Amount          Unit            Income
        Component                               Rate *          Ratio

        Minimum Rent            $4,348,039      $21.75           43.7%
        Overage Rent            $  260,838      $ 1.30            2.6%
        Expense Recoveries      $4,864,890      $24.33           48.9%
        Miscellaneous Income    $  475,000      $ 2.38            4.8%

        Total                   $9,948,767      $49.76          100.0%

* Reflects total owned GLA of 199,922 SF


Minimum Rental Income

The minimum rent produced by the subject property is derived from  that  paid
by  the various tenant types.   The  projection utilized in this analysis is
based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of the vacant space, market rent growth rates and
renewal/turnover probability.   We  have also made specific assumptions
regarding the  re-tenanting  of  the mall based  upon  deals  that  are  in
progress and have a strong likelihood of coming to fruition.   In this  regard,
we have worked with General Growth management  and leasing  personnel and
analyzed each pending deal on  a  case  by case                basis. We have
incorporated  all  executed leases in our  analysis.   For  those pending
leases that are substantially along in the negotiating process and are believed to have a reasonable likelihood of being completed, we have reflected those terms in our cash flow. These transactions represent a reasonable and prudent assumption from an investor's standpoint.

The rental income which an asset such as the subject property will generate for an investor is analyzed as to its quality, quantity and durability. The quality and probable duration of income will affect the amount of risk which an informed investor may expect over the property's useful life. The segregation of the income stream along these lines allows us to control the variables related to the center's forecasted performance with greater accuracy. Each tenant type lends itself to a specific weighting of these variables as the risk associated with each varies.

The minimum rents forecasted at the subject property are essentially derived from various tenant categories: major tenant revenue consisting of ground rent obligations of JC Penney and Kohl's; mall tenant revenues
consisting of  all  in-line  mall shops.   As  a  sub-category  of  in-line
shop  rents,  we  have segregated kiosk revenues.

In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping malls are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing
power  of  its trade  area.   Consequently, the best measure of  minimum rental
income is its actual rent roll leasing schedule.

As such, our a analysis of recently negotiated leases for new and relocation tenants at the subject provides important insight into perceived market rent levels for the mall. Insomuch as a tenant's ability to pay rent is based upon expected sales achievement, the level of negotiated rents is directly related to the individual tenant's perception of their expected performance at the mall.

Interior Mall Shops

Rent from all interior mall tenants comprise the majority of minimum rent. Aggregate rent from the mall shops in the calendar year 1996 is shown to be
$4,005,323.   Minimum  rent  may  be allocated to the following components:


                                Brookdale Center
                            Minimum Rent Allocation

                        1996 Revenue       Applicable GLA*      Unit Rate(SF)

Mall Shops              $3,809,393         194,756 SF           $19.56
Kiosks                  $  342,716           5,166 SF           $66.34
Total                   $4,005,323         199,922 SF           $20.03

* Represents leasable area as opposed to actual leased or occupied area exclusive of non-owned space.


Our analysis of market rent levels for the in-line shops has resolved itself to a variety of influencing factors. Although it is typical that larger tenant spaces are leased at lower per square foot rates and lower percentages, the type of tenant as well as the variable of location within the mall can often distort this size/rate relationship.

Typically, we would view the rent attainment levels in the existing mall as being representative of the total property. However, the center is characterized by many older leases, some of which date back over 10 years. In addition, because of the reconfiguration of the Sears court in 1993
through   1994, management  had pursued a leasing strategy that has kept certain leases  on  short  terms  that will enable  them  to  selectively
terminate a tenant, relocate or expand others and generally allow for   greater
flexibility  to  accommodate  the  needs  of  more desirable tenants.

1995 Leasing Activity

1995 was a relatively slow year in terms of leasing activity, considering the large amount of vacant space which was created with the completion of the Mervyn's throat area. The space was completed at a cost of approximately $1 million and was available for tenant leasing throughout the year. Provided below is a summary of some of the new leasing activity for 1995 throughout the mall.

    - Foot Locker formerly occupied 2,038 square feet in suite 145. In July they expanded into suite 140 which was formerly occupied by Bachmans. The new suite 140 now totals 3,626 square feet. Foot Locker signed a ten year lease at a flat rate of $37.00 per square foot per year. Foot Locker was responsible for all costs involved with creating the new space.

    - Piercing Pagoda leased a new 250 square foot kiosk space for four years at $32,000 per annum.

    - Champs took space 183, a prime suite of 5,134 square feet on the center concourse. The lease commenced in January, 1995 and is for ten years at a flat rent of $18.00 per square foot. The tenant received a tenant improvement allowance of $128,750, equivalent to approximately $25.00 per square foot which was funded in 1995.

    - Carlton Cards took Space 145 totaling 1,470 square feet for approximately ten years. The initial annual rent is $28.00 per square foot and includes two dollar step-ups in rent every two years with the final rent per square foot ending at $36.00.

    - Gordon's Jewelers signed a ten year lease extension for space 164 which totals 1,328 square feet. The lease commenced in November and has an initial annual rent of $60.00 per square foot. The rent increases to $65.00 per square foot in February 1999 and to $70.00 per square foot in February 2003.

    - Magic Nails took space 275 totaling 796 square feet. The four year lease commenced in October and has a flat rent of $30.00 per square foot over the entire term.

    - Five tenants whom vacated their spaces in 1995 were Sbarro's, Glamour Shots, Burger King, and Kay Bee Toys.

    - Arby's signed a three year renewal for their existing suite 290. The three year agreement has a flat annual rent of $8.00 per square foot, which reflects an approximate 50% decrease from the previous rent.


             TABLE ILLUSTRATING RECENT LEASING ACTIVITY - MALL SHOP
              TENANTS BY SIZE - BROOKDALE CENTER (MINNEAPOLIS, MN)


On the facing page we have summarized and allocated the recent leasing (in-line shops only) to the respective size categories which seem
reasonable  size  breaks  for   analysis purposes.   These  leases include new
deals and tenant renewals within the mall. Since the bulk of the recent leasing has been by smaller tenants (under 3,500 square feet), we have broadened the scope to include several larger transactions. The 21 leases
show  weighted averages ranging from $15.20 to $50.00 per  square foot.   As
can be seen, the weighted average lease rate is $21.69 per square foot.


                                Brookdale Center
                            Recent Leasing Activity
                               In-Line Shops Only
                               Allocated by Size

            Category                No. of                  Weighted
                                    Leases                  Average

Category 1:  Less Than 750 SF          2                     $50.00
Category 2:   751    1,200 SF          5                     $30.81
Category 3: 1,201 -  2,000 SF          4                     $27.75
Category 4: 2,001    3,500 SF          4                     $20.50
Category 5: 3,501 -  5,000 SF          3                     $25.87
Category 6: 5,001 - 10,000 SF          3                     $15.20
First Year Rent
Total Average                         21                     $21.69


Our experience has generally shown that there is typically an inverse relationship between size and rent. That is to say that the larger suites
will typically command a lower rent per square foot.    The  previous  chart
tends  to  loosely  confirm   this observation.

Category 1 (less than 750 SF) shows an average rent of $50.00 per square foot. The average then declines to $15.20 per square foot for Category 6 (5,001 -
10,000 SF).   The  only  anomaly appears  to  be Category 5 (3,501 - 5,000 SF)
wherein the lease rate of $25.87 per square foot exceeds Category 4. This is due to the small sample size (three leases) which are skewed by the Foot Locker deal.

Market Comparisons - Occupancy Cost Ratios

In further support of developing a forecast for market rent levels, we have undertaken a comparison of minimum rent to projected sales and total occupancy costs to sales ratios. Generally, our research and experience with other regional malls shows that the ratio of minimum rent to sales falls within the 8 to 12 percent range in the initial year of the lease with 8 percent to 10 percent being most typical. By adding additional costs to the tenant, such as real estate tax and common area maintenance recoveries, a total occupancy cost may be derived. Expense recoveries and other tenant charges can add up to 100 percent of minimum rent and comprise the balance of total tenant costs.

The typical range for total occupancy cost-to-sales ratios falls between 12 and 15 percent. As a general rule, where sales exceed $250 to $275 per square foot, 15 percent would be a reasonable cost of occupancy. Experience and research show that most tenants will resist total occupancy costs that exceed 16 to 18 percent of sales. However, ratios of upwards to 20 percent are not uncommon. Obviously, this comparison will vary from tenant to tenant and property to property.

In higher end markets where tenants are able to generate sales above industry averages, tenants can generally pay rents which fall toward the upper end of the ratio range. Moreover, if tenants perceive that their sales will be increasing at real rates that are in excess of inflation, they will typically be more inclined to pay higher initial base rents.

In this context, we have provided an occupancy cost analysis for several regional malls with which we have had direct insight over the past year. This information is provided on the following page. On average, these ratio comparisons provide a realistic check against projected market rental rate assumptions.


                      TABLE COMPARING OCCUPANCY COSTS FOR
                     VARIOUS MSAs AROUND THE UNITED STATES

                    TABLE CALCULATING AVERAGE MALL SHOP RENT
                              AT BROOKDALE CENTER


From this analysis we see that the ratio of base rent to sales ranges from 7.1 to 10.6 percent, while the total occupancy cost ratios vary from 9.6 to 17.3 percent when all recoverable expenses are included. The surveyed mean for the eighteen malls analyzed is 8.7 percent and 13.4 percent, respectively. Some of the higher ratios are found in older malls situated in urban areas that have higher operating structures due to less efficient layout and designs, older physical plants, and higher security costs, which in some malls can add upwards of $2.00 per square foot to common area maintenance.

These relative measures can be compared with two well known publications, The Score by the International Council of Shopping Centers and Dollars & Cents of Shopping Centers (1995) by the Urban Land Institute. The most recent publications indicate base rent to sales ratios of approximately 6.8 to 8.0
percent  and total   occupancy   cost  ratios  of  12.0  and   12.3   percent,
respectively.

In general, while the rental ranges and ratio of base rent to sales vary substantially from mall to mall and tenant to tenant, they do provide general support for the rental ranges and ratio which is projected for the subject property.

Conclusion - Market Rent Estimate for In-Line Shops

Previously,  in the "Retail Market Analysis" section  of  the appraisal,   we
discussed   the  subjects'   sales   potential. Comparable mall sales in
calendar year 1995 are projected to be $255 per square foot, a four percent decline from 1994 sales. Sales are projected to decline slightly (2 percent) in 1996 to approximately $250 per square foot. Most of the decline is attributed to the large number of vacant suites within the Mervyn's Throat area. As these suites begin to be absorbed the mall will become more attractive to potential shoppers and sales should begin to increase.

In the previous discussions, the overall attained rent was shown to be $21.69 per square foot on average.

After considering all of the above, we have developed a weighted average rental rate of approximately $20.00 per square foot based upon a relative weighting of a tenant space by size. We have tested this average rent against total occupancy cost. Since total occupancy costs are projected to be at the high end for a mall of the subject's calibre, we feel that base rent should not exceed an 8.0 percent ratio (to sales) on average. Furthermore, this average of approximately $20.00 per square foot is believed to be reasonable in light of the average rent attained by the recent leasing activity which has slightly exceeded this level.

The average rent is a weighted average rent for all in-line mall tenants only. This average market rent has been allocated to space as shown on the facing page chart.

Occupancy Cost - Test of Reasonableness

Our weighted average rent of approximately $20.00 can next be tested against total occupancy costs in the mall based upon the standard recoveries for new mall tenants. Our total occupancy cost analyses can be found on the following chart.



                                Brookdale Center
                      Total Occupancy Cost Analysis - 1996

              Tenant Cost                           Estimated Expenses/SF

Economic Base Rent                                         $ 20.00
                                                      (Weighted Average)
Occupancy Costs (A)
    Common Area Maintenance       (1)                      $  6.37
    Real Estate Taxes             (2)                      $ 12.35
    Other Expenses                (3)                      $  2.00
Total Tenant Costs                                         $ 40.82
Projected Average Sales (1996)                             $250.00
Rent to Sales Ratio                                           8.04%
Cost of Occupancy Ratio                                      16.32%

(1) CAM expense is based on average occupied area (GLOA) of mall shop GLA. Generally, the standard lease clause provides for a 15 percent administrative factor less certain exclusions. including anchor contributions. The standard denominator is based on occupied (leased) versus leasable area. A complete discussion of the standard recovery formula is presented later in this report.

(2) Tax estimate is based upon an average occupied area (GLOA) which is the recovery basis for taxes. It is exclusive of majors contributions (department stores) and reflects the reduction in taxes in accordance with the budget.

(3) Other expenses include tenant contributions for water and sewer, and other miscellaneous items.


Total  costs,  on average, are shown to be 16.32  percent  of projected average
1996 retail sales which we feel is high.   This is  due primarily to the fact
that real estate taxes at Brookdale Center are projected to be $12.35. Although this is a $3.00 per square foot decline from 1995, it is still high compared with national averages and would be a concern to any potential tenant. However, the high average costs are occupancy sensitive should decline as some of the vacancy is absorbed. As cited earlier, much of the vacancy has to do with the large amount of in-line GLA which was taken back with the Mervyn's Throat strategy. For instance, the average occupied GLA is projected to increase from 159,912 square feet in 1996 to 184,866 square feet in 1998. As the lease-up and remerchandising continues, we would expect that sales have a good chance to increase to levels in excess of our conservative growth rate assumption.

It is emphasized that these rent categories provided a rough approximation of market rent levels for a particular suite. This methodology is given more credence when projecting rent levels for vacant space where a potential tenant is unknown and their sales performance is difficult to forecast. Also guiding our analysis were the tenants location in the mall, (i.e. side court vs. center court) its merchandise category and sales history. This is of particular importance with the subject since its older layout with multiple side courts results in rents which would tend to fall below the average. Since most of the newer leasing activity has involved suites along the center concourse or higher visibility areas, we would be inclined to consider lower rents for certain side court locations. Therefore, in many cases our assumed market rent would deviate from the range indicated above in many instances.

Kiosks

We have also segregated permanent kiosks within our analysis since they typically pay a much higher unit rent.

There are currently a total of 14 permanent kiosks, including two bank ATM machines. Among the remaining 12, a range in size from 220 square feet to 842 square feet are shown. Some of the more recent leases can be summarized as follows:


                                 Kiosk Rentals

                                                        Annual
   Suite#         Tenant        Size(SF)    Term          Rent     Unit Rate
   3501      Piercing Pagoda     250     5/95 -4/99     $32,000      $128.00
   3513       Auntie Anne's      294    11/94 -1/05     $25,000      $ 85.02
   3511    Coopers Watchworks    228     3/91 -1/96     $26,000      $114.04
   3507    Things Remembered     325    10/92 -1/02     $33,000      $101.54
   3512       The Eye Guys       220     3/91 -1/96     $25,000      $113.64
   3510      Baskin Robins       378     2/90 -1/95     $25,742      $ 68.10



It is difficult to ascribe a unit rate ($ per square foot) to the kiosks at Brookdale since they vary so much in size. In the aggregate, we see that
permanent kiosks  command  $25,000  to $33,000.   The  most  recent lease is
with Piercing Pagoda at $32,000 per annum. In this analysis we have forecasted a market rent of $27,500 for kiosks under 400 square feet and
$30,000  for those  in  excess  of $400 per square foot.   Bank  machines  are
ascribed  a  market  rent  of $12,000 per  annum.   Our  analysis assumes  five
(5) year terms with a 10 percent increase in rent after the third lease year. It is noted that it is not uncommon for some kiosk tenants to pay mall charges, as they do at Brookdale.

Concessions

Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. This marketing tool has become popular in the leasing of office space, particularly in view of the over-building which has occurred in many markets. As a rule, most major retail developers have been successful in negotiating leases without including free rent. Our experience with regional malls shows that free rent is generally limited to new projects in marginal locations without strong anchor tenants that are having trouble leasing, as well as older centers that are losing tenants to new malls in their trade area. Management reports that free rent has been a relative non- issue with new retail tenants. A review of the most recent leasing confirms this observation. It has generally been limited to one or two months to prepare a suite for occupancy when it has been given.

Accordingly, we do not believe that it will be necessary to offer free rent to retail tenants at the subject. It is noted that while we have not ascribed any free rent to the retail tenants, we have, however, made rather liberal allowances for tenant workletters which acts as a form of inducement to convince a tenant to locate at the subject. These allowances are liberal to the extent that ownership has been relatively successful in leasing space "as is" to tenants. As will be explained in a subsequent section of this appraisal, we have made allowances of $15.00 per square foot to new (currently vacant) and $10.00 per square foot for future turnover space. We have also ascribed a rate of $1.00 per square foot to rollover space. Furthermore, we have used an allowance of $25.00 per square foot for any "raw" space presently located in the former Carson's Throat area. This assumption offers further support for the attainment of the rent levels previously cited.

Absorption

Finally, our analysis concludes that the current vacant retail space will be absorbed over a four year period through January 2000. We have identified 46,154 square feet of vacant space, net of newly executed leases and pending deals which have good likelihood of coming to fruition. This is equivalent to 23.09% percent of mall GLA and 4.7 percent overall.

Of this total approximately 19,689 square feet or 43 percent of the vacant space is space comprising the former Carson's Throat area which was taken back and reconstructed in order to accommodate mall shop space during 1994. During the past year, two leases for 2,972 square feet were signed in the throat area: Regis Hair Style (1,103 square feet) and Radio Shack (1,869 square feet).

During 1995, four in-line suites and one kiosk were vacated totaling 11,415 square feet. The following table summarized the vacated tenants.

                Tenant          Suit            Area (SF)

            Baskin Robins       3510                  378
             Burger King         250                2,407
            Kay-Bee Toys         270                3,883
              Lechters           246                2,946
               Sbarro            245                1,801

                Total                              11,415


It is noted that all of these tenants were located within the west mall portion of the center. This is the court area that led to the former Sears entrance. Since the reconfiguration of the Sears entrance towards the central mall area, foot traffic within the west mall has slowed and sales for in-line tenants has reportedly suffered. In order to stop this trend, management needs to find a destination type tenant for the west mall which would increase foot traffic.

               TABLE ILLUSTRATING LEASE-UP/ABSORPTION PROJECTIONS
                              FOR BROOKDALE CENTER

The chart on the facing page details our projected absorption schedule.

The  absorption of the in-line space over a four year  period is   equal   to
2,885  square  feet  per  quarter.    We   have conservatively assumed that the
space will all lease at the 1996 base date market rent estimate as previously referenced which implies no rent inflation for this absorption space.

Anchor Tenants

The  final  category  of  minimum  rent  is  derived  by  the contractual
ground  lease  obligations  among  the  two   anchor tenants.   In 1996, these
revenues total $195,930. The following schedule details the major tenant rent obligations.

                       Schedule of Anchor Tenant Revenues

                        Demised          Lease Expiration          Annual
        Tenant            Area             With Options             Rent

      JC Penney       140,320 SF*            12/2015             $  20,930
        Kohl's         75,000 SF*             1/2010             $ 175,000

        Total         215,320 SF*                  -             $ 195,930

* Represents building area and not necessarily the pad area subject to ground lease.

Rent Growth Rates

Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations
regarding  income  growth  shows   that projections  generally range between
3.00 and  4.00  percent  for retail  centers.   Cushman & Wakefield's Winter
1995  survey  of pension   fund,   REITs,  bank  and  insurance   companies,
and institutional advisors reveals that current income forecasts  are utilizing
average  annual  growth rates  between  zero  and  5.0 percent.   The  low  and
high mean is shown to  be  2.8  and  3.9 percent,  respectively.  (see Addenda
for survey  results).   The Peter  F.  Korpacz  Investor Survey (Fourth Quarter
1995) shows slightly more conservative results with average annual rent growth of 3.16 percent.

The   Minneapolis  metropolitan  area  in  general  has  been negatively
impacted  by the recession.   Sales  at  many  retail establishments have been
down for the past few years. The impact of Mall of America will likely continue to be felt as some shakeout will inevitably continue. Sales at Brookdale have been down as a result of the renovation to the Mervyn's Throat area as well as the general economy around the mall and heightened competition from its primary competitors. The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can be more impacted by competition and management's desire to attract and keep certain tenants that increase the mall's synergy and appeal. As such, we have been
conservative in our  rent growth forecast.   Our market rent growth rate
forecast is summarized in the following chart.


                        Market Rent Growth Rate Forecast

                  Period                        Annual Growth Rate *
                1996-1998                                0.0%
                     1999                               +1.5%
                     2000                               +2.0%
                2001-2005                               +2.5%

* Indicated growth rate over the previous year's rent

Releasing Assumption

The  typical  lease  term for new in-line  retail  leases  in centers such as
the subject generally ranges from five to  twelve years.   Market practice
dictates that it is not uncommon to get rent bumps throughout the lease terms either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum annual increase and be capped at a higher maximum amount.

For new leases in the regional malls, ten year terms are most typical. Essentially, the developer will deliver a "vanilla" suite with mechanical
services roughed in and minimal  interior finish.   This  allows  the  retailer
to finish the suite in accordance with their individual specifications. Because of the up-front costs incurred by the tenants, they require a ten
year lease  term  to  adequately amortize  these  costs.   In  certain
instances, the developer will offer some contribution to the cost of finishing out a space over and above a standard allowance.

Upon lease expiration, it is our best estimate that there is a 70 percent probability that an existing tenant will renew their lease while the remaining
30 percent will vacate their space  at this  time.   While the 30 percent may
be slightly high by some historic measures, we think that it is a prudent assumption. Furthermore, the on-going targeted remerchandising will result in early terminations and relocations that will likely result in some expenditures by ownership. An exception to this assumption exists with respect to existing tenants who, at the expiration of their lease, have sales that are substantially below the mall average and have no chance to ever achieve percentage rent. In these instances, it is our assumption that there is a 100
percent probability  that the tenant will vacate the property.   This  is
consistent   with   ownership's  philosophy  of   carefully   and selectively
weeding out under-performers.

As stated, it is not uncommon to get increases in base rent over the life of a lease. The subject's recent leasing activity attests to this observation. Our global market assumptions for non-anchor tenants may be summarized as shown on the following page.


                                Brookdale Center
                              Renewal Assumptions

                           Lease                           Free       Tenant
       Tenant Type          Term        Rent Steps         Rent    Alterations

   In-Line Mall Shops    10 years   10% in lease year 6     No          Yes

         Kiosks           5 years      No rent step         No           No
             yrs.


The rent step schedule upon lease expiration applies in most instances. However, there is one exception to this assumption with respect to tenants who are forecasted to be in a percentage rent situation during the onset renewal period. This could occur due to the fact that a tenant's sales were well above its breakpoint at the expiration of the base lease. In these instances, we have assumed a flat rent during the ensuing lease term. This conservative assumption presumes that ownership will not achieve rent steps from a tenant who is also paying overage rent from day one of the renewal term. Nonetheless, we do note that ownership has been successful in some instances in achieving rent steps when a tenant's sales place him in a percentage rent situation from the onset of a new lease.

Upon lease rollover/turnover, the space is forecasted to be released at the higher of the last effective rent (defined as minimum rent plus overage rent if any) and the ascribed market rent as detailed previously increasing by our market rent growth rate assumption.

Conclusion - Minimum Rent

In the initial full year of the investment (CY 1996), it is projected that the subject property will produce approximately $4,348,039 in minimum rental income. This estimate of base rental income is equivalent to $21.74 per
square foot  of  total owned  GLA.   Alternatively, minimum rental income
accounts for 45.0 percent of all potential gross revenues. Further analysis shows that over the holding period (CY 1996-2005), minimum rent advances at an average compound annual rate of 3.6 percent. This increase is a synthesis of the mall's lease-up, fixed rental increases as well as market rents from rollover or turnover of space.

Overage Rent

In addition to the minimum base rent, many of the tenants of the subject property have contracted to pay a percentage of their gross annual sales over
a pre-established base amount as overage rent.   Many leases have a natural
breakpoint although  an  equal number  do  have  stipulated breakpoints.   The
average overage percentage for small space retail tenants is in a range of 5 to 6 percent with food court and kiosk tenants generally at 7 to 10 percent. Anchor tenants typically have the lowest percentage clause with ranges of
1.5 to 3 percent which is common.

Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is a major ingredient protecting the equity investor against inflation. In the "Retail Market Analysis" section of this report, we discussed the historic and forecasted sales levels for the mall tenants.

Because the mall has been involved in a number of changes, it is difficult to predict with accuracy what sales will be on an individual tenant level. As such, we have employed the following methodology.

    - For existing tenants who report sales, we have forecasted that sales will continue at our projected sales growth rate as discussed below.

    - For tenants who do not report sales or who do not have percentage clauses, we have assumed that a non- reporting tenant will always occupy that particular space.

    - For new tenants, we have projected sales at the forecasted average for the center at the start of the lease. In 1996 this would be approximately $250 per square foot.

On balance, our forecasts are deemed to be conservative. Generally, most percentage rent is deemed to come from existing tenants with very little forecasted from new tenants. From our experience we know that a significant number of new tenants will be into a percentage rent situation by at least
the midpoint  of their  leases.   Furthermore, it should be noted that  JC
Penney supplies  a  large  percentage of the mall's overage  rent.   Our
conservative posture warrants that there exists some upside potential through a reasonable likelihood of overage revenues above our forecasted level.

Thus, in the initial full year of the investment holding period, overage revenues are estimated to amount to $260,838 (net of recaptures) equivalent to $1.30 per square foot of total GLA and 2.6 percent of potential gross revenues.

Sales Growth Rates

In the "Retail Market Analysis" section of this report, we discussed that retail specialty store sales at the subject property have been declining in recent years.

Retail sales in the Minneapolis MSA have been increasing at a compound annual rate of 5.7 percent per annum since 1985, according to Sales and Marketing Management. According to both the Cushman & Wakefield and Korpacz surveys, major investors are looking at a range of growth rates of 0 percent initially to a high of 6 percent in their computational parameters. Most typically, growth rates of 4 percent to 5 percent are seen in these surveys.

Nationally, retail sales (excluding automotive sales) have been increasing at a compound annual rate of 6.2 percent since 1980, and 4.9 percent per annum since 1990.

After considering all of the above, we have forecasted that sales for existing tenants will decline by 2.0 percent in 1996. This is consistent with recent performance at the mall as well as budgetary projections. Subsequently, we have forecasted no growth for 1997, an increase of 1 percent in 1998 and
2.0 percent in 1999, followed by a more normalized increase of 2.5 percent per annum thereafter.

                           Sales Growth Rate Forecast

                        Period                  Annual Growth
                                                    Rate
                         1996                     -  2.0%
                         1997                       Flat
                         1998                      + 1.0%
                         1999                      + 2.0%
                         2000-2005                 + 2.5%


In  all,  we believe we have been conservative in  our  sales forecast for new
and turnover tenants upon the expiration  of  an initial  lease.   At lease
expiration, we have forecasted a 30 percent probability that a tenant will vacate.

For new tenants, sales are established either based on ownership's forecast for the particular tenant or at the mall's average sales level. Generally, for existing tenants we have assumed that sales continue subsequent to lease expiration at their previous level unless they were under-performers that prompted a 100 percent turnover probability then sales are reset to the corresponding mall overage.

In most instances, no overage rent is generated from new tenants due to our forecasted rent steps which serve to change the breakpoint.

Expense Reimbursement and Miscellaneous Income

By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, common area maintenance (CAM) and energy for a few tenants. Miscellaneous income is essentially derived from specialty leasing for temporary tenants, Christmas kiosks and other charges including special
pass- throughs.   In  the  first full  year of the  investment,  it  is
projected that the subject property will generate approximately $4,864,890 in reimbursements for operating expenses and $475,000 in other miscellaneous income.

Common  area  maintenance and real estate tax recoveries  are generally  based
upon the tenants pro-rata share of  the  expense item.   Because  it  is  an
older center, there exists numerous variations to the calculation procedure of each. We have relied upon ownership's calculation for the various recovery formula's for taxes and CAM. Generally for most mall tenants, there are three types of CAM calculations. At rollover, all of the tenants are assumed to be subject to the Type D recovery which is the standard lease currently in effect. This recovery calculation includes part of the management expense; indoor and outdoor common area maintenance; depreciation and a portion of the mall's general and administrative costs. Approximately 58 percent of the management fee is recoverable. The standard lease
provides for   the   recovery  of  these  expenses  plus  a   15   percent
administrative fee.

Common Area Maintenance

Provided below is a summary of the standard CAM clause that exists for a new tenant.

                  Common Area Maintenance Recovery Calculation

        CAM Expense                                  Actual for year
                                       (inclusive of portion of management fee)
           Less:                         Contributions from department stores
            Add:                                 15% Administration Fee
         Equals:                        Net pro-ratable CAM billable to mall
                                           tenants on the basis of gross
                                           leasable occupied area (GLOA).

All  department  stores pay varying amounts for  CAM.   Their contributions,
are  collectively  detailed  under  MAJOR'S   CAM CONTRIBUTION on the cash
flow.  The formulas are generally  quite complicated, having evolved over the
years through additions  and deletions  to  the  expense structure.   The  1996
budgeted  CAM billings for the majors can be detailed as follows:


                           CAM 1996 Obligation Budget

                       Mervyn's                   $  341,604
                      JC Penney                   $  232,032
                        Sears                     $  382,248
                       Dayton's                   $  315,816

                        Total                     $1,271,700

Real Estate Taxes

Generally, real estate tax recoveries are based upon  a  mall tenant's pro-rata
share (defined on the basis  of  GLOA).   The majors  have varying contribution
amounts that are first deducted from the gross expense before allocating the balance to the mall shops.

JC  Penney  pays taxes on its building separately.   They  do make  a
contribution based upon its allocated share of certain land taxes. Dayton's pay taxes on its allocated portion of the enclosed mall and parking area land taxes. Mervyn's (formerly when it was Carson's) had been paying taxes but we are advised that there was a change to their deal and they no
longer contribute.   The  1996  budgeted  major's  tax  recoveries   are
estimated as follows:

                   Tax                    1996
                Obligation               Budget

                JC Penney               $194,748
                Dayton's                $283,680
                 Total                  $478,428

Energy

Energy  recoveries  are  related to  HVAC  charges  for  that portion  of  the
mall that uses the central  plant.   Generally, Dayton's  is responsible for
all of the recovery.  Central  plant charges  are  passed through with a profit
of 15 percent.   Kiosk tenants  had  been paying for energy but management  had stopped billing them for this expense.

Miscellaneous Income

Miscellaneous revenues are derived from a number of sources. One of the more important is specialty leasing. The specialty leasing is related to temporary tenants that occupy vacant in- line space. General Growth has been relatively successful with this procedure at many of their malls.

Other sources of miscellaneous revenues included forfeited security deposits, temporary kiosk (Christmas) rentals, phone revenues, lottery commissions, and income from the renting of strollers and the community room. The budget for 1996 projects miscellaneous revenues of $212,000. A portion of this ($30,000) was for interest which we typically do not
include.   Thus,  we have  forecasted miscellaneous income of $175,000  in
1996.   In addition,   management  is  projecting  $300,000  from  temporary
tenants  in  1996.   We  have used $300,000  in  our  first  year forecast. On
balance, we have forecasted these aggregate  other revenues at $475,000 which
we project will grow by 3 percent  per annum.   Our  forecast for these
additional revenues  is  net  of provision for vacancy and credit loss.

Allowance for Vacancy and Credit Loss

The investor of an income producing property is primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover,
non-payment or slow payment by tenants.   We  have reflected  a  7.0  percent
contingency for both stabilized and unforeseen vacancy and credit loss. Please note that this vacancy and credit loss provision is applied to all mall tenants equally and is exclusive of all revenues generated by anchor stores.

We have phased in the 7 percent factor as the mall leases up based upon the following schedule.

                        1996              3%
                        1997              4%
                        1998              5%
                        1999              6%
                        2000-2005         7%


In  this analysis we have also forecasted that there is a  70 percent
probability  that an existing tenant  will  renew  their lease.   Upon
turnover,  we  have  forecasted  that  rent   loss equivalent  to  six months
would be incurred to account  for  the time  and/or  costs associated with
bringing the  space  back  on line.   Thus,  minimum rent as well as overage
rent and certain other income has been reduced by this forecasted probability.

We  have  calculated  the effect of the  total  provision  of vacancy  and
credit loss on the in-line shops (inclusive  of  the kiosks).   Through the 10
years of this cash flow analysis, the total allowance for vacancy and credit loss, including provisions for downtime, ranges from a low of 7.77 percent of total potential gross revenues to a high of 23.01 percent in the initial year of the holding period in the mall. On average, the total allowance for vacancy and credit loss over the 10 year projection period is
11.42 percent of these revenues.



                          Total Rent Loss Forecast (%)

      CY Year        Physical Vacancy       Global Vacancy     Total Vacancy*

        1996               20.01                 3.00               23.01
        1997               15.78                 4.00               19.78
        1998                7.53                 5.00               12.53
        1999                1.87                 6.00                7.87
        2000                1.48                 7.00                8.48
        2001                1.43                 7.00                8.43
        2002                0.87                 7.00                7.87
        2003                0.77                 7.00                7.77
        2004                3.27                 7.00               10.27
        2005                1.16                 7.00                8.16
        Mean                5.42                 6.00               11.42

    * Includes provision for unforeseen vacancy and credit loss as well as provision for weighted downtime.


As discussed, if an existing mall tenant is a consistent under-performer with sales substantially below the mall average then the turnover
probability applied is  100  percent.   This assumption,  while  adding  a
degree  of  conservatism  to   our analysis,  reflects the reality that
management will continually strive to replace under performers. On balance, the aggregate deductions of all gross revenues reflected in this analysis are based upon overall long-term market occupancy levels and are considered what a prudent investor would conservatively allow for credit loss. The remaining sum is effective gross income which an informed investor may
anticipate the  subject  property  to produce.   We  believe  this is
reasonable in light of overall vacancy in this subject's market area as well as the current leasing structure at the subject.

Effective Gross Income

In the initial full year of the investment, CY 1996, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $9,735,680, equivalent to $48.70 per square foot of total owned GLA.

                                Brookdale Center
                        Effective Gross Revenue Summary
                       Initial Year of Investment - 1996

                                Aggregate Sum       Unit Rate     Income Ratio

Potential Gross Income           $9,948,767          $49.76          100.0%

Less: Vacancy and Credit Loss    $  213,087          $ 1.07            2.1%

Effective Gross Income           $9,735,680          $48.70           97.9%


Expenses

The  total expenses incurred in the production of income from the   subject
property   are  divided  into   two   categories: reimbursable  and
non-reimbursable items.   The  major  expenses which  are  reimbursable include
real estate taxes, common area maintenance, and certain energy expenses. As mentioned, some general and administrative expenses as well as a portion of the management fee is recoverable. The non-reimbursable expenses associated with the subject property include certain general and
administrative   expenses,  ownership's   contribution   to   the marketing
fund,  management charges (a portion is  recovered  as part   of  CAM),
miscellaneous  expenses,  a  reserve  for   the replacement  of short-lived
capital components, alteration costs associated with bringing the space up to occupancy standards, leasing commissions and a provision for capital expenditures. Unless otherwise cited, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

The various expenses incurred in the operation of the subject property  have
been  estimated from information  provided  by  a number  of  sources.   We
have reviewed the subject's component operating history for prior years as well as the owner's 1996 budget for these expense items. This information is provided in the Addenda. We have compared this information to published data which are available, as well as comparable expense information. Finally, this information has been tempered by our experience with other regional shopping centers.

Expense Growth Rates

Expense  growth  rates are generally forecasted  to  be  more consistent   with
inflationary  trends  than  necessarily   with competitive  market forces.  The
Winter 1995 Cushman & Wakefield survey of regional malls found the low and high mean from each respondent to be 3.75 percent. The Fourth Quarter 1995 Korpacz survey reports that the range in expense growth rates was from 3.0 percent to 5.0 percent with an average of 3.98 percent, down 13 basis points from one year ago. Unless otherwise cited, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

Reimbursable Operating Expenses

We have analyzed each item of expense individually and attempted to project what the typical investor in a property like the subject would consider reasonable, based upon informed opinion, judgment and experience. The following is a detailed summary and discussion of the reimbursable operating expenses incurred in the operation of the subject property during the initial year of the investment holding period.


    Common Area Maintenance - This expense category includes the annual cost of miscellaneous building maintenance contracts, recoverable labor and
    benefits,  security, insurance,   landscaping,  snow  removal,  cleaning
    and janitorial,   exterminating,  supplies,  trash   removal, exterior
    lighting, common area energy, gas and fuel, equipment rental, interest and depreciation, and other miscellaneous charges. A portion of the management fee is recoverable as part of CAM as is a portion of certain
    general   and  administrative  expenses.   In   addition, ownership  can
    generally  recoup  the  cost  of  certain extraordinary capital items from
    the tenants.  Typically, this   is   limited  to  certain  miscellaneous
    capital expenditures.   In malls like the subject where  the  CAM budget is
    high,  discretion must be  exercised  in  not trying  to  pass along every
    charge as the  tenants  will resist.   Historically, the annual  CAM
    expense  (before anchor contributions) can be summarized as follows:

                         Brookdale Center
                         Unit CAM Billings
                            "D" Lease

                Year                    Aggregate Amount

                1990                       $1,652,300
                1991                       $1,911,600
                1992                       $1,650,200
                1993                       $1,767,800
                1994                       $1,868,000
                1995 Forecast              $1,927,700
                1996 Budgeted              $1,882,700

    The  1996  CAM  budget  is shown to  be  $1,822,700.   An allocation
    of this budget by line item is as follows:

                       1995 CAM Expense Allocation

      Administrative, Payroll and Office           $   242,800
      Security                                     $   475,900
      Maintenance                                  $   696,300
      Liability Insurance                          $   219,500
      Utilities                                    $   248,200
      Total                                        $ 1,822,700


    Over the past five years, management has been capable  of maintaining  the
    expense  under  $2,000,000.    In   our analysis,  we  have  reflected a
    first year expense of $1,900,000 (before inclusion of the management fee). Billable CAM is determined after adding in 58 percent of the management fee and depreciation, deducting major's contributions and adding the 15 percent administrative fee.

    Real Estate Taxes - The projected taxes to be incurred in 1996 are equal to $2,471,000. As discussed, the standard recovery for this expense is charged on the basis of average occupied area of non-major mall tenant GLA. Taxes are charged to the mall tenants after first deducting department store contributions. This expense item is projected to increase by 4 percent per annum over the balance of the investment holding period.


              TABLE COMPARING COMMON AREA MAINTENANCE EXPENSE FOR
                     VARIOUS MSAs AROUND THE UNITED STATES

    Energy - Energy costs consist of the cost to run the central plant as it provides HVAC services to certain tenants. Energy costs have been historically reported as follows:

                        Year                    Amount
                        1990                    $216,500
                        1991                    $215,600
                        1992                    $210,300
                        1993                    $261,200
                        1994                    $282,100
                        1995                    $245,700
                        1996(Budget)            $217,200


    We have estimated the 1996 expense at $220,000.  The only department store
    who contributes to this energy  cost  is Dayton's,   whose  1995
    contribution  is  estimated   at $249,800.  We are advised that ownership
    can charge a  15 percent   administrative   fee   for   their   costs   in
    administrating   this  program.   Energy   expenses   are forecasted  to
    grow by 3.5 percent per annum  throughout the holding period.


        TABLE ANALYZING OPERATING INCOME & EXPENSE FOR BROOKDALE CENTER
                1992 TO 1994 ACTUAL, 1995 FORECAST, 1996 BUDGET


Non-Reimbursable Expenses

The  total  annual non-reimbursable expenses of  the  subject property  are
projected  from accepted  practices  and  industry standards.   Again, we have
analyzed each item of expenditure in an attempt to project what the typical investor in a property similar to the subject would consider reasonable,
based  upon actual   operations,  informed  opinion  and   experience.    The
following   is  a  detailed  summary  and  discussion   of   non- reimbursable
expenses incurred in the operation of the subject property for the initial year. Unless otherwise stated, it is our assumption that these expenses will increase by 3.5 percent per annum thereafter.

    General and Administrative (Non-CAM) - Expenses related to the administrative aspects of the mall include costs particular to the
    operation  of  the  mall   including salaries,   travel  and entertainment,
    and   dues   and subscriptions.  A provision is also made for professional services including legal and accounting fees and other professional consulting services. In 1996, we reflect general and administrative expenses of $300,000.

    Promotion  - We have ascribed a 1996 expense of  $200,000 for ownership's
    contribution   to   the    Merchants Association.  This expense is
    considered high, however in our  opinion is required to aid in the lease-up
    of vacant spaces.   Promotional expenses are decreased to  $150,000 in
    1997, and to $100,000 in 1998, and then grown by  the expense growth rate.

    Miscellaneous - This catch-all category is provided for various miscellaneous and sundry expenses that ownership will typically incur. Such items as unrecovered repair costs, non-recurring expenses, expenses associated with maintaining the vacant space and bad debts in excess of our credit loss provision would be included here. In the initial year, these miscellaneous items are forecasted to amount to approximately $35,000.

    Management - The annual cost of managing the subject property is projected to be 4.5 percent of minimum and percentage rent. In the initial year of our analysis, this amount is shown to be $207,399. Alternatively, this amount is equivalent to approximately 2.1 percent of effective gross income. Our estimate is reflective of a typical management agreement with a firm in the business of providing professional
    management  services.   This amount is considered typical for a retail
    complex of this size.   Our  investigation  into  the  market  for   this
    property type indicates an overall range of fees of 3 to 5 percent. Since we have reflected a structure where we separately charge leasing commissions, we have used the mid-point of the range as providing for compensation for these services. In addition, a portion of the management fee is deducted before passing on the balance to the mall tenants as part of CAM.

    Alterations - The principal component of this expense is ownership's estimated cost to prepare a vacant suite for tenant use. At the expiration of a lease, we have made a provision for the likely expenditure of some monies on ownership's part for tenant improvement allowances. In this regard, we have forecasted a cost of $10.00 per square foot for turnover space (initial cost growing at expense growth rate) weighted by our turnover probability of 30 percent. We have forecasted a rate of $1.00 per square foot for renewal (rollover) tenants, based on a
    renewal  probability  of 70 percent.   The  blended  rate based  on  our
    70/30 turnover probability is therefore $3.10 per square foot. It is also noted that ownership has been relatively successful in releasing space in its "as is" condition. Evidence of this is seen in our previously presented summary of recent leasing activity at the mall. In order to facilitate the lease-up of the Mervyn's throat area space which is in raw condition, we have forecasted a workletter of $25.00 per square foot. For all other currently vacant second generation space, we have
    used a rate of $15.00 per square foot in order to expedite   the  lease-up.
    All  alteration   costs   are forecasted  to  increase  at our implied
    expense  growth rate.

    Capital Expenditures - Ownership has budgeted for certain capital expenditures which represent items outside of the normal repairs and
    maintenance  budget.   As  of  this writing,  the  capital expenditure
    budget has not been approved but we can make some provisions with reasonable certainty for certain repairs. Capital projects on-going at
    Brookdale   Center  include  the  building   systems upgrades, lot lighting
    and signage, roof and parking lot replacement and seal coating, and other capital items identified within General Growth's 1996 Annual Budget. We have also made a provision for an interior renovation during 1997 and 1998.

    It  was  our  opinion that a prudent investor would  make some  provision
    for necessary repairs and  upgrades.   To this  end, we have reflected
    expenditures of $650,000  in 1996,  $450,000  in 1997, $350,000 in 1998,
    $250,000  in 1999,  and  $100,000 per annum thereafter.  In  addition, the
    property is in need of general upgrading.   We  have reflected   a   cost
    of   $4,500,000   equivalent    to approximately $22.50 per square foot of
    mall  GLA  to  be split up between 1997 and 1998.

    ACM Abatement - General Growth has also budgeted for asbestos abatement in the mall as tenant space is turned over and abatement is
    required during  renovation.   We have   therefore   included  abatement as
    a   capital expenditure   in  our  cash  flow.   In  1996,   asbestos
    abatement is scheduled to total $150,000. This expense decreases to $100,000 for 1997, and $50,000 in 1998 and 1999.

    Dayton's Operating Agreement - As discussed, Dayton's operating covenant expires in 1996. In order to keep this important anchor tenant at the mall, ownership should prudently expect to contribute toward a retrofit of the store. Based on conversations with management,
    we have   budgeted   $10,000,000  which  is  equivalent   to approximately
    $51.20 per square foot.

    Renovation - Another expense that will be necessary to keep Dayton's at the mall, as well as attract new tenants, will be a complete renovation of the property. Based on conversations with management, this expense is estimated at $5,000,000 and is incurred in 1997.

    Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short- lived capital items such as the roof, parking lot and certain mechanical items. The repairs and maintenance expense category has historically included some capital items which have been passed through to the tenants. This appears to be a fairly common practice among most malls. However, we feel that over a holding period some repairs or replacements will be needed that will not be passed on to the tenants. Due to the inclusion of many of the capital items in the maintenance expense category, the reserves for replacement classification need not be sizable. This becomes a more focused issue when the CAM expense starts to get out of reach and tenants begin to complain. For purposes of this report, we have estimated an expense of $0.15 per square foot of owned GLA during the first year, thereafter increasing by our expense growth rate throughout our cash flow analysis.

Net Income/Net Cash Flow
The   total   expenses  of  the  subject  property  including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investors in each year of the holding period before debt service. In the initial year of investment, the net income is forecasted to be equal to $4,402,281 which is equivalent to 45.2 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow loss of ($6,634,144).

                                Brookdale Center
                               Operating Summary
                       Initial Year of Investment - 1996

                             Aggregate Sum      Unit Rate*    Operating Ratio

Effective Gross Income         $ 9,735,680        $48.70            100.0%
Operating Expenses             $ 5,333,399        $26.68             54.8%
Net Income                     $ 4,402,281        $22.02             45.2%
Other Expenses                 $11,036,425        $55.20            113.0%
Cash Flow                     ($ 6,634,144)      ($33.18)           (68.1%)

   *  Based on total owned GLA of 199,922 square feet.

Our cash flow model has forecasted the following compound annual growth rates over the ten year holding period 1996-2005.

                Net Operating Income             2.74%


Overall, this is a reasonable forecast for a property of the subject's calibre and growth pattern which should attract some investor interest.

Investment Parameters

After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance
over the holding  period.   These parameters  include the selection of
capitalization rates (both initial and terminal) and application of the appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

Overall Rate

The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are also affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

The trend has been for rising capitalization rates. We feel that much of this has to do with the quality of the product that has been selling. Sellers of the better performing dominant Class A malls have been unwilling to waver on their pricing. Many of the malls which have sold over the past 18 to 24 months are found in less desirable second or third tier locations or represent turnaround situations with properties that are posed for expansion or remerchandising. With fewer buyers for the top performing assets, sales have been somewhat limited.

                          Overall Capitalization Rates
                              Regional Mall Sales

                Year            Range          Mean       Basis Point Change

                1988        5.00% - 8.00%      6.16%                       -
                1989        4.58% - 7.26%      6.05%                     -11
                1990        5.06% - 9.11%      6.33%                     +28
                1991        5.60% - 7.82%      6.44%                     +11
                1992        6.00% - 7.97%      7.31%                     +87
                1993        7.00% -10.10%      7.92%                     +61
                1994        6.98% -10.29%      8.37%                     +45
                1995        7.47% -11.10%      9.14%                     +79


The  data  above shows that, with the exception of 1989,  the average  cap rate
has shown a rising trend each  year.   Between 1988  and  1989,  the average
rate declined by 11 basis points. This was partly a result of dramatically fewer transactions in 1989 as well as the sale of Woodfield Mall at a reported cap rate of 4.58 percent. In 1990, the average cap rate jumped 28 basis points to 6.33 percent. Among the 16 transactions we surveyed that year, there was a marked shift of investment criteria upward with additional basis point risk added due to the deteriorating economic climate for commercial real estate. Furthermore, the problems with department store anchors added to the perceived investment risk.

1992 saw owners become more realistic in their pricing as some looked to move product because of other financial pressures. The 87 basis point rise to
7.31 percent reflected the reality that, in many markets, malls were not performing as strongly as expected. A continuation of this trend was seen in 1993 as the average rate increased by 61 basis points. The trend in deals over the past two year period shows a respective rise in average cap rates of 45 and 59 basis points. For the year, 1994 transactions were a mix of
quality  ranging  from   premier, institutional  grade centers (Biltmore
Fashion Park, Riverchase Galleria) to B-centers such as Corte Madera Town Center and Crossroads Mall. The continuation of this trend into 1995 is in evidence as owners of the better quality malls are either aggressively pricing them or keeping them off of the market until it improves further. Also, the beating that REIT stocks took has forced up their yields thereby putting pressure on the pricing levels they can justify.

Much of the buying over the past 18 to 24 months has been opportunistic acquisitions involving properties selling near or below replacement cost. Many of these properties have languished due to lack of management focus or expertise as well as a limited ability to make the necessary capital commitments for growth. As these opportunities become harder to find, we believe that investors will again begin to focus on the stable returns of the dominant Class A product.

The Cushman & Wakefield's Winter 1995 survey reveals that going-in cap rates for regional shopping centers range between 7.0 and 9.0 percent with a low average of 7.47 and high average of 8.25 percent, respectively; a spread of 78 basis points. Generally, the change in average capitalization rates over the Spring 1995 survey shows that the low average decreased by 3 basis points, while the upper average increased by 15 points. Terminal, or going-out rates are now averaging 8.17 and 8.83 percent, representing a decrease of 22 basis points and 23 basis points, from Spring 1995 averages.


                Cushman & Wakefield Valuation Advisory Services
                 National Investor Survey - Regional Malls (%)

Investment        Winter 1994            Spring 1995           Winter 1995
Parameters       Low       High        Low        High       Low       High

OAR/Going-In  6.50-9.50  7.50-9.50   7.00-8.50  7.50-8.50  7.00-8.00  7.50-9.00
                 7.6        8.4        7.50        8.1        7.47       8.25

OAR/Terminal  7.00-9.50  7.50-10.50  7.50-8.75  8.00-9.25  7.00-9.00 8.00-10.00
                 8.0        8.8        7.95        8.6        8.17       8.83

  IRR        10.00-11.5 10.00-13.0  10.00-11.5 11.00-12.0 10.00-11.5 10.50-12.0
                10.5       11.5       10.70       11.4       10.72      11.33


The Fourth Quarter 1995 Peter F. Korpacz survey finds that cap rates have remained relatively stable. They recognize that there is extreme competition for the few premier malls that are offered for sale which should exert downward pressure on rates. However, most of the available product is B or C quality which are not attractive to most institutional investors. The survey did, however, note a dramatic change for the top tier investment category of 20 to 30 true "trophy" assets in that investors think it is unrealistic to assume that cap rates could fall below 7.0 percent.


                         NATIONAL REGIONAL MALL MARKET
                              FOURTH QUARTER 1995

    KEY INDICATORS             CURRENT              LAST          YEAR AGO
Free & Clear Equity IRR        QUARTER           QUARTER

RANGE                       10.00%-14.00%     10.00%-14.00%    10.00%-14.00%
AVERAGE                         11.55%            11.55%           11.60%
CHANGE (Basis Points)             -                 0               - 5
Points)

Free & Clear Going-In Cap Rate

RANGE                        6.25%-11.00%      6.25%-11.00%     6.25%-11.00%
AVERAGE                          7.86%             7.84%            7.73%
CHANGE (Basis Points)             -                + 2              +13

Residual Cap Rate

RANGE                        7.00%-11.00%      7.00%-11.00%     7.00%-11.00%
AVERAGE                          8.45%             8.45%            8.30%
CHANGE (Basis Points)             -                 0               +15

Source: Peter Korpacz Associates, Inc. - Real Estate Investor Survey Fourth Quarter - 1995


As can be seen from the above, the average IRR has decreased by 5 basis points to 11.55 percent from one year ago. However, it is noted that this measure has been relatively stable over the past three months. The quarter's average initial free and clear equity cap rate rose 13 basis points to 7.86 percent from a year earlier, while the residual cap rate increased 15 basis points to 8.45 percent.

Most  retail  properties  that are  considered  institutional grade   are
existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are
formidable barriers to new competition.   Equally  important are centers  which
offer good upside potential after face-lifting, renovations, or expansion. With new construction down substantially, owners have accelerated renovation
and  re-merchandising programs.   Little  competition from  over-building is
likely in most mature markets within which these centers are located. Environmental concerns and "no- growth" mentalities in communities are now serious impediments to new retail development.

Finally, investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations
and  bankruptcies.   This  trend   was strongly  in evidence as the economy
enters 1996 in view of the wave of retail chains whose troublesome earnings are forcing major restructures or even liquidations. (The reader is referred to the National Retail Overview in the Addenda of this report). Trends toward more casual dress at work and consumers growing pre- occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the mall that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions malls have taken. A trend toward bringing in larger specialty and category tenants to the mall is also in evidence. The risk from an owners standpoint is finding that mix which works the best.

Nonetheless, the cumulative effect of these changes has been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

Based  upon  this discussion, we are inclined  to  group  and characterize
regional   malls  into  the   general   categories following:

   Cap Rate Range        Category

   7.0% to 7.5%          Top 20 to 25+/- malls in the country.

   7.5% to 8.5%          Dominant Class A investment grade property, high sales
                         levels, relatively good health ratios, excellent demographics (top 50 markets), and considered to present a significant barrier to entry within its trade area.

   8.5% to 10.5%         Somewhat broad characterization of investment quality
                         properties ranging from primary MSAs to second tier cities. Properties at the higher end of the scale are probably somewhat vulnerable to new competition in their market.

   10.5% to 12.0%        Remaining product which has limited appeal or
                         significant risk which will attract only a smaller, select group of investors.

Conclusion - Initial Capitalization Rate

Brookdale Center is an older property that has been impacted by its competition, changing demographics, and aging physical plant. In addition, the threat of competition has intensified and the possibility exists that Dayton's could leave should one of the proposed malls be built.

We do not believe that the conversion of the former Carson's store to a Mervyn's will have a material impact on the center's investment appeal. While new to the region, Dayton's is making a major commitment to the Twin Cities area by converting seven units to this new store format. Although through its first six months Mervyn's has not had so much of a positive impact as expected, the lower price points offered by Mervyn's compliment the higher priced apparel found at the traditional Dayton's. Mervyn's market niche is
more representative of Brookdale's trade area.   While it will compete with
Kohl's, the two stores should act as a more cohesive draw to the mall and enhance its total trade area draw.

We do recognize that management has been addressing the physical issues and continues to be modestly successful in attracting new tenants to
the mall.   The  renovation  of  the Mervyn's throat area will be a long term benefit to the property. However, due to the uncertainty of Dayton's, the overall physical state of the mall, as well as increased competition, any investor would view the subject as an investment risk and would require the potential for high returns.

On balance, a property with the characteristics of the subject would potentially trade at an overall rate between 10.75 and 11.25 percent based on first year income if it were operating on a stabilized operating income basis.

Terminal Capitalization Rate

The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, our rate survey shows a 38 basis point differential.

Therefore, to the range of stabilized overall capitalization rates, we have added 25 basis points to arrive at a projected terminal capitalization rate ranging from 11.00 to 11.50 percent. This provision is made for the risk of lease up and maintaining a certain level of occupancy in the center, its level of revenue collection, the prospects of future competition, as well as the uncertainty of maintaining the forecasted growth rates over such a holding period. In our opinion, this range of terminal rates would be appropriate for the subject. Thus, this range of rates is applied to the following
year's net operating income  before reserves,   capital   expenditures, leasing
commissions   and alterations as it would be the first received by a new purchaser of the subject property. Applying a rate of say 11.25 percent for disposition, a current investor would dispose of the subject property at the end of the investment holding period for an amount of approximately $51,246,053 based on 2006 net income of approximately $5,765,181.

From the projected reversionary value to an investor in the subject property, we have made a deduction to account for the various transaction costs
associated with the sale of an asset of this  type.   These  costs consist of
2.0 percent  of  the  total disposition  price of the subject property as  an
allowance  for transfer   taxes,  professional  fees,  and  other miscellaneous
expenses including an allowance for alteration costs that the seller pays at final closing. Deducting these transaction costs from the computed reversion renders pre-tax the net proceeds of sale to be received by an investor in the subject property at the end of the holding period.


                           Net Proceeds at Reversion

                                         Less Costs of Sale and
 Net Income 2006    Gross Sale Price     Miscellaneous Expenses   Net Proceeds
                                             Expenses @ 2.0%

    $5,765,181        $51,246,053              $1,024,921         $50,221,132


Selection of Discount Rate

The  discounted cash flow analysis makes several  assumptions which  reflect
typical investor requirements for yield  on  real property.   These assumptions
are difficult to directly  extract from  any  given market sale or by
comparison to other investment vehicles.   Instead,  investor  surveys  of
major  real   estate investment  funds and trends in bond yield rates are often cited to support such analysis.

A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Winter 1995 survey, investors in regional malls are currently looking at broad rates of return between 10.0 and 12.00 percent, down slightly from our last two surveys. The indicated
low and  high means  are  10.72  and  11.33 percent,  respectively.   Peter  F.
Korpacz reports an average internal rate of return of 11.55 percent for the Fourth Quarter 1995, down 5 basis points from the year ago level.

The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

              Market Rates and Bond Yields (%)             February, 1996

                Reserve Bank Discount Rate                      5.00
               Prime Rate (Monthly Average)                     8.25
                  3-Month Treasury Bills                        4.86
                    U.S. 10-Year Notes                          6.06
                    U.S. 30-Year Bonds                          6.47
                     Telephone Bonds                            7.70
                     Municipal Bonds                            5.68

    Source: New York Times


This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.86
percent.   A  more  risky investment, such as telephone bonds, would currently yield a much higher  rate  of 7.70 percent.  The prime rate is currently  8.25
percent,  while  the  discount rate is 5.00  percent.   Ten  year treasury
notes are currently yielding around 5.06 percent,  while 30-year bonds are at
6.47 percent.

Real  estate investment typically requires a higher  rate  of return  (yield)
and is much influenced by the relative health  of financial   markets.   A
retail  center  investment   tends   to incorporate  a blend of risk and credit
based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow
analysis.   An  appropriate discount rate selected for  a  retail center  thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through
long-term treasuries or high-grade  corporate bonds.   A wider gap between
return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

Investors  have suggested that the regional mall  market  has become
increasingly  "tiered" over  the  past  two  years.   The country's  premier
malls are considered to  have  the  strongest trade   areas,  excellent  anchor
alignments,  and   significant barriers of entry to future competitive supply.
These and other "dominant" malls will have average mall shop sales above $300 per square foot and be attractive investment vehicles in the current market. It is our opinion that the subject would attract high interest from institutional investors if offered for sale in the current marketplace. There is not an abundance of regional mall assets of comparable quality currently available, and many regional malls have been included within REITs,
rather  than offered  on  an  individual property  basis.   However,  we  must
further temper our analysis due to the fact that there remains some risk that the inherent assumptions employed in our model come to full fruition.

Finally, application of these rate parameters to the  subject should  entail
some sensitivity to the rate at which leases  will be   expiring  over  the
projection  period.   Provided  on  the following  page  is a summary of the
forecasted lease  expiration schedule  for  the  subject.   A complete
expiration  report  is included in the Addenda.


                           Lease Expiration Schedule

       Calendar Year    No. of Leases    GLA(SF)     Cumulative %

         1996                   --         ---            ---
         1997                   10       22,738          11.4%
         1998                    6        9,701          16.2%
         1999                    5        3,662          18.1%
         2000                    8       17,783          27.0%
         2001                    9       17,114          35.5%
         2002                    6       10,436          40.7%
         2003                    7        8,073          44.8%
         2004                   16       39,246          64.4%
         2005                    6       13,958          71.4%


* Includes mall shops and kiosks


From the above, we see that a large percentage (27 percent) of the GLA will expire by 2000 and that by the end of 2003, approximately 45 percent of
mall shop  GLA  will  expire.   The largest  expiration  year  is 2004 when
leases totaling 39,246 square feet of the center will expire. Over the total projection period, over 71 percent will expire. Overall, consideration is
given  to this in our selection of an appropriate risk rate.   We would  also
note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves, and vacancy provisions.

We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 13.00 and 14.00 percent.

Present Value Analysis

Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original
investment.   Typical  holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a ten year period commencing on January 1, 1996.

A sale or reversion is deemed to occur at the end of the 10th year (December 31, 2005), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the
10th year is buying the following year's  net  income.   Therefore,  our
analysis  reflects   this situation  by  capitalizing the first year of  the
next  holding period.

The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of
anticipated  yield  rates  of investors  dealing  in similar investments.   The
rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

Cash Flow Assumptions

Our cash flows forecasted for the mall have been presented. To reiterate, the formulation of these cash flows incorporated into our computer model the following general assumptions.

    1. The pro forma is presented on a calendar year basis commencing on January 1, 1996. The present value analysis is based on a 10 year holding period commencing from January 1, 1996. This period reflects 10 years of operations and follows an adequate time for the property to proceed through an orderly lease-up and continue to benefit from any remerchandising. In this regard, we have projected that the investment will be sold at the year ending December 31, 2005.

    2. Existing lease terms and conditions remain unmodified until their expiration. At expiration, it has been assumed that there is an 70.0 percent probability that the existing retail tenants will renew their lease. Executed and high probability pending leases have been assumed to be signed in accordance with negotiated terms as of the date of valuation.

    3. 1996 base date market rental rates for existing tenants have been established according to tenant size with consideration given to location within the mall, the specific merchandise category, as well as the tenants sales history. Lease terms throughout the total complex vary but for new in-line mall tenants are generally 5 to 12 years. While some have been flat, others have one or two step-ups over the course of the term. Upon renewal, it is assumed that new leases are written for an average of 10 years with a step of 10 percent in year 6. An exception exists in the instance where a tenant is determined to be paying base rent which is above market, or where percentage rent is being generated in the base lease and is forecasted to continue over the ensuing period. In these instances, we have assumed that a flat lease will be written. Kiosk leases are written for 5 year terms with no rent increase.

    4. Market rents have been established for 1996 based upon an overall average of about $20.00 per square foot for in-line mall shop space. Subsequently, it is our assumption that market rental rates for mall tenants will remain flat through 1998, increase by 1.5 percent in 1999,
        2.0 percent in 2000, and 2.5 percent per year thereafter.

    5. Most tenants have percentage rental clauses providing for the payment of overage rent. We have relied upon average sales data as provided by management. Sales for 1996 are forecasted at 2.0% below 1995 sales or approximately $250 per square foot. In our analysis, we have forecasted that sales will be flat in 1997 and then grow by 1.0 percent in 1998, 2.0 percent in 1999, and 2.5 percent per year throughout the balance of the holding period.

    6. Expense recoveries are based upon terms specified in the various lease contracts. The standard lease contract for real estate taxes and common area maintenance billings for interior mall tenants is based upon a tenants pro rata share with the latter carrying an administrative surcharge of 15 percent. Pro-rata share is generally calculated on leased (occupied) area as opposed to leasable area. Department store contributions are deducted before pass through to the mall shops. Energy (HVAC) is recoverable from Dayton's with a 15 percent administrative fee.

    7. Income lost due to vacancy and non- payment of obligations has been based upon our turnover probability assumption as well as a global provision for credit loss. Upon the expiration of a lease, there is
        30.0 percent probability that the retail tenant will vacate the suite. At this time we have forecasted that rent loss equivalent to 6 months rent would be incurred to account for the time associated with bringing the space back on-line. In addition, we have forecasted an annual global vacancy and credit loss of gross rental income which we have stepped-up to a stabilized level of 6.0 percent. This global provision is applied to all tenants excluding anchor department stores.

    8. Specialty leasing and miscellaneous income consists of several categories. Specialty leasing is generated by the mall's successful cart program as well as the temporary in-line tenants which fill in during periods of downtime between permanent in-line tenants. Miscellaneous income is generated by chargebacks for tenant work, forfeited security deposits, stroller rentals, telephones, etc. We have grown all miscellaneous revenues by 3.0 percent per annum.

    9. Operating expenses have been developed from management's budget from which we have recast certain expense items. Expenses have also been compared to industry standards as well as our general experience in appraising regional malls throughout the country. Operating expenses are generally forecasted to increase by 3.5 percent per year except for management which is based upon 4.5 percent of minimum and percentage rent annually. Taxes are forecasted to grow at 4.0 percent per year. Alteration costs are assumed to escalate at our forecasted expense inflation rate.

   10. A provision for capital reserves of $30,000 equal to approximately $0.15 per square foot of total owned GLA. An alteration charge of either $10.00 or $15.00 per square foot has been utilized for new mall tenants. Renewal tenants have been given an allowance of $1.00 per square foot. Raw space associated with the Mervyn's Throat area has been allocated a $40.00 per square foot workletter. Provision for other capital expenditures have been made for deferred maintenance, asbestos removal, and interior renovation and the remodel of the Dayton's store.


      TABLES SHOWING REVERSION CALCULATION AND SALE YIELD MATRIX ANALYSIS
                              FOR BROOKDALE CENTER


For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 13.00 to 14.00 percent. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 13.00 to 14.00 percent at 50 basis point intervals on equity  capital  over the holding period.  This  range  of  rates reflects  the
risks associated with the investment.   Discounting these  cash flows over the
range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our
analysis.   A valuation matrix for the subject appears on the facing page.

Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $23.6 to $26.4 million. Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls
near  the middle   of   the   range  outlined  above  for  this   property.
Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward as IRR around 13.50 percent and a terminal rate around 11.25 percent as being most representative of the subject's value in the market.

In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a market value of $25.0 million for the subject property as of January 1, 1996. The indices of investment generated through this indicated value conclusion are shown on the following page.

                         DISCOUNTED CASH FLOW ANALYSIS
                       Brookdale Center (Minneapolis, MN)
                           Cushman & Wakefield, Inc.

Year     Net         Discount      Present Value   Composition    Annual Cash
 No.  Cash Flow    Factor @ 13.5%  of Cash Flows    of Yield    on Cash Returns

One   ($6,634,144) x  0.881057  =  ($5,845,061)      -23.44%        -26.54%
Two   ($1,630,019) x  0.776262  =  ($1,265,322)       -5.08%         -6.52%
Three  $4,258,700  x  0.683931  =   $2,912,658        11.68%         17.03%
Four   $4,619,275  x  0.602583  =   $2,783,495        11.16%         18.48%
Five   $4,931,330  x  0.530910  =   $2,618,091        10.50%         19.73%
Six    $5,015,389  x  0.467762  =   $2,346,008         9.41%         20.06%
Seven  $5,205,153  x  0.412125  =   $2,145,174         8.60%         20.82%
Eight  $5,321,425  x  0.363106  =   $1,932,240         7.75%         21.29%
Nine   $5,042,702  x  0.319917  =   $1,613,246         6.47%         20.17%
Ten    $5,447,247  x  0.281865  =   $1,535,389         6.16%         21.79%

Total Present Value of Cash Flows: $10,775,917        43.22%         12.63% Avg

Reversion:
Eleven $5,765,181 (1) / 11.25%  =  $51,246,053
       Less: Cost of Sale @ 2%     $ 1,024,921
       Net Reversion               $50,221,132
       x Discount Factor              0.281865

Total Present Value of Reversion   $14,155,587        56.78%

Total Present Value                $24,931,504       100.00%

                ROUNDED:           $25,000,000

                Owned GLA (SF):                         199,922

                Per Square Foot of Owned GLA:              $125

                Implicit Going-In Capitalization Rate:
                        Year One NOI                 $4,402,281
                        Going-In Cap Rate                17.61%

                CAGR Concluded Value to Reversion         6.74%

Note: (1) Net Operating Income


We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.


                       RECONCILIATION AND FINAL VALUE ESTIMATE

Application of the Sales Comparison Approach and Income Approach used in the valuation of the subject property has produced results which fall within a reasonably acceptable range. Restated, these are:

               Methodology                  Market Value Conclusion

      Sales Comparison Approach                  $24,800,000

      Income Approach
             Discounted Cash Flow                $28,800,000



This is considered a narrow range in possible value given the magnitude of the value estimates. Both approaches are well supported by data extracted from the market. There are, however, strengths and weaknesses in each of these two approaches which require reconciliation before a final conclusion of value can be rendered.

Sales Comparison Approach

The Sales Comparison Approach arrived at a value indicted for the property by analyzing historical arms-length transaction, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold. An analysis of the subject on the basis of its implicit sales multiple was also utilized.

The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily become a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and
ultimate  purchase  of   a property.  In light of the above, the writers are of
the  opinion that  this  methodology  is  best  suited  as  support  for   the
conclusions of the Income Approach. It does provide useful market extracted rates of return such as overall rates to simulate investor behavior in the Income Approach.

Income Approach

Discounted Cash Flow Analysis

The subject property is highly suited to analysis by the discounted cash flow method as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital. The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to
qualify the model.   In  the case  of  the  subject property, the Income
Approach can  analyze existing  leases,  the  probabilities  of  future
rollovers  and turnovers   and  reflect  the  expectations  of  overage rents.
Essentially, the Income Approach can model many of the dynamics of a complex shopping center. The writers have considered the results of the discounted cash flow analysis because of the applicability of this method in accounting for the particular characteristics of the property, as well as being the tool used by many purchasers.

Conclusions

We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodology. The value exhibited by the Income Approach is consistent with the leasing
profile  of  the mall.    It  indicates  complimentary  results  with  the
Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

As  a  result of our analysis, we have formed an opinion that the  market value
of the leased fee estate  in  the  referenced property,   subject  to  the
assumptions, limiting conditions, certifications, and definitions, as of January 1, 1996, was:


                   TWENTY FIVE MILLION DOLLARS
                           $25,000,000



                      ASSUMPTIONS AND LIMITING CONDITIONS
                     -------------------------------------

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

        1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2)b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of
            value.   Supporting documentation concerning the data, reasoning,
            and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report. We are providing this report as an update to our last analysis which was prepared as of January 1, 1995. As such, we have primarily reported only changes to the property and its environs over the past year.

        2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

        3.  The   information  contained  in   the Appraisal or upon which the
            Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

        4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

        5.  The Appraisal is to be used in whole and not  in  part.   No  part
            of the Appraisal  shall  be  used  in conjunction  with  any  other
            appraisal.   Publication  of  the Appraisal  or  any  portion
            thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which
            it was prepared.  No part of the   Appraisal  shall be  conveyed to
            the  public   through advertising, or used in any sales or
            promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

        6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

        7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all
            applicable federal, state and local zoning   and environmental
            regulations  and   laws,   unless noncompliance is stated, defined
            and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

        8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

        9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current
            market thinking on future income  and expenses.    The  Appraiser
            and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

        10. Unless   otherwise   stated   in   the Appraisal,  the  existence
            of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

        11. Unless   otherwise   stated   in   the Appraisal, compliance with
            the requirements of the Americans With Disabilities  Act  of  1990
            (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may
            adversely affect the value  of the property.   C&W  recommends that
            an expert  in  this  field  be employed.



                           CERTIFICATION OF APPRAISAL


        We certify that, to the best of our knowledge and belief:

   1. Brian J. Booth inspected the property, and Richard W. Latella, MAI, has reviewed and approved the report but did not inspect the property.

   2.   The statements of fact contained in this report are true and correct.

   3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

   4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

   5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

   6. No one provided significant professional assistance to the persons signing this report.

   7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

   8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

   9. As of the date of this report, Richard W. Latella, MAI has completed the requirements of the continuing education program of the Appraisal Institute.


        /s/Brian J. Booth

        Brian J. Booth
        Retail Valuation Group


        /s/Richard W. Latella

        Richard W. Latella, MAI
        Senior Director
        Retail Valuation Group
        Certified General Real Estate Appraiser License No. 20026517






                                    ADDENDA
                                   ---------

                            NATIONAL RETAIL OVERVIEW

                        OPERATING EXPENSE BUDGET (1996)

                           TENANT SALES REPORT (1995)

                         PRO-JECT LEASE ABSTRACT REPORT

                      PRO-JECT PROLOGUE ASSUMPTIONS REPORT

                        PRO-JECT TENANT REGISTER REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

             ENDS FULL DATA REPORT FOR PRIMARY AND TOTAL TRADE AREA

                        REGIONAL MALL SALES (1991-1993)

                      CUSHMAN & WAKEFIELD INVESTOR SURVEY

                           APPRAISERS' QUALIFICATIONS

                              PARTIAL CLIENT LIST




      CUSHMAN & WAKEFIELD, INC.
      NATIONAL RETAIL OVERVIEW


                          Prepared by: Richard W. Latella, MAI


                NATIONAL RETAIL MARKET OVERVIEW

Introduction
    Shopping centers constitute the major form of retail activity in the United States today. Approximately 55 percent of all non- automotive retail sales
occur  in  shopping  centers.   It  is estimated that consumer spending
accounts for about two-thirds of all economic activity in the United States. As such, retail sales patterns have become an important indicator of the country's economic health.

    During the period 1980 through 1995, total retail sales in the United States increased at a compound annual rate of 6.16 percent. Data for the period 1990 through 1995 shows that sales growth has slowed to an annual
average of 4.93  percent.   This information  is summarized on the following
chart. The Commerce Department reports that total retail sales fell three-tenths of a percent in January 1996.

                Total U.S. Retail Sales(1)
       Year          Amount       Annual Change
                   (Billions)
       1980         $  957,400           N/A
       1985         $1,375,027           N/A
       1990         $1,844,611           N/A
       1991         $1,855,937           .61%
       1992         $1,951,589          5.15%
       1993         $2,074,499          6.30%
       1994         $2,236,966          7.83%
       1995         $2,346,577          4.90%
 Compound Annual
   Growth Rate                         +6.16%
    1980-1995
CAGR: 1990 - 1995                      +4.93%

(1)1985 - 1995 data reflects recent revisions by the U.S. Department of
Commerce: Combined Annual and Revised Monthly Retail Trade.

Source: Monthly Retail Trade Reports Business Division, Current Business Reports, Bureau of the Census, U.S. Department of Commerce.


    The early part of the 1990s was a time of economic stagnation and uncertainty in the country. The gradual recovery, which began as the nation crept out of the last recession, has shown some signs of weakness as corporate downsizing has accelerated. But as the recovery period reaches into its fifth year and the retail environment remains volatile, speculation regarding the nation's economic future remains. It is this uncertainty which has shaped recent consumer spending patterns.

Personal Income and Consumer Spending
    Americans' personal income advanced by six-tenths of a percent in December, which helped raise income for all of 1995 by 6.1 percent, the
highest gain since 6.7 percent in  1990.   This growth  far  outpaced the 2.5
percent in 1994 and 4.7 percent  in 1993.   Reports for February 1996 however,
reported that income grew at an annual rate of eight-tenths of a percent, the biggest gain in thirteen months, and substantially above January's anemic growth rate of one-tenth of a percent.

    Consumer spending is another closely watched indicator of economic activity. The importance of consumer spending is that it represents two-thirds of the nation's economic activity. Total consumer spending rose by 4.8 percent in 1995, slightly off of the 5.5 percent rise in 1994 and 5.8
percent in 1993.   These increases  followed  a significant lowering on
unemployment and bolstered consumer confidence. The Commerce Department reported that Americans spent at an annual rate of $5.01 trillion in January 1996, a drop of five-tenths of a percent. It was the third drop in five months.

Unemployment Trends
    The Clinton Administration touts that its economic policy has dramatically increased the number of citizens who have jobs. Correspondingly, the nation's unemployment rate continues to decrease from its recent peak in
1992.   Selected  statistics released  by  the  Bureau of Labor Statistics are summarized  as follows:

Selected Employment Statistics

    Civilian Labor Force               Employed
         Total Workers         Total Workers             Unemployment
Year(1)     (000)   % Change     (000)         % Change       Rate
 1990      124,787       .7     117,914          .5           5.5
 1991      125,303       .4     116,877         -.9           6.7
 1992      126,982      1.3     117,598          .6           7.4
 1993      128,040       .8     119,306         1.5           6.8
 1994      131,056      2.4     123,060         3.1           6.1
 1995      132,337      .98     124,926         1.5           5.6
 CAGR                  1.18                     1.16
1990-1995

(1)Year ending December 31

Source:  Bureau of Labor Statistics U.S. Department of Labor


    During  1995,  the  labor  force increased  by  1,281,000  or approximately
1.0  percent.   Correspondingly,  the   level   of employment increased by
1,866,000 or 1.5 percent. As such, the year end unemployment rate dropped by five-tenths of a percent to 5.6 percent. For 1995, monthly job growth averaged 144,000. On balance, over 8.0 million jobs have been created since the recovery began.

Housing Trends
    Housing starts enjoyed a good year in 1994 with a total of 1.53 million starts; this up 13.0 percent from 1.45 million in 1993. Multi-family was up
60.0 percent in 1994 with 257,00 starts. However, the National Asociation of Homebuilders forsees a downshift in activity throughout 1995 resulting from the laggard effect of the Federal Reserves's policy of raising interest rates. The
 .50 percent increase in the federal funds rate on February 1, 1995 was the seventh increase over the past thirteen months, bringing it to its highest level since 1991. Sensing a retreat in the threat of inflation, the Fed reduced the Federal Funds rate by 25 basis points in July 1995 to 5.75 percent.

    Total housing starts rose by 6.0 percent to a seasonally adjusted annual rate of 1.42 million units. Since family housing starts in November were at 1,102,00 units while multi-family jumped by 77,000 at an annual rate. Applications for building permits rose by 3.2 percent to a rate of 1.28 million. The median new home price of new homes sold in the first nine months of 1995 was $132,000. The median was $130,000 for all of 1994. The Commerce Department reported that construction spending rose 2.9 percent in October to an annual rate of $207.7 billion, compared to $217.9 billion in all of 1994.

    The home ownership rate seems to be rising, after remaining stagnant over the last decade. For the third quarter of 1995, the share of households that own their homes was 65 percent, compared to 64.1 percent for a year earlier. Lower mortgage rates are cited as a factor.

Gross Domestic Product
    The report on the gross domestic product (GDP) showed that output for goods and services expanded at an annual rate of just .9 percent in the fourth quarter of 1995. Overall, the economy gained 2.1 percent in 1995, the weakest showing in four years since the 1991 recession. The .9 percent rise in the fourth quarter was much slower than the 1.7 percent expected by most analysts. The Fed sees the U.S. economy expanding at a 2.0 to 2.25 percent pace during 1996 which is in-line with White House forecasts.

    The following chart cites the annual change in real GDP since 1990.

  Real GDP
    Year                % Change
    1990                   1.2
    1991                  - .6
    1992                   2.3
    1993                   3.1
    1994                   4.1
    1995 *                 2.1

* Reflects new chain weighted system of measurement.  Comparable
  1994 measure would be 3.5%

Source:   Bureau of Economic Analysis

Consumer Prices
    The Bureau of Labor Statistics has reported that consumer prices rose by only 2.5 percent in 1995, the fifth consecutive year in which inflation
was under 3.0 percent.   This  was  the lowest  rate  in nearly a decade when
the overall rate was 1.1 percent in 1986. All sectors were down substantially in 1995 including the volatile health care segment which recorded inflation of only 3.9 percent, the lowest rate in 23 years.

    The following chart tracks the annual change in the CPI since 1990.

     Consumer Price Index(1)

   Year        CPI       % Change
   1990       133.8         6.1
   1991       137.9         3.0
   1992       141.9         2.9
   1993       145.8         2.7
   1994       149.7         2.7
   1995       153.5         2.5

(1) All Urban Workers

Source:   Dept. of Labor, Bureau of Labor Statistics

Other Indicators
    The government's main economic forecasting gauge, the Index of Leading Economic Indicators shows that the vibrant 1994 economy continues to cool off. The index is intended to project econoic growth over the next six months. The Conference Board, an independent business group, reported that the index rose two-tenths of a percent in December 1995, breaking a string of three
straight declines.   It  has become  apparent that the Federal Reserve's
conservative monetary policy has had an effect on the economy and some economists are calling for a further reduction in short term interest rates.

    The  Conference Board also reported that consumer  confidence rebounded  in
February 1996, following reports suggesting  lower inflation.   The  board's
index of consumer confidence rose 9 points to 97 over January when consumers worried about the government shutdown, the stalemate over the Federal budget and the recent flurry of layoff announcements by big corporations.

    In another sign of increasingly pinched household budgets, consumers sharply curtailed new installment debt in September 1995, when installment credit rose $5.4 billion, barely half as much as August. Credit card balances increased by $2.8 billion, the slimmest rise of the year. For the twelve months through September 1995, outstanding credit debt rose 13.9 percent, down from a peak of 15.3 percent in May. Still, installment debt edged to a record 18.8 percent of disposable income, indicating that consumers may be reaching a point of discomfort with new debt.

    The   employment   cost  index  is  a  measure   of   overall compensation
including wages, salaries and benefits. In 1995 the index rose by only 2.9 percent, the smallest increase since 1980. This was barely ahead of
inflation and is a  sign  of  tighter consumer   spending   over  the  coming
year.

Economic Outlook
    The  WEFA Group, an economic consulting company, opines  that the  current
state of the economy is a "central bankers"  dream, with   growth  headed
toward  the  Fed's  2.5  percent   target, accompanied  by  stable if not
falling inflation.   They  project that  inflation will remain in the 2.5 to
3.0 percent range into the foreseeable future. This will have a direct influence on consumption (consumer expenditures) and overall inflation rates
(CPI).

    Potential GDP provides an indication of the expansion of output, real incomes, real expenditures, and the general standard of living of the population. WEFA estimates that real U.S. GDP will grow at an average annual rate between 2.0 and 2.5 percent over the next year and at 2.3 percent through 2003 as the output gap is reduced between real GDP and potential GDP. After 2003, annual real GDP growth will moderate, tapering to 2.2 percent per annum.

    Consumption expenditures are primarily predicated on the growth of real permanent income, demographic influences, and changes in relative prices over the long term. Changes in these key variables explain much of the consumer spending patterns of the 1970s and mid-1980s, a period during which baby boomers were reaching the asset acquisition stages of their lives; purchasing automobiles and other consumer and household durables. Increases in real disposable income supported this spending spurt with an average annual
increase of 2.9 percent per year  over  the  past twenty  years.   Real
consumption expenditures increased at an average annual rate of 3.1 percent during the 1970s and by an average of 4.0 percent from 1983 to 1988. WEFA projects that consumption expenditure growth will slow to 2.0 percent per year by 2006 as a result of slower population growth and aging. It is also
projected   that   the  share  of   personal   consumption expenditures
relative to GDP will decline over the next decade. Consumer spending as a share of GDP peaked in 1986 at 67.4 percent after averaging about 63.0 percent over much of the post- war period. WEFA estimates that consumption's share of aggregate output will decline to 64.5 percent by 2003 and 62.7 percent by 2018.

Retail Sales
    In   their  publication,  NRB/Shopping  Centers  Today   1994 Shopping
Center Census, the National Research Bureau reports that overall retail conditions continued to improve for the third consecutive year in 1994. Total shopping center sales increased 5.5 percent to $851.3 billion in 1994,
up from $806.6 billion  in 1993.   The  comparable 1993 increase was  5.0
percent.   Retail sales  in  shopping  centers (excluding automotive  and gasoline service station sales) now account for about 55.0 percent of total retail sales in the United States.

    Total retail sales per square foot have shown positive increases over the past three years, rising by 8.7 percent from approximately $161 per square foot in 1990, to $175 per square foot in 1994. It is noted that the increase in productivity has exceeded the increase in inventory which bodes well for the industry in general. This data is summarized on the following table.

                      Selected Shopping Center Statistics
                                   1990-1994

                                                                   %    Compound
                        1990    1991     1992     1993     1994  Change  Annual
                                                                1990-93  Growth
Retail Sales in
Shopping Centers *   $706.40 $716.90  $768.20  $806.60  $851.30   20.5%   4.8%
Total Leasable
Area**                   4.4     4.6      4.7      4.8      4.9   11.4%   2.7%
Unit Rate            $160.89 $157.09  $164.20  $169.08  $175.13    8.7%   2.1%

*Billions of Dollars

**  Billions of Square Feet

Source:   National Research Bureau


    To put retail sales patterns into perspective, the following discussion highlights key trends over the past few years.

        - As a whole, 1993 was a good year for most of the nation's major retailers. Sales for the month of December were up for most, however, the increase ranged dramatically from 1.1 percent at Kmart to 13.3 percent at Sears for stores open at least a year. It is noted that the Sears turnaround after years of slippage was unpredicted by most forecasters.

        - With the reporting of December 1994 results, most retailers posted same store gains between 2.0 and 6.0 percent. The Goldman Sachs Retail Composite Comparable Store Sales Index, a weighted average of monthly same store sales of 52 national retail companies rose 4.5 percent in December. The weakest sales were seen in women's apparel, with the strongest sales reported for items such as jewelry and hard goods. Most department store companies reported moderate increases in same store sales, though largely as a result of aggressive markdowns. Thus, profits were negatively impacted for many companies.

        - For 1994, specialty apparel sales were lackluster at best, with only .4 percent comparable sales growth. This is of concern to investors since approximately 30.0 percent of a mall's small shop space is typically devoted to apparel tenants. Traditional department stores experienced 3.4 percent same store growth in 1994, led by Dillard's 5.0 percent increase. Mass merchants' year-to-year sales increased by 6.7 percent in 1994, driven by Sears' 7.9 percent increase. Mass merchants account for 35.0 to
                55.0 percent of the anchors of regional malls and their resurgence bodes well for increased traffic at these centers.

        - Sales at the nation's largest retailer chains rose tepidity in January, following the worst December sales figures since the 1990-91 recession in 1995. Same store sales were generally weak in almost all sectors, with apparel retailers being particularly hard hit. Some chains were able to report increases in sales but this generally came about through substantial discounting. As such, profits are going to suffer and with many retailers being squeezed for cash, 1996 is expected to be a period of continued consolidations and bankruptcy. The Goldman Sachs composite index of same store sales grew by 1.1 percent in January 1996, compared to a 4.7 percent for January 1995.

    Provided on the following chart is a summary of overall and same store sales growth for selected national merchants for the most recent period.

                  Same Store Sales for the Month of January 1996

                                    % Change From Previous Year
      Name of Retailer               Overall     Same Store Basis
          Wal-Mart                    +16.0%       +  2.6%
            Kmart                     + 4.0%       +  7.7%
  Sears, Roebuck & Company            + 4.0%       +  0.6%
         J.C. Penney                  - 3.0%      -   4.3%
  Dayton Hudson Corporation           + 8.0%       +  2.0%
    May Department Stores             + 7.0%       +  0.7%
 Federated Department Stores          + 3.0%       +  5.1%
      The Limited Inc.                + 6.0%       -  2.0%
          Gap Inc.                    +48.0%       +  6.0%
         Ann Taylor                   - 1.0%       - 17.0%

Source:   New York Times

    According to the Goldman sachs index, department store sales fell by 1.1 percent during January, discount stores rose by 4.5 percent, and specialty hard goods retailers fell by 4.7 percent.


    The  outlook  for  retail sales growth  is  one  of  cautious optimism.
Some  analysts  point  to  the  fact  that   consumer confidence has resulted
in increases in personal debt which may be troublesome in the long run. Consumer loans by banks rose 13.9 percent in the twelve months that ended
on  September  30, 1995.   But  data  gathered  by the Federal  Reserve  on
monthly payments suggest that debt payments are not taking as big a bite out of income as in the late 1980s, largely because of the record refinancings at lower interest rates in recent years and the efforts by many Americans to repay debts.

GAFO and Shopping Center Inclined Sales
    In a true understanding of shopping center dynamics, it is important to focus on both GAFO sales or the broader category of Shopping Center Inclined Sales. These types of goods comprise the overwhelming bulk of goods and products carried in shopping centers and department stores and consist of the following categories:

        - General merchandise stores including department and other stores;
        - Apparel and accessory stores;
        - Furniture and home furnishing stores; and
        - Other miscellaneous shoppers goods stores.

    Shopping Center Inclined Sales are somewhat broader and include such classifications as home improvement and grocery stores.

    Total  retail sales grew by 7.8 percent in the United  States in  1994  to
$2.237 trillion, an increase of $162  billion  over 1993.   This  followed  an
increase of $125 billion over 1992. Automobile dealers captured $69+/- billion of total retail sales growth last year, while Shopping Center Inclined Sales accounted for nearly 40.0 percent of the increase ($64
billion).   GAFO sales  increased  by  $38.6  billion.   This  group  was  led
by department stores which posted an $18.0 billion increase in sales. The following chart summarizes the performance for this most recent comparison period.

                  Retail Sales by Major Store Type
                        1993-1994 ($MIL.)
                                                     1993-1994
     Store Type                 1994        1993      % Change
GAFO:
General Merchandise         $282,541    $264,617        6.8%
Apparel & Accessories        109,603     107,184        2.3%
Furniture & Furnishings      119,626     105,728       13.1%
Other GAFO                    80,533      76,118        5.8%
GAFO Subtotal               $592,303    $553,647        7.0%

Convenience Stores:
Grocery                     $376,330    $365,725        2.9%
Other                         21,470      19,661        9.2%
Subtotal                    $397,800    $385,386        3.2%
Drug                          81,538      79,645        2.4%
Convenience Subtotal        $479,338    $465,031        3.1%
Other:
Home Improvement &
 Building Supplies Stores   $122,533    $109,604       11.8%
Shopping Center-Inclined   1,194,174   1,128,282        5.8%
Subtotal                     526,319     456,890       15.2%
Automobile Dealers           142,193     138,299        2.8%
Gas Stations                 228,351     213,663        6.9%
Eating and Drinking Places   145,929*    137,365*       6.2%
All Other
Total Retail Sales        $2,236,966  $2,074,499        7.8%

* Estimated sales
Source: U.S. Department of Commerce and Dougal M. Casey: Retail Sales and Shopping Center Development Through The Year 2000 (ICSC White Paper)


    GAFO sales grew by 7.0 percent in 1994 to $592.3 billion, led by  furniture
and furnishings which grew by 13.1 percent.   From the above it can be
calculated that GAFO sales accounted for 26.5 percent of total retail sales and nearly 50.0 percent of all shopping center-inclined sales.

The International Council of Shopping Centers (ICSC) publishes a Monthly Mall Merchandise Index which tracks sales by store type for more than 400 regional shopping centers. The index shows that sales per square foot rose by 1.8 percent to $256 per square foot in 1994. The following chart identified the most recent year-end results.

                        Index Sales per Square Foot
                         1993-1994 Percent Change
              Store Type             1994      1993  ICSC Index
        GAFO:
        Apparel & Accessories:
        Women's Ready-To-Wear        $189      $196    - 3.8%
        Women's Accessories and       295       283    + 4.2%
        Specialties                   231       239    - 3.3%
        Men's and Boy's Apparel       348       310    +12.2%
        Children's Apparel            294       292    + 0.4%
        Family Apparel                284       275    + 3.3%
        Women's Shoes                 330       318    + 3.8%
        Men's Shoes                   257       252    + 1.9%
        Family Shoes                  340       348    - 2.2%
        Shoes (Misc.)                $238      $238    - 0.2%
        SUBTOTAL

        Furniture & Furnishings:
        Furniture & Furnishings      $267      $255    + 4.5%
        Home Entertainment &
         Electronics                  330       337    - 2.0%
        Miscellaneous                291       282    + 3.3%
        SUBTOTAL                     $309      $310    - 0.3%

        Other GAFO:
        Jewelry                      $581      $541    + 7.4%
        Other                         258       246    + 4.9%
        SUBTOTAL                     $317      $301    + 5.3%
        TOTAL GAFO                   $265      $261    + 1.6%
        NON-GAFO

        FOOD:
        Fast Food                    $365      $358    + 2.0%
        Restaurants                   250       245    + 2.2%
        Other                         300       301    - 0.4%
        SUBTOTAL                     $304      $298    + 1.9%

        OTHER NON-GAFO:
        Supermarkets                 $236      $291    -18.9%
        Drug/HBA                      254       230    +10.3%
        Personal Services             264       253    + 4.1%
        Automotive                    149       133    +12.2%
        Home Improvement              133       127    + 4.8%
        Mall Entertainment             79        77    + 3.2%
        Other Non-GAFO Misc.          296       280    + 5.7%
        SUBTOTAL                     $192      $188    + 2.4%
        TOTAL NON-GAFO               $233      $228    + 2.5%
        TOTAL                        $256      $252    + 1.8%


Note: Sales per square foot numbers are rounded to whole dollars. Three categories illustrated here have limited representation in the ICSC sample:
Automotive, +12.2%; Home Improvement, +4.8%; and Supermarkets, -18.9%.

Source:   U.S. Department of Commerce and Dougal M. Casey.


    GAFO sales have risen relative to household income. In 1990 these sales represented 13.9 percent of average household income. By 1994 they rose to 14.4 percent. Projections through 2000 show a continuation of this trend to 14.7 percent. On average, total sales were equal to nearly 55.0 percent of household income in 1994.

Determinants of Retail Sales Growth and U.S. Retail Sales by Key

      Store Type                     1990         1994         2000(P)
Determinants
Population                    248,700,000  260,000,000  276,200,000
Households                     91,900,000   95,700,000  103,700,000
Average Household Income          $37,400      $42,600      $51,600
Total Census Money Income      $3.4 Tril.   $4.1 Tril.   $5.4 Tril.
% Allocations of Income to Sales
GAFO Stores                         13.9%        14.4%        14.7%
Convenience Stores                  12.9%        11.7%        10.7%
Home Improvement Stores              2.8%         3.0%         3.3%
Total Shopping Center-
Inclined Stores                     29.6%        29.1%        28.8%
Total Retail Stores                 54.3%        54.6%        52.8%
Sales ($Billion)
GAFO Stores                          $472         $592         $795
Convenience Stores                    439          479          580
Home Improvement Stores                95          123          180
Total Shopping Center-
Inclined Stores                    $1,005       $1,194       $1,555
TOTAL RETAIL SALES                 $1,845       $2,237       $2,850

Note:     Sales and income figures are for the full year; population and household figures are as of April 1 in each respective year.

P = Projected.

Source:   U.S. Census of Population, 1990; U.S. Bureau of the Census Current
Population Reports: Consumer Income P6-168, 174, 180, 184 and 188; Berna Miller with Linda Jacobsen, "Household Futures", American Demographics, March 1995; Retail Trade sources already cited; and Dougal M. Casey: ICSC White Paper


    GAFO   sales  have  risen  at  a  compound  annual  rate   of approximately
6.8  percent since 1991  based  on  the  following annual change in sales.

                        1990/91        2.9%
                        1991/92        7.0%
                        1992/93        6.6%
                        1993/94        7.0%


    According to a recent study by the ICSC, GAFO sales are expected to grow by 5.0 percent per annum through the year 2000, which is well above the
4.1 percent growth for all retail sales. This information is presented in the following chart.

 Retail Sales in the United States, by Major Store Type
                                1994         2000(P)          Percent Change
                                                                     Compound
Store Type                 ($ Billions)   ($ Billions)        Total    Annual

GAFO:
General Merchandise             $  283         $  370         30.7%      4.6%
Apparel & Accessories              110            135         22.7%      3.5%
Furniture/Home Furnishings         120            180         50.0%      7.0%
Other Shoppers Goods                81            110         35.8%      5.2%
GAFO Subtotal                   $  592         $  795         34.3%      5.0%
CONVENIENCE GOODS:
Food Stores                     $  398         $  480         20.6%      3.2%
Drugstores                          82            100         22.0%      3.4%
Convenience Subtotal            $  479         $  580         21.1%      3.2%
Home Improvement                   123            180         46.3%      6.6%
Shopping Center-
Inclined Subtotal               $1,194         $1,555         30.2%      4.5%
All Other                        1,043          1,295         24.2%      3.7%
Total                           $2,237         $2,850         27.4%      4.1%

Note:    P = Projected.  Some figures rounded.
Source:  U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey.


    In considering the six-year period January 1995 through December 2000, it may help to look at the six-year period extending from January 1989 through December 1994 and then compare the two time spans.

    Between January 1989 and December 1994, shopping center- inclined sales in the United States increased by $297 billion, a compound growth rate of 4.9 percent. These shopping center- inclined sales are projected to increase by $361 billion between January 1995 and December 2000, a compound annual growth rate of 4.5 percent. GAFO sales, however, are forecasted to increase by 34.3 percent or 5.0 percent per annum.

Industry Trends
    According to the National Research Bureau, there were a total of  40,368
shopping centers in the United States at the  end  of 1994.   During this year,
735 new centers opened, an 10.0 percent increase over the 667 that opened in 1993. The upturn marked the first time since 1989 that the number of openings increased. The greatest growth came in the small center category (less than
100,000 square feet) where 457 centers were  constructed.   In terms of GLA
added, new construction in 1994 resulted in an addition of 90.16 million square feet of GLA from approximately 4.77 billion to 4.86 billion square feet. The following chart highlights trends over the period 1987 through 1995.

Census Data: 8-Year Trends


     No. of     Total      Total       Average  Average % Change New  % Increase
Year Centers     GLA       Sales       GLA per  Sales   in Sales Cen-  in Total
                          (Billions)    Center  per SF   per SF  ters   Centers
- ---- ------ ------------- ------------ -------  ------- ------- ----- ----------

1987 30,641 3,722,957,095 $602,294,426 121,502  $161.78  2.41%  2,145    7.53%
1988 32,563 3,947,025,194 $641,096,793 121,212  $162.43  0.40%  1,922    6.27%
1989 34,683 4,213,931,734 $682,752,628 121,498  $162.02 -0.25%  2,120    6.51%
1990 36,515 4,390,371,537 $706,380,618 120,235  $160.89 -0.70%  1,832    5.28%
1991 37,975 4,563,791,215 $716,913,157 120,179  $157.09 -2.37%  1,460    4.00%
1992 38,966 4,678,527,428 $768,220,248 120,067  $164.20  4.53%    991    2.61%
1993 39,633 4,770,760,559 $806,645,004 120,373  $169.08  2.97%    667    1.71%
1994 40,368 4,860,920,056 $851,282,088 120,415  $175.13  3.58%    735    1.85%
Compound
Annual +4.01%   +3.88%       +5.07%    -.13%     +1.14%   N/A     N/A     N/A
Growth
Source: National Research Bureau Shopping Center Database and Statistical Model


    From the chart we see that both total GLA and total number of centers have increased at a compound annual rate of approximately 4.0 percent since 1987. New construction was up 1.85 percent in 1994, a slight increase over 1993 but still well below the peak year 1987 when new construction increased by
7.5 percent. Industry analysts point toward increased liquidity among shopping center owners, due in part to the influx of capital from securitized debt financiang and the return of lending by banks and insurance companies. REITs have also been a source of capital and their appetite for new product has provided a convenient take out vehicle.

    Among the 40,368 centers in 1994, the following breakdown by size can be shown.

             U.S. Shopping Center Inventory, January 1995

                                                Square Feet
                          Number of Centers      (Millions)
                          -----------------   ---------------
        Size Range (SF)   Amount    Percent    Amount  Percent
        ---------------   ------    -------    ------  -------
        Under   100,000    25,450     63%      1,266    25%
        100,000-400,000    13,035     32%      2,200    45%
        400,000-800,000     1,210      3%        675    15%
        Over    800,000       673      2%        750    15%

            Total          40,368    100%      4,865   100%

Source: National Research Bureau (some numbers slightly rounded).


    According  to  the National Research Bureau, total  sales  in shopping
centers have grown at a compound rate of  5.07  percent since  1987.   With
sales  growth  outpacing  new  construction, average   sales  per  square  foot
have been showing positive increases since the last recession. Aggregate sales were up 5.5 percent nationwide from $806.6 billion (1993) to $851.3 billion (1994). In 1994, average sales were $175.13 per square foot, up nearly 3.6 percent over 1993 and 1.14 percent on average over the past seven years. The biggest gain came in the super- regional category (more than 1 million square feet) where sales were up 5.05 percent to $193.13 per square foot.

    The following chart tracks the change in average sales per square foot by size category between 1993 and 1994.

                         Sales Trends by Size Category
                                   1993-1994
                          Average Sales Per Square Foot

                Category             1993      1994       % Change

        Less than    100,000 SF     $193.10   $199.70       +3.4%
        100,001 to   200,000 SF     $156.18   $161.52       +3.4%
        200,001 to   400,000 SF     $147.57   $151.27       +2.5%
        400,001 to   800,000 SF     $157.04   $163.43       +4.1%
        800,001 to 1,000,000 SF     $194.06   $203.20       +4.7%
        More than  1,000,000 SF     $183.90   $193.13       +5.0%
        Total                       $169.08   $175.13       +3.6%

Source:   National Research Bureau


    Empirical data shows that the average GLA per capita is increasing. In 1994, the average for the nation was 18.7. This was up 17 percent from
16.1 in 1988 and more recently, 18.5 square feet per capita in 1993. Among states, Florida has the highest GLA per capita with 28.1 square feet and South
Dakota has the lowest at 9.40  square feet.   The estimate for 1995 is for an
increase to 19.1 per square foot per capita. Per capita GLA for regional malls (defined as all centers in excess of 400,000 square feet) has also been rising. This information is presented on the following chart.

               GLA per
               Capita            All      Regional
                Year           Centers      Malls
                1988            16.1         5.0
                1989            17.0         5.2
                1990            17.7         5.3
                1991            18.1         5.3
                1992            18.3         5.5
                1993            18.5         5.5
                1994            18.7         5.4

Source: International Council of Shopping Center: The Scope of The Shopping Center Industry and National Research Bureau


    The Urban Land Institute, in the 1995 edition of Dollars and Cents of Shopping Centers, reports that vacancy rates range from a low of 2.0 percent in neighborhood centers to 14.0 percent for regional malls. Super-regional malls reported a vacancy rate of 7.0 percent and community centers were 4.0 percent based upon their latest survey.

    The retail industry's importance to the national economy can also be seen in the level of direct employment. According to F.W. Dodge, the construction information division of McGraw-Hill, new projects in 1994 generated $2.6 billion in construction contract awards and supported 41,600 jobs in construction trade and related industries. This is nearly half of the construction employment level of 95,360 for new shopping center development in 1990. It is estimated that 10.18 million people are now employed in shopping centers, equal to about one of every nine non-farm workers in the country. This is up 2.9 percent over 1991.

Market Shifts - Contemporary Trends in the Retail Industry
    During the 1980s, the department store and specialty apparel store industries competed in a tug of war for consumer dollars. Specialty stores emerged largely victorious as department store sales steadily declined as a percentage of total GAFO sales during the decade, slipping from 47.0
percent in 1979  to  44.0 percent  in  1989.   During  this  period,  many
anchor tenants teetered from high debt levels incurred during speculative takeovers and leveraged buyouts of the 1980s. Bankruptcies and restructuring, however, have forced major chains to refocus on their customer and shed unproductive stores and product lines. At year end 1994, department store sales, as a percentage of GAFO sales, were approximately 37.5 percent.

    The continued strengthening of some of the major department store chains, including Sears, Federated/Macy's, May and Dayton Hudson, is in direct contrast to the dire predictions made by analysts about the demise of the
traditional  department  store industry.   This  has  undoubtedly  been brought
about by the heightened level of merger and acquisition activity in the 1980s which produced a burdensome debt structure among many of these entities. When coupled with reduced sales and cash flow brought on by the recession, department stores were unable to meet their debt service requirements.

    Following a round of bankruptcies and restructurings, the industry has responded with aggressive cost-cutting measures and a focused merchandising program that is decidedly more responsive to consumer buying patterns. The importance of department stores to mall properties is tantamount to a successful project since the department store is still the principal attraction that brings patrons to the center.

    On balance, 1994/95 was a continued period of transition for the retail industry. Major retailers achieved varying degrees of success in meeting the demands of increasingly value conscious shoppers. Since the onset of the national economic recession in mid-1990, the retail market has been characterized by intense price competition and continued pressure on profit margins. Many national and regional retail chains have consolidated operations, closed underperforming stores, and/or scaled back on expansion plans due to the uncertain spending patterns of consumers. Consolidations and mergers have produced a more limited number of retail operators, which have responded to changing spending patterns by aggressively repositioning themselves within this evolving market. Much of the recent retail construction activity has involved the conversion of existing older retail centers into power center formats, either by retenanting or through expansion. An additional area of growth in the retail sector is in the "supercenter" category, which consists of the combined grocery and department stores being developed by such companies as Wal- Mart and Kmart. These formats require approximately 150,000 to 180,000 square feet in order to carry the depth of merchandise necessary for such economies of scale and market penetration.

    Some of the important developments in the industry over the past year can be summarized as follows:

    - The discount department store industry emerged as arguably the most volatile retail sector, lead by regional chains in the northeast. Jamesway, Caldor and Bradlees each filed for Chapter 11 within six months and Hills Stores is on the block. Jamesway is now in the process of liquidating all of its stores. Filene's Basement was granted relief from some covenant restrictions and its stock price plummeted. Ames, based in Rocky Hill, Connecticut, will close 17 of its 307 stores. Kmart continues to be of serious concern. Its debt has been downgraded to junk bond status. Even Wal-Mart, accustomed to double digit sales growth, has seen some meager comparable sales increases. These trends are particularly troubling for strips since these tenants are typical anchors.

    - The attraction of regional malls as an investment has diminished in view of the wave of consolidations and bankruptcies affecting in-line tenants. Some of the larger restructurings include Melville with plans to close up to 330 stores, sell Marshalls to TJX Companies, split into three publicly traded companies, and sell Wilsons and This End Up; Petrie Retail, which operates such chains as M.J. Carroll, G&G, Jean Nicole, Marianne and Stuarts, has filed for bankruptcy protection; Edison Brothers (Jeans West, J. Riggins, Oak Tree, 5-7-9 Shops, etc.) announced plans to close up to 500 stores while in Chapter 11; J. Baker intends to liquidate Fayva Shoe division (357 low-price family footwear stores); The Limited announced a major restructuring, including the sale of partial interests in certain divisions; Charming Shoppes will close 290 Fashion Bug and Fashion Bug Plus stores; Trans World Entertainment (Record Town) has closed 115 of its 600 mall shop locations. Other chains having trouble include Rickel Home Centers which filed Chapter 11; Today's Man, a 35 store Philadelphia based discount menswear chain has filed; nine subsidiaries of Fretta, including Dixon's, U.S. Holdings and Silo, filed Chapter 11; and Clothestime, also in bankruptcy will close up to 140 of its 540 stores. Merry-Go-Round, a chain that operates 560 stores under the names Merry-Go-Round, Dejaiz and Cignal is giving up since having filed in January 1994 and will liquidate its assets. Toys "R" Us has announced a global reorganization that will close 25 stores and cut the number of items it carries to 11,000 from 15,000. Handy Andy, a 50 year old chain of 74 home improvement centers which had been in Chapter 11, has decided to liquidate, laying off 2,500 people.

    - Overall, analysts estimate that 4,000 stores closed in 1995 and as many as 7,000 more will close in 1996. Mom-and-Pop stores, where 75 percent of U.S. retailers employ fewer than 10 people have been declining for the past decade. Dun and Bradstreet reports that retail failures are up
        1.4 percent over Last year - most of them small stores who don't have the financial flexibility to renegotiate payment schedule.

    - With sales down, occupancy costs continue to be a major issue facing many tenants. As such, expansion oriented retailers like The Limited, Ann Taylor and The Gap, are increasingly shunning mall locations for strip centers. This has put further pressure on mall operators to be aggressive with their rent forecasts or in finding replacement tenants.

    - While the full service department store industry led by Sears has seen a profound turnaround, further consolidation and restructuring continues. Woodward & Lothrop was acquired by The May Department Stores Company and JC Penney; Broadway Stores was acquired by Federated Department Stores; Elder Beerman has filed Chapter 11 and will close 102 stores; Steinbach Stores will be acquired by Crowley, Milner & Co.; Younkers will merge with Proffitts; and Strawbridge and Clothier has hired a financial advisor to explore strategic alternatives for this Philadelphia based chain.

     - Aside from the changes in the department store arena, the most notable transaction in 1995 involved General Growth Properties' acquisition of the Homart Development Company in a $1.85 billion year-end deal. Included were 25 regional malls, two current projects and several development sites. In November, General Growth arranged for the sale of the community center division to Developers Diversified for approximately $505 million. Another notable deal involved Rite Aid Corporation's announcement that it will acquire Revco Drug Stores in a $1.8 billion merger to form the nation's largest drug store company with sales of $11 billion and 4,500+/- stores.

     - As of January 1, 1995 there were 311 outlet centers with 44.4 million square feet of space. Outlet GLA has grown at a compound annual rate of 18.1 percent since 1989. Concerns of over-building, tenant bankruptcies, and consolidations have now negatively impacted this industry as evidenced by the hit the outlet REIT stocks have taken. Outlet tenants have not been immune to the global troubles impacting retail sales as comparable store sales were down 3.1 percent through November 1995.

     - Category Killers and discount retailers have continued to drive the demand for additional space. In 1995, new contracts were awarded for the construction or renovation of 260 million square feet of stores and shopping centers, up from 173 million square feet in 1991 according to F.W. Dodge, matching the highest levels over the past two decades. It is estimated that between 1992 and 1994, approximately
         55.0 percent of new retail square footage was built by big box retailers. In 1994, it is estimated that they accounted for 80.0 percent of all new stores. Most experts agree that the country is over-stored. Ultimately, it will lead to higher vacancy rates and place severe pressure on aging, capital intensive centers. Many analysts predict that consolidation will occur soon in the office products superstores category where three companies are battling for market share - OfficeMax, Office Depot and Staples.

     - Entertainment is clearly the new operational requisite for property owners and developers who are incorporating some form of entertainment into their designs. With a myriad of concepts available, ranging from mini-amusement parks to multiplex theater and restaurant themes, to interactive high-tech applications, choosing the right formula is a difficult task.

Investment Criteria and Institutional Investment Performance
    Investment  criteria for mall properties range widely.   Many firms  and
organizations  survey  individuals  active  in   this industry  segment  in
order to gauge  their  current  investment criteria.   These  criteria can be
measured against traditional units of comparison such as price (or value) per square foot of GLA and overall capitalization rates.

    The  price that an investor is willing to pay represents  the current  or
present value of all the benefits of ownership.   Of fundamental importance is
their expectation of increases in  cash flow  and  the  appreciation of the
investment.   Investors  have shown  a  shift in preference to initial return, placing probably less emphasis on the discounted cash flow analysis (DCF). A DCF is defined as a set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate. Understandably, market thinking has evolved after a few hard years of reality where optimistic cash flow projections did not materialize. The DCF is still, in our opinion, a valid valuation technique that when properly supported, can present a realistic forecast of a property's performance and its current value in the marketplace.

    Equitable Real Estate Investment Management, Inc. reports  in their
Emerging  Trends  in  Real  Estate  -  1996  that   their respondents  give
retail investments generally poor performance forecasts in their latest survey due to the protracted merchant shakeout which will continue into 1996. While dominant, Class A malls are still considered to be one of the best real estate investments anywhere, only 13.0 percent of the respondents recommended buying malls. Rents and values are expected to remain flat (in real terms) and no one disputes their contention that 15 to 20 percent of the existing malls nationwide will be out of business by the end of the decade. For those centers that will continue to reposition themselves, entertainment will be an increasingly important part of their mix.

    Investors do cite that, after having been written off, department stores have emerged from the shake-out period as powerful as ever. The larger chains such as Federated, May and Dillard's, continue to acquire the troubled regional chains who find it increasingly difficult to compete
against the  category killers.   Many  of  the  nations largest  chains  are
reporting impressive profit levels, part of which has come about from their ability to halt the double digit sales growth of the national discount
chains.   Mall  department  stores  are   aggressively reacting  to  power  and
outlet centers to protect  their  market share.   Department stores are
frequently meeting discounters  on price.

    While power centers are considered one retail property type currently in a growth mode, most respondents feel that the country is over-stored and value gains with these types of centers will lag other property types, including malls, over five and ten year time frames.

    The  following chart summarizes the results of their  current survey.

                 Retail Property Rankings and Forecasts

                Invest Potential
                Investment Potential   1996     Predicted Value Gains
  Property      --------------------   Rent     ---------------------
    Type         Rating1  Ranking2   Increase   1 Yr.   5Yrs.   10Yrs.

Regional Malls     4.9      8th        2.0%      2%      20%     40%
Power Centers      5.3      6th        2.3%      1%      17%     32%
Community Centers  5.4      5th        2.4%      2%      17%     33%

1    Scale of 1 to 10
2    Based on 9 property types


    The NCREIF Property Index represents data collected from the Voting Members of the National Council of Real Estate Investment Fiduciaries. As shown in the following table, data through the third quarter of 1995 shows that the retail index posted a positive 1.23 percent increase in total
return.   Increased competition  in the retail sector from new and expanding formats and changing locational references has caused the retail index to trail all other property types. As such, the -2.01 percent decline in value reported by the retail subindex for the year were in line with investors' expectations.

                            Retail Property Returns
                                  NCREIF Index
                             Third Quarter 1995 (%)

     Period        Income     Appreciation     Total   Change in CPI
3rd Qtr. 1995       1.95        - .72           1.23        .46
One Year            8.05        -2.01           5.92       2.55
Three Years         7.54        -3.02           4.35       2.73
Five Years          7.09        -4.61           2.23       2.92
Ten Years           6.95          .54           7.52       3.53

Source:   Real Estate Performance Report
          National Council of Real Estate Investment Fiduciaries


    It is noted that the positive total return continues to be affected by the capital return component which has been negative for the last five years. However, as compared to the CPI, the total index has performed relatively well.

Real Estate Investment Trust Market (REITs)
    To date, the impact of REITs on the retail investment market has been significant, although the majority of Initial Property Offerings (IPOs) involving regional malls, shopping centers, and outlet centers did not enter the market until the latter part of 1993 and early 1994. It is noted that REITs have dominated the investment market for apartment properties and have evolved into a major role for retail properties as well.

    As  of  November 30, 1995, there were 297 REITs in the United States, about
79.0 percent (236) which are publicly traded.   The advantages  provided by
REITs, in comparison to more traditional real estate investment opportunities, include the diversification of property types and location, increased liquidity due to shares being traded on major exchanges, and the exemption from corporate taxes when 95.0 percent of taxable income is distributed.

    There are essentially three kinds of REITs which can either be "open-ended", or Finite-life (FREITs) which have specified liquidation dates, typically ranging from eight to fifteen years.

    - Equity REITs center around the ownership of properties where ownership interests (shareholders)receive the benefit of returns from the operating income as well as the anticipated appreciation of property value. Equity REITs typically provide lower yields than other types of REITs, although this lower yield is theoretically offset by property appreciation.

    - Mortgage REITs invest in real estate through loans. The return to shareholders is related to the interest rate for mortgages placed by the REIT.

    - Hybrid REITs combine the investment strategies of both the equity and mortgage REITs in order to diversify risk.

    The influx of capital into REITs has provided property owners with an significant alternative marketplace of investment capital and resulted in a
considerably more liquid  market  for  real estate.   A  number of
"non-traditional" REIT buyers, such as utility funds and equity/income funds, established a major presence in the market during 1993/94.

    1995 was not viewed as a great year for REITs relative to the advances seen
in  the  broader  market.   Through  the  end  of November,  equity  REITs
posted  a  9.3  percent  total   return according  to the National Association
of Real Estate  Investment Trusts  (NAREIT).  The best performer among equity
REITs was  the office  sector  with  a  29.4 percent  total  return.   This was
followed by self-storage (27.3%), hotels (26.7%), triple-net lease (20.6%), and health care (18.8%). Two equity REIT sectors were in the red - outlet centers and regional malls.

Retail REITs
    As of November 30, 1995, there were a total of 47 REITs specializing in retail, making up approximately 16 percent of the securities in the REIT market. Depending upon the property type in which they specialize, retail
REITs are divided  into  three categories:   shopping  centers,  regional
malls,   and   outlet centers.  The REIT performance indices chart shown as
Table A on the following page, shows a two-year summary of the total retail REIT market as well as the performance of the three composite categories.

                          Table A - REIT Performance Indicies

                    Y-T-D Total    Dividend     No. of REIT        Market
                      Return        Yield       Securities     Capitalization*
                    -----------  -----------  --------------  ----------------
                                    As of November 30, 1995
                    ----------------------------------------------------------
Total Retail           0.49%         8.36%         47            $14,389.1
  Strip Centers        2.87%         8.14%         29            $ 8,083.3
  Regional Malls      -2.47%         9.06%         11            $ 4,886.1
  Outlet Centers      -2.53%         9.24%          6            $ 1,108.7
                    -------------------------------------------------------
                                    As of November 30, 1994
                    -------------------------------------------------------
Total Retail          -3.29%         8.35%         46            $12,913.1
  Strip Center        -4.36%         7.98%         28            $ 7,402.7
  Regional Malls       2.84%         8.86%         11            $ 4,459.1
  Outlet Centers     -16.58%         8.74%          7            $ 1,051.4

*  Number reported in thousands
Source:  Realty Stock Review

    As can be seen, the 47 REIT securities have a market capitalization of approximately $14.4 billion, up 11.5 percent from the previous year. Total returns were positive through November 1995, reversing the negative return for the comparable period 12 months earlier. It is noted that the positive return was the result of the strength of the shopping center REITs which constitute nearly 60 percent of the market capitalization. Total retail REITs dividend yields have remained constant over the last year at approximately 8.36 percent. Regional mall and shopping center REITs dominate the total market, making up approximately 85 percent of the 47 retail REITs.

    While many of the country's best quality malls and shopping centers have recently been offered in the public market, this heavily capitalized marketplace has provided sellers with an attractive alternative to the more traditional market for large retail properties.

Regional Mall REITs
    The   accompanying  exhibit  Table  B  summarizes  the  basic
characteristics of eight REITs and one publicly traded real estate operating company (Rouse Company) comprised exclusively or predominantly of regional mall properties. Excluding the Rouse Company (ROUS), the IPOs have all been completed since November 1992. The nine public offerings with available information have a total of 281 regional or super regional malls with a combined leasable area of approximately 229 million square feet. This figure represents more than 14.0 percent of the total national supply of this product type.

    The nine companies are among the largest and best capitalized domestic real estate equity securities, and are considerably more liquid than more traditional real estate related investments. Excluding the Rouse Company, however, these companies have been publicly traded for only a short period, and there is not an established track record. General Growth was the star performer in 1995 with a 15 percent increase in its stock price following the acquisition of the Homart retail portfolio from Sears for $1.85 billion - the biggest real estate acquisition of the decade.

Table B Regional Mall REIT analysis
Cushman & Wakefield, Inc.

REIT Portfolio       CBL    CWN    EJD    GGP    MAC   ROUS    SPG    TCO    URB
- --------------------------------------------------------------------------------
Company Overview
- --------------------------------------------------------------------------------
Total Retail Cen.     95     23     51     40     16     67     56     19     12
  -Super Reg.*         5      1     28     14      4     27     21     16      7
  -Regional           11     22     23     25     10     27     35      3      2
  -Community          79      -     11      1      2     13     55      -      3
  -Other               -      -      -      -      -      -      3      -      -
Tot. Mall GLA**   17,129 12,686 44,460 28,881 10,620 44,922 39,329 22,031  8,895
Tot.Mall Shop GLA**6,500  4,895 15,300 12,111      - 19,829 15,731  9,088  2,356
Avg. Total GLA/Cen.**180    552    872    722    664    670    702  1,160    741
Avg. Shop GLA/Cen.**  68    213    300    303      -    296    281    478    196
- --------------------------------------------------------------------------------
Mall Operations
- --------------------------------------------------------------------------------
Reporting year      1994   1994   1994   1994   1994   1994   1994   1994   1994
Avg. Sales PSF
  of Mall GLA       $226   $204   $260   $245   $262   $285   $259   $335   $348
Minimum Rent/Sales
  ratio             8.6%   7.1%   8.3%      -      -      -   6.8%  10.2%   8.1%
Total Occupancy
  Cost/Sales ratio 12.2%  10.0%  12.4%      -  11.2%      -  10.2%  14.8%  11.7%
Mall Shop
  Occupancy Level  88.7%  84.0%  85.0%  87.0%  92.9%      -  86.2%  86.6%  93.3%
- --------------------------------------------------------------------------------
Share Price
- --------------------------------------------------------------------------------
IPO Date    10/27/93 8/9/93 6/30/94 4/8/93 3/9/94 1996 12/26/93 11/18/92 10/6/93
IPO Price         $19.50 $17.25 $14.75 $22.00 $19.00      - $22.25 $11.00 $23.50
Current Price
  (12/15/95)      $21.63 $ 7.38 $13.00 $19.13 $19.75 $19.63 $25.13 $ 9.75 $21.75
52-Week High      $22.00 $14.13 $15.13 $22.63 $21.88 $22.63 $26.00 $10.38 $22.50
52-Week Low       $17.38 $ 6.50 $12.00 $18.13 $19.25 $17.50 $22.50 $ 8.88 $18.75
- --------------------------------------------------------------------------------
Capitalization and Yields
- --------------------------------------------------------------------------------
Outstanding
  Shares***        30.20  36.85  89.60  43.37  31.45  47.87  95.64 125.85  21.19
Market Cap.***      $653   $272 $1,165   $830   $621   $940 $2,403 $1,227   $461
Annual Dividend    $1.59  $0.80  $1.26  $1.72  $1.68  $0.80  $1.97  $0.88  $1.94
Dividend Yield
  (12/15/95)       7.35% 10.84%  9.69%  8.99%  8.51%  4.08%  7.84%  9.03%  8.92%
FFO 1995****       $1.85  $1.50  $1.53  $1.96  $1.92  $1.92  $2.28  $0.91  $2.17
FFO Yield
  (12/15/95)       8.55% 20.33% 11.77% 10.25%  9.72%  9.78%  9.07%  9.33%  9.98%
- --------------------------------------------------------------------------------
Source: Salomon Brothers and Realty Stock Review; Annual Reports
*    Super Regional Centers (>=800,000 Sq. Ft)
**   Numbers in thousands (000) includes mall only
***  Numbers in millions
**** Funds From Operations is defined as net income (loss) before depreciation, amoritizatoin, other non-cash items, extrodinary items, gains or losses of assets and before minority interests in the Operating Partnership.

CBL -  CBL & Associates
CWN -  Crown American
EJD -  Edward Debartolo
GGP -  General Growth
MAC -  Macerich Company
ROUS - Rouse Company
SPG -  Simon Property
TCO -  Taubman Centers
URB -  Urban Shopping

Shopping Center REITs
    Shopping  center  REITs comprise the largest  sector  of  the retail  REIT
market  accounting for  29  out  of  the  total  47 securities.   General
characteristics of eight  of  the  largest shopping  center  REITs are
summarized on Table  C.   The  public equity market capitalization of the eight
companies totaled  $6.1 billion as of December 15, 1995.   The two largest,
Kimco Realty Corp. and New Plan Realty Trust have a market capitalization equal to approximately 34.5 percent of the group total.

    While the regional mall and outlet center REIT markets struggled through 1995, shopping center REITs showed a positive November 30, 1995 year-to-date return of 2.87%. Through 1995, transaction activity in the national shopping center market has been moderate. Most of the action in
this market is in the power center  segment.   As  an  investment, power
centers appeal to investors and REITs because of the high current cash returns and long-term leases. However, with their popularity, the potential for overbuilding is high. Also creating skepticism within this market is the stability of several large discount retailers such as Kmart, and other
discount department stores which  typically anchor power centers.   Shopping
center REITs which hold numerous properties where struggling retailers are located are currently keeping close watch over these centers in the event of these anchor tenants vacating their space.

        Similar to the regional mall REITs, shopping center REITs have been publicly traded for only a short period and do not have a defined track record. While the REITs have been in existence for a relatively short period, the growth requirements of the companies should place upward pressure on values due to continued demand for new product.

Table C Shopping Center REIT analysis
Cushman & Wakefield, Inc.

REIT Portfolio          DDR     FRT     GRT    JPR     KIM    NPR    VNO     WRI
- --------------------------------------------------------------------------------
Company Overview
- --------------------------------------------------------------------------------
Tot. Properties         111      53      84     46     193    123     65     161
Tot. Retail Centers     104      53      84     40     193    102     56     141
Tot. Retail GLA*     23,600  11,200  12,300  6,895  26,001 14,500  9,501  13,293
Avg. Shop GLA/Cen.*     227     211     146    172     135    142    170      94
- --------------------------------------------------------------------------------
Mall Operations
- --------------------------------------------------------------------------------
Reporting year            -       -    1994      -    1994      -      -    1994
Total Rental Income       -       - $71,101      -$125,272      -      -$112,223
Average Rent/SF       $6.04       -   $5.78      -   $4.82      -      -   $8.44
Total Oper. Expenses      -       - $45,746      - $80,563      -      - $76.771
Oper. Expenses/SF         -       -   $3.72      -   $3.10      -      -   $5.78
Oper. Expenses Ratio      -       -   64.3%      -   64.3%      -      -   68.4%
Total Occupancy Level 96.6%   95.1%   96.3%  94.0%   94.7%  95.4%  94.0%   92.0%
- --------------------------------------------------------------------------------
Share Price
- --------------------------------------------------------------------------------
IPO Date               1992    1993    1994   1994    1991   1973   1993    1985
IPO Price            $19.50  $17.25  $14.75 $22.00  $19.00      - $22.25       -
Current Price
  (12/15/95)         $29.88  $23.38  $17.75 $20.63  $42.25 $21.63 $36.13  $36.13
52-Week High         $32.00  $23.75  $22.38 $21.38  $42.25 $23.00 $38.13  $38.13
52-Week Low          $26.13  $19.75  $16.63 $17.38  $35.00 $18.75 $32.75  $32.75
- --------------------------------------------------------------------------------
Capitalization and Yields
- --------------------------------------------------------------------------------
Outstanding Shares**  19.86   32.22   24.48  19.72   22.43  53.26  24.20   26.53
Market Cap.***        $ 567   $ 753   $ 435  $ 407   $ 948 $1,152  $ 872   $ 959
Annual Dividend       $2.40   $1.64   $1.92  $1.68   $2.16  $1.39  $2.24   $2.40
Dividend Yield
  (12/15/95)          8.03%   7.01%  10.82%  8.14%   5.11%  6.43%  6.20%   6.64%
FFO 1995****          $2.65   $1.78   $2.25  $1.83   $3.15  $1.44  $2.67   $2.80
FFO Yield
  (12/15/95)          8.87%   7.61%  12.68%  8.87%   7.46%  6.66%  7.39%   7.75%
- --------------------------------------------------------------------------------
Source: Salomon Brothers and Realty Stock Review; Annual Reports

*   Numbers in thousands (000) includes mall only
**  Numbers in millions
*** Funds From Operations is defined as net income (loss) before depreciation, amoritizatoin, other non-cash items, extrodinary items, gains or losses of assets and before minority interests in the Operating Partnership.

DDR - Development Diversified
FRT - Federal Realty Inv.
GRT - Glimcher Realty
JPR - JP Realty Inc.
KIM - Kimco Realty Corp.
NPR - New Plan Realty
VNO - Vornado Realty
WRI - Weingarten Realty

Outlook
    A review of various data sources reveals the intensity of the development community's efforts to serve a U.S. retail market that is still growing, shifting and evolving. It is estimated 25- 30 power centers appear to be capable of opening annually, generating more than 12 million square feet
of  new  space  per year.   That  activity is fueled by the locational needs of
key power center tenants, 27 of which indicated in recent year-end reports to shareholders an appetite for 900 new stores annually, an average of 30 new stores per firm.

    With a per capita GLA figure of 19 square feet, most analysts are  in
agreement that the country is already  over-stored.   As such,  new  centers
will become feasible through  the  following demand generators:

   - The gradual obsolescence of some existing retail locations and retail facilities;

   - The evolution of the locational needs and format preferences of various anchor tenants; and

   - Rising retail sales generated by increasing population and household levels.

    By the year 2000, total retail sales are projected to rise from $2.237 trillion in 1994 to almost $2.9 trillion; shopping center-inclined sales are projected to rise by $361 billion, from $1.194 trillion in 1994 to nearly $1.6 trillion in the year 2000. Those increases reflect annual compound growth rates of 4.1 percent and 4.5 percent, respectively, for the six-year period.

    On balance, we conclude that the outlook for the retail industry is one of cautious optimism. Because of the importance of consumer spending to the economy, the retail industry is one of the most studied and analyzed
segments of the economy.   One obvious  benefactor of the aggressive expansion
and promotional pricing which has characterized the industry is the consumer. There will continue to be an increasing focus on choosing the right format and merchandising mix to differentiate the product from the
competition and meet the needs of the consumer.   Quite obviously, many of the
nations' existing retail developments will find it difficult if not impossible to compete. Tantamount to the success of these older centers must
be a proper merchandising or   repositioning   strategy  that  adequately
considers   the feasibility   of  the  capital  intensive  needs   of   such an
undertaking.   Coincident  with all  of  the  change  which  will continue  to influence the industry is a general softening of investor bullishness. This will lead to a realization that the collective interaction of the fundamentals
of risk and reward now require   higher  capitalization  rates  and  long term
yield expectations in order to attract investment capital.



                GRAPHIC SHOWING OPERATING EXPENSE BUDGET (1996)

                   GRAPHIC SHOWING TENANT SALES REPORT (1995)

                 GRAPHIC SHOWING PRO-JECT LEASE ABSTRACT REPORT

              GRAPHIC SHOWING PRO-JECT PROLOGUE ASSUMPTIONS REPORT

                GRAPHIC SHOWING PRO-JECT TENANT REGISTER REPORT

                GRAPHIC SHOWING PRO-JECT LEASE EXPIRATION REPORT

     GRAPHIC SHOWING ENDS FULL DATA REPORT FOR PRIMARY AND TOTAL TRADE AREA

                GRAPHIC SHOWING REGIONAL MALL SALES (1991-1993)

              GRAPHIC SHOWING CUSHMAN & WAKEFIELD INVESTOR SURVEY



                        QUALIFICATIONS OF RICHARD W. LATELLA
                      ----------------------------------------

Professional Affiliations
- -------------------------
Member, American Institute of Real Estate Appraisers
 (MAI Designation #8346)

New York State Certified General Real Estate Appraiser         #46000003892
Pennsylvania State Certified General Real Estate Appraiser     #GA-001053-R
State of Maryland Certified General Real Estate Appraiser      #01462
Minnesota Certified General Real Estate Appraiser              #20026517
Commonwealth of Virginia Certified General Real Estate
Appraiser                                                      #4001-003348
State of Michigan Certified General Real Estate Appraiser      #1201005216

New Jersey Real Estate Salesperson (License #NS-130101-A)

Certified Tax Assessor - State of New Jersey

Affiliate Member - International Council of Shopping Centers,ICSC

Real Estate Experience
- ----------------------
Senior Director, Retail Valuation Group, Cushman & Wakefield Valuation Advisory Services. - Cushman & Wakefield is a national full service real estate organization and a Rockefeller Group Company. While Mr. Latella's experience has been in appraising a full array of property types, his principal focus is in the appraisal and counseling for major retail properties and specialty centers on a national basis. As Senior Director of Cushman & Wakefield's Retail Group his responsibilities include the coordination of the firm's national group of appraisers who specialize in the appraisal of regional malls, department stores and other major retail property types. He has personally appraised and consulted on in excess of 200 regional malls and specialty retail properties across the country.

Senior Appraiser, Valuation Counselors, - Princeton, New Jersey, specializing in the appraisal of commercial and industrial real estate, condemnation analyses and feasibility studies for both corporate and institutional clients from July 1980 to April 1983.

Supervisor, State of New Jersey, Division of Taxation, Local Property and Public Utility Branch - in Trenton, New Jersey, as sisting and advising local municipal and property tax assessors throughout the state from June 1977 to July 1980.

Associate, Warren W. Orpen & Associates, - Trenton, New Jersey, assisting in the preparation of appraisals of residential prop erty and condemnation analyses from July 1975 to April 1977. Formal Education Trenton State College, Trenton, New Jersey Bachelor of Science, Business Administration - 1977

As of the date of this report, Richard W. Latella, MAI, has completed the requirements under the continuing education program of the Appraisal Institute.


                        QUALIFICATIONS OF BRIAN J. BOOTH
                       ----------------------------------

General Experience
- ------------------

Brian J. Booth joined Cushman & Wakefield Valuation Advisory Services in 1995. Cushman & Wakefield is a national full service real estate organization.

Mr. Booth previously worked for two years at C. Spencer Powell & Associates in Portland, Oregon, where he was an associate appraiser. He worked on the analysis and valuation of numerous properties including, office buildings, apartments, industrials, retail centers, vacant land, and special purpose properties.

Academic Education
- ------------------

Bachelor of Science (BS)           Willamette University (1993)
Major: Business-Economics          Salem, Oregon

Study Overseas (Spring 1992)       London University
                                   London, England

Appraisal Education
- -------------------

110   Appraisal Principles                     Appraisal Institute      1993
120   Appraisal Procedures                     Appraisal Institute      1994
310   Income Capitalization                    Appraisal Institute      1994
320   General Applications                     Appraisal Institute      1994
410   Standards of Professional Practice A     Appraisal Institute      1993
420   Standards of Professional Practice B     Appraisal Institute      1993

Professional Affiliation
- ------------------------

Candidate MAI, Appraisal Institute



                              PARTIAL CLIENT LIST
                             ---------------------

                          VALUATION ADVISORY SERVICES

                           CUSHMAN & WAKEFIELD, INC.

                                    NEW YORK

               PROFESSIONALS ARE JUDGED BY THE CLIENTS THEY SERVE


VALUATION ADVISORY SERVICES enjoys a long record of service in a confidential capacity to nationally prominent institutional and corporate clients, investors, government agencies and many of the nations largest law firms. Following is a partial list of clients served by members of VALUATION ADVISORY SERVICES - NEW YORK OFFICE.

Aetna
Air Products and Chemicals, Inc.
Aldrich, Eastman & Waltch, Inc.
Allegheny-Ludlam Industries
AMB Institutional Realty Advisors
America First Company
American Bakeries Company
American Brands, Inc.
American District Telegraph Company
American Express
American Home Products Corporation
American Savings Bank
Apple Bank
Apple South
Archdiocese of New York
Associated Transport
Atlantic Bank of New York
AT&T
Avatar Holdings Inc.
Avon Products, Inc.

Bachner, Tally, Polevoy, Misher & Brinberg
Baer, Marks, & Upham
Balcor Inc.
BancAmerica
Banca Commerciale Italiana
Banco de Brasil, N.A.
Banco Santander Puerto Rico
Banque Paribas
Baker & Mackenzie
Bank of America
Bank of Baltimore
Bank of China
Bank of Montreal
Bank of New York
Bank of Nova Scotia
Bank of Seoul
Bank of Tokyo Trust Company
Bank Leumi Le-Israel
Bankers Life and Casualty Company
Bankers Trust Company
Banque Indosuez
Barclays Bank International, Ltd.
Baruch College
Battery Park City Authority
Battle, Fowler, Esqs.
Bayerische Landesbank
Bear Stearns
Berkshire
Bertlesman Property, Inc.
Betawest Properties
Bethlehem Steel Corporation
Bloomingdale Properties
Borden, Inc.
Bowery Savings Bank
Bowest Corporation
Brandt Organization
Brooklyn Hospital
BRT Realty Trust
Burke and Burke, Esqs.
Burmah-Castrol

Cadillac Fairview
Cadwalader, Wickersham & Taft
Caisse National DeCredit
Campeau Corporation
Campustar
Canadian Imperial Bank of Commerce
Canyon Ranch
Capital Bank
Capital Cities-ABC, Inc.
Care Incorporated
Carter, Ledyard & Milburn
Chase Manhattan Bank, N.A.
Chemical Bank Corporation
Chrysler Corporation
C. Itoh & Company
Citibank, NA
Citicorp Real Estate
City University of New York
Clayton, Williams & Sherwood
Coca Cola, Inc.
Cohen Brothers
College of Pharmaceutical Sciences
Collegiate Church Corporation
Columbia University
Commonwealth of Pennsylvania
Consolidated Asset Recovery Company
Consolidated Edison Company of New York, Inc.
Continental Realty Credit, Inc.
Copley Real Estate Advisors
Corning Glass Works
Coudert Brothers
Covenant House
Cozen and O'Connor
Credit Agricole
Credit Lyonnais
Credit Suisse
Crivello Properties
CrossLand Savings Bank
CSX

Dai-Ichi Kangyo Bank
Dai-Ichi Sempei Life Insurance
Daily News, Inc.
Daiwa Securities
Dart Group Corporation
David Beardon & Company
Davidoff & Malito, Esqs
Dean Witter Realty
Debevoise & Plimpton
DeMatteis Organization
Den Norske Bank
Deutsche Bank
DiLorenzo Organization
Dime Savings Bank
Dodge Trucks, Inc.
Dollar/Dry Dock Savings Bank
Donovan, Leisure, Newton & Irvine
Dreyer & Traub
Dun and Bradstreet, Inc.

Eastdil Realty Advisors
East New York Savings Bank
East River Savings Bank
East Rutherford Industrial Park
Eastman Kodak Company
Eaton Corporation
Eichner Properties, Inc.
Ellenburg Capital Corporation
Emigrant Savings Bank
Empire Mutual Insurance Company
Endowment Realty Investors
Enzo Biochem, Inc.
Equitable Life Assurance Society of America
Equitable Real Estate
European American Bank

F.S. Partners
Famolare, Inc.
Farwest Savings & Loan Association
Federal Asset Disposition Authority
Federal Deposit Insurance Company
Federal Express Corporation
Federated Department Stores, Inc.
Feldman Organization
Fidelity Bond & Mortgage Company
Findlandia Center
First Bank
First Boston
First Chicago
First National Bank of Chicago
First Nationwide Bank
First New York Bank for Business
First Tier Bank
First Winthrop
Fisher Brothers
Fleet Bank
Flying J, Inc.
Foley and Lardner, Esqs.
Ford Bacon and Davis, Inc.
Ford Foundation
Ford Motor Company
Forest City Enterprises
Forest City Ratner
Forum Group, Inc.
Franchise Finance Corporation of America
Fried, Frank, Harris, Shriver & Jacobson
Friendly's Ice Cream Corporation
Fruehauf Trailer Corporation
Fuji Bank
Fulbright & Jaworski

G.E. Capital Corporation
General Electric Credit Corporation
General Motors Corporation
Gerald D. Hines Organization
Gibson Dunn and Crutcher
Gilman Paper
Gladstone Equities
Glimcher Company
Glynwed, Ltd.
Goldman, Sachs & Co.
Greater New York Savings Bank
Greycoat Real Estate Corp.
Greyhound Lines Inc.
Grid Properties
GTE Realty
Gulf Coast Restaurants
Gulf Oil

HDC
HRO International
Hammerson Properties
Hanover Joint Ventures, Inc.
Hartz Mountain Industries
Hawaiian Trust Company, Ltd.
Hertz Corporation
Home Federal
Home Savings of America
HongKong & Shanghai Banking Corporation
Horn & Hardart
Huntington National Bank
Hypo Bank

IDC Corporation
Ideal Corporation
ING Corporation
Integon Insurance
International Business Machines Corporation
International Business Machines Pension Fund
International Telephone and Telegraph Corporation
Investors Diversified Services, Inc.
Iona College
Irish Intercontinental Bank
Irish Life Assurance
Israel Taub
Isetan of America, Inc.

J & W Seligman & Company, Inc.
JMB Realty
J. B. Brown and Sons
J. C. Penney Company, Inc.
J. P. Morgan
Jamaica Hospital
James Wolfenson & Company
Jerome Greene, Esq.
Jewish Board of Family & Children's Services
Jones Lang Wootton

K-Mart Corporation
Kelly, Drye and Warren, Esqs.
Kennedy Associates
Key Bank of New York
Kerr-McGee Corporation
Kidder Peabody Realty Corp.
Kitano Arms Corporation
Knickerbocker Realty
Koeppel & Koeppel
Kronish, Lieb, Weiner & Hellman
Krupp Realty
Kutak, Rock and Campbell, Esqs.

Ladenburg, Thalman & Co.
Lans, Feinberg and Cohen, Esqs.
Lands Division, Department of Justice
Lazard Freres
LeBoeuf, Lamb, Greene & MacRae
Lefrak Organization
Lehman Brothers
Lennar Partners
Lepercq Capital Corporation
Lexington Corporate Properties
Lexington Hotel Corporation
Lincoln Savings Bank
Lion Advisors
Lomas & Nettleton Investors
London & Leeds
Long Term Credit Bank of Japan, Ltd.
Lutheran Church of America
Lynton, PLC

Macluan Capital Corporation
Macy's
MacAndrews and Forbes
Mahony Troast Construction Company
Manhattan Capital Partners
Manhattan College
Manhattan Life Insurance
Manhattan Real Estate Company
Manufacturers Hanover Trust Company
Marine Midland Bank
Mason Tenders
Massachusetts Mutual Life Insurance Company
May Centers, Inc.
Mayer, Brown, Platt
McDonald's Corporation
McGinn, Smith and Company
McGrath Services Corporation
MCI Telecommunications
Mellon Bank
Memorial Sloan-Kettering Cancer Center
Mendik Company
Mercedes-Benz of North America
Meridian Bank
Meritor Savings Bank
Merrill Lynch Hubbard
Merchants Bank
Metropolis Group
Metropolitan Life Insurance Company
Metropolitan Petroleum Corporation
Meyers Brothers Parking System Inc.
Michigan National Corp.
Milbank, Tweed
Millennium Partners
Miller, Montgomery, Sogi and Brady, Esqs.
Mitsui Fudosan - New York Inc.
Mitsui Leasing, USA
Mitsubishi Bank
Mitsubishi Trust & Banking Corporation
Mobil Oil Corporation
Moody's Investors Service
Moran Towing Corporation
Morgan Guaranty
Morgan Hotel Group
Morse Shoe, Inc.
Moses & Singer
Mountain Manor Inn
Mudge Rose Guthrie Alexander & Ferdon, Esqs.
Mutual Benefit Life
Mutual Insurance Company of New York

National Audubon Society, Inc.
National Bank of Kuwait
National Can Company
National CSS
National Westminster Bank, Ltd.
Nelson Freightways
Nestle's Inc.
New York Bus Company
New York City Division of Real Property
New York City Economic Development Corporation
New York City Housing Development Authority
New York City School Construction Authority
New York Life Insurance Company
New York State Common Fund
New York State Employee Retirement System
New York State Parks Department
New York State Teachers
New York State Urban Development Corporation
New York Telephone Company
New York Urban Servicing Company
New York Waterfront
Niagara Asset Corporation
Nippon Credit Bank, Inc.
Nomura Securities
Norcross, Inc.
North Carolina Department of Insurance
NYNEX Properties Company

Olympia and York, Inc.
Orient Overseas Associates
Orix USA Corporation
Otis Elevator Company
Owens-Illinois Corporation

PaineWebber, Inc.
Pan American World Airways, Inc.
Paul, Weiss, Rifkind
Park Tower Associates
Parke-Davis and Company
Paul Weiss Rifkind, Esqs.
Penn Central Corporation
Penn Mutual Life Insurance Company
Pennsylvania Retirement Fund
Penthouse International
Pepsi-Cola Company
Peter Sharp & Company
Petro Stopping Center
Pfizer International, Inc.
Philip Morris Companies, Inc.
Philips International
Phoenix Home Life
Pittston Company
Polyclinic Medical School and Hospital
Port Authority of New York and New Jersey
Postel Investment Management
Prentiss Properties Realty Advisors
Procida Organization
Proskauer Rose Goetz and Mandelsohn, Esqs.
Provident Bank
Prudential Securities
Pyramid Company

Rabobank Nederland
Ratner Group
RCA Corporation
Real Estate Recovery
Realty Income Corporation
Remson Partners
Republic Venezuela Comptrollers Office
Revlon, Inc.
Rice University
Richard Ellis
Richards & O'Neil
Ritz Towers Hotel Corporation
River Bank America
Robert Bosch Corporation
Robinson Silverman Pearce Aron
Rockefeller Center, Inc.
Rockefeller Center Properties
Roman Catholic Diocese of Brooklyn
Roosevelt Hospital
Rosenman & Colin
Royal Bank of Scotland
RREEF
Rudin Management Co., Inc.

Saint Vincent's Medical Center of New York
Saks Fifth Avenue
Salomon Brothers Inc.
Salvation Army
Sanwa Bank
SaraKreek USA
Saxon Paper Corporation
Schroder Real Estate Associates
Schulman Realty Group
Schulte, Roth & Zabel
BDO Seidman
Seaman Furniture Company, Inc.
Security Pacific Bank
Semperit of America
Sentinel Realty Advisors
Service America Corp.
Shea & Gould, Esqs.
Shearman and Sterling, Esqs.
Shearson Lehman American Express
Shidler Group
Sidley & Austin
Silver Screen Management, Inc.
Silverstein Properties, Inc.
Simpson, Thacher and Bartlett, Esqs.
Skadden, Arps, Slate, Meagher & Flom
Smith Barney
Smith Corona Corporation
Sol Goldman
Solomon Equities
Sonnenblick-Goldman
Southtrust Bank of Alabama
Spitzer & Feldman, PC
Stahl Real Estate
Standard & Poors
State Teachers Retirement System of New York
State Teachers Retirement System of Ohio
Stauffer Chemical Corporation
Stephens College
Sterling Drug, Inc.
Stroheim and Roman, Inc.
Stroock and Stroock and Lavan, Esqs.
Sullivan and Cromwell, Esqs.
Sumitomo Life Realty
Sumitomo Mutual Life Insurance Company
Sumitomo Trust Bank
Sun Oil Company
Sutherland, Asbill & Brennan
Swiss Bank Corporation

Tenzer Greenblat, Esqs.
Textron Financial
Thatcher, Proffitt, Wood
The Shopco Group
Thomson Information/Publishing
Thurcon Properties, Ltd.
Tobishima Associates
Tokyo Trust & Banking Corporation
Transworld Equities
Travelers Realty, Inc.
Triangle Industries
TriNet Corporation

UBS Securities Inc.
UMB Bank & Trust Company
Unibank
Union Bank of Switzerland
Union Carbide Corporation
Union Chelsea National Bank
United Bank of Kuwait
United Fire Fighters of New York
United Parcel Service
United Refrigerated
United States District Court, Southern District of New York
United States Life Insurance
United States Postal Service
United States Trust Company
Upward Fund, Inc.
US Cable Corp.

Vanity Fair Corporation
Verex Assurance, Inc.
Victor Palmieri and Company, Inc.
Village Bank
Vornado Realty Trust

W.P. Carey & Company, Inc.
Wachtell, Lipton, Rosen & Katz, Esqs.
Waterfront New York Realty Corporation
Weil, Gotshal & Manges
Weiss, Peck & Greer
Wells Fargo & Co.
Westpac Banking Corporation
Western Electric Company
Western Union International
Westinghouse Electric Corporation
White & Case
Wilkie Farr and Gallagher, Esqs.
William Kaufman Organization
Windels, Marx, Davies & Ives
Winthrop Financial Associates
Winthrop Simston Putnam & Roberts
Witco Corporation
Wurlitzer Company

Yarmouth Group